As filed with the Securities and Exchange Commission on November 9, 2009

Registration No. 333-160774

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-1/A

 (Amendment No. 2)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	75-2308816
(State or other jurisdiction of incorporation	(Primary Standard Industrial Classification	(I.R.S. Employer
or organization)	Code Number)	Identification No.)

No. 14 East Hushan Road, Tai'an City, Shandong
People's Republic of China 271000
(86-538)-620-3897
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
____________________________

Tristan Kuo, Chief Financial Officer	Louis A. Bevilacqua, Esq.
China Biologic Products, Inc.	Pillsbury Winthrop Shaw Pittman LLP
No. 14 East Hushan Road, Tai'an City	2300 N Street, N.W.
Shandong, China 271000	Washington, D.C. 20037-1122
(86-538)-620-3897	(202) 663-8158
(Names, addresses and telephone numbers of agents for service)

____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be	Amount to be	Proposed maximum	Proposed maximum	Amount of registration
registered	registered(1)	offering price per share	aggregate offering price	fee(6)
Common stock, $0.0001 par value	1,335,581(2)	$3.78	$5,048,496 (3)	$282
Common stock, $0.0001 par value	667,791(4)	$4.80	$3,205,397(5)	$179
Total	2,003,372	-	$8,253,893	$461

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued by the registrant to the selling stockholders upon adjustment under anti-dilution provisions covering stock splits, stock dividends and similar transactions.
(2)  Represents shares of the registrant's common stock issuable upon conversion of 3.8% secured convertible notes (the “Notes”) issued in the June 2009 private placement to certain accredited investors. Pursuant to the terms of the Notes issued in connection with the private placement, the Notes covered hereunder are initially, subject to adjustment, convertible or exercisable into an aggregate of 1,335,581 shares of Common Stock.
(3)  The proposed maximum aggregate price per unit was estimated pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee, based on the average of high and low prices of the registrant's common stock as quoted on the over-the-counter bulletin board on July 15, 2009.

(4)  Represents shares of the registrant's common stock issuable upon exercise of three-year warrants to purchase shares of the registrant's common stock by the selling stockholders named in this registration statement.
(5)  Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.

(6)  An aggregate registration fee of $824 has been previously paid in connection with the initially filed registration statement on Form S-1 (No. 333-160774).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no person named in this prospectus is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated November 9, 2009

CHINA BIOLOGIC PRODUCTS, INC.

2,003,372 Shares of Common Stock

     This prospectus relates to the resale of up to 2,003,372 shares of our common stock being offered by the selling stockholders, which includes:

•         1,335,581 shares of Common Stock issuable to the selling stockholders named in this prospectus upon conversion of 3.8% secured convertible notes issued in the June 2009 private placement to certain accredited investors; and

•         667,791 shares of common stock issuable upon the exercise of three-year warrants owned by the selling stockholders named in this prospectus.

     We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash, which we will use for working capital purposes.

     Our common stock is quoted on the over-the-counter bulletin board (the “OTCBB”) maintained by the Financial Industry Regulatory Authority under the symbol “CBPO.” The closing bid price for our common stock on November 2, 2009, is $7.80 per share, as reported by the OTCBB.

     The selling stockholders will sell our shares at prevailing market prices or at privately negotiated prices.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 to read about factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2009.

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.” For certain defined terms, see “Use of Terms” on Page 7.

Overview of Our Business

We are a biopharmaceutical company and through our indirect Chinese subsidiaries, Shandong Taibang and Qianfeng, we are principally engaged in the research, development and manufacturing of plasma-based pharmaceutical products in China. Shandong Taibang operates from our manufacturing facility located in Tai'an City, Shandong Province and Qianfeng operates in Guizhou Province. The collection facilities of our minority-owned subsidiary, Huitian, are located in Xi'an Province. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated by both the provincial and central governments. Accordingly, the manufacturing process of our products is strictly monitored from the initial collection of plasma from human donors to finished products. Our principal products include our approved human albumin and immunoglobulin products.

We are approved to sell human albumin 20%/10ml, 20%/25ml and 20%/50ml. Human albumin is our top-selling product. Sales of these human albumin products represented approximately 57.8% and 63.5% of our total revenues, respectively, for the each of the years ended December 31, 2008 and 2007, and approximately 51.6% and 57.7% of our total revenues, respectively, for the six months ended June 30, 2009 and 2008. Human albumin is principally used to increase blood volume while immunoglobulin is used for certain disease preventions and cures. Shandong Taibang's approved human albumin and immunoglobulin products use human plasma as the basic raw material. Albumin has been used for almost 50 years to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. All of our products are prescription medicines administered in the form of injections.

We sell our products to customers in the PRC, mainly hospitals and inoculation centers. Our sales have historically been made on the basis of short-term arrangements and our largest customers have changed over the years. For the years ended December 31, 2008 and 2007, our top 5 customers accounted for approximately 16.2% and 14.9%, respectively, of our total revenue, and for the six months ended June 30, 2009 and 2008, our top 5 customers accounted for approximately 14.1% and 17.6%, respectively, of our total revenue. For the years ended December 31, 2008 and 2007, our largest customer accounted for approximately 6.4% and 5.3%, of our revenue, respectively, and for the six months ended June 30, 2009 and 2008, our largest customer accounted for approximately 4.2% and 4.2%, of our revenue, respectively. As we continue to diversify our geographic presence, customer base and product mix, we expect that our largest customers will continue to change from year to year.  We have product liability insurance covering all of our products. However, since our establishment in 2002, there has not been any product liability claims nor has any legal action been filed against the Company brought by patients related to the use of our products.

In this prospectus, we refer to information and statistics regarding the plasma-based biopharmaceutical industry that we have obtained from a variety of sources, including:

  The 2006 Hua Yuan Medicine Net Survey

  The China National Institute for the Control of Pharmaceutical and Biological Products

This information is publicly available for free and has not been specifically prepared for us for use in this prospectus or otherwise.

Overview of Our Industry

The collection of human plasma in China is generally influenced by factors such as government regulations, geographical locations of collection stations, sanitary conditions of collection stations, living standards of the donors, and cultural and religious beliefs. Until recently, only licensed Plasmapheresis stations owned and operated by the government could collect human plasma. Furthermore, each collection station was only allowed to supply plasma to the one manufacturer that had signed the “Quality Responsibility” statement with them. However, in March 2006, the Ministry of Health promulgated certain “Measures on Reforming Plasma Collection Stations,” or the Blood Collection Measures, whereby the ownership and management of PRC plasma stations are required to be transferred to plasma-based biopharmaceutical companies and the local government is charged with regulatory supervision and administrative control in accordance with the policies of the central government. Plasma stations that did not complete their reform by December 31, 2006 risked revocation of their license to collect plasma.

The supply of plasma for plasma-based products in the PRC has been on the decline since 2003 from the historical high of annual supply of approximately 7,000 tons to approximately 4,000 tons. We believe that this decline is a direct result of the government's industry reforms of the country's collection practices which led to the closure of many stations that did not meet the new industry standards. Based on reports promulgated by the PRC Ministry of Health, we estimate that the current annual supply of plasma in China amounts to approximately 4,000 tons, as compared to 30,000 tons in the global market, with the six largest manufacturers of plasma products accounting for approximately 50% of the annual plasma collection. In spite of the shortage of plasma supply, revenues from the sale of plasma products in China amounted to approximately $700 million in 2008, and revenues from the sale of human albumin products amounted to about $400 million. We expect that the plasma derivatives market to grow at a 15% rate per year through 2011.

We believe that these regulatory changes, including measures which limit illegal selling of blood, have improved the quality of blood and plasma by increasing cleanliness standards at blood collection stations. As the operation of the plasma stations become more regulated and the donor population expands, we believe that the overall quality of raw materials, such as human albumin will continue to improve, leading to a safer, more reliable finished product.

Competition

We are subject to intense competition. There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than we do. In our industry, many competitive factors may affect our sales of products, including product efficacy, safety, price and cost effectiveness, marketing effectiveness, quality control and quality assurance of our manufacturing operations, research and development of new products and logistical capabilities.

We believe that we have strengthened our position in the marketplace with our recent acquisition of a 90% equity interest in Dalin and its 54% majority-owned operating subsidiary, Qianfeng and a 35% equity interest in Huitian, Xi'an-based biopharmaceutical company.

Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes having comparable medicinal applications or therapeutic effects which are more effective and /or less costly than those produced by us.

Our Growth Strategy

Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we have implemented the following strategies:

  Securing the supply of plasma – Due to the shortage of plasma and the reform of the ownership of plasma stations, our immediate strategy is to negotiate and acquire plasma stations in order to secure our plasma supply. In December 2006, we acquired five of the plasma stations in Shandong Province. Furthermore, in January 2007, we acquired two additional plasma stations in Guangxi Province. See “Raw Materials – Plasma” below. In June 2008, we received approval from the Guangxi Province Bureau of Health to set up a new plasma collection station in Pu Bei County, Guangxi Province, which, when operational, will replace CBP's existing Fang Cheng Plasma Collection Station, or Fang Cheng. We decided to relocate Fang Cheng to a more strategic location to increase collection volumes. During the construction period, Fang Cheng will still continue with its normal operations. With the approval of the Centralized Industry Zone of Pu Bei County, once Fang Cheng becomes operational, expected to be in the fourth quarter of 2009, we hope to expand its coverage area to secure higher collection volumes in the future. We also expect that our recent acquisition of a majority interest in Dalin and its PRC operating subsidiary, Qianfeng, and our acquisition of a minority interest in Huitian, will help secure our plasma supply as well as expand production capacity and market coverage.

•         Acquisition of competitors and/or other biologic related companies – In addition to organic growth, acquisition is an important part of our expansion strategy. Although there are about 32 approved plasma- based biopharmaceutical manufacturers in the market, we believe that there are only 26 manufacturers in operation, only about half of whom will be competitive. The top six manufacturers in China account for more than 50% market share. Furthermore, we believe that the regulatory authorities are considering further reforming the industry and those smaller, less competitive manufacturers will face the possibility of having their manufacturing permits revoked by the regulators, making them potential targets for acquisition. Also, if we are presented with appropriate opportunities, we may acquire additional companies, products or technologies in the biologic related sectors (including but not limited to medical, pharmaceutical and biopharmaceutical).

•         Further strengthening of research and development capability – We believe that, unlike other more developed countries such as the U.S., China's plasma-based biopharmaceutical products are at the initial stage of development. There are many other plasma-based products that are being used in the U.S. which are not currently being manufactured in China. We intend to strengthen our research and development capability so as to expand our product line to include higher-margin, technologically more advanced plasma-based biopharmaceutical products. We believe that our increased focus on research and development will give us a competitive advantage over our competitors

•         Market development and network expansion – Leveraging on the high quality and excellent safety record of our products, we intend (i) to enhance our product penetration with our existing customers by introducing new products and (ii) to extend the reach of our products from our current market to include other provinces where we envision significant market potential.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

•         our ability to overcome competition from local and overseas pharmaceutical enterprises;

•         decrease in the availability, or increase in the cost, of plasma;

•         failure to obtain PRC governmental approval to increase retail prices of certain of our biopharmaceutical products;

•         difficulty in servicing our debt;

•         loss of key members of our senior management; and

•         unexpected change in the PRC government's regulation of the biopharmaceutical industry in China, or changes in China's economic situation and legal environment.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

China Biologic Products, Inc. was originally incorporated on December 20, 1989 under the laws of the State of Texas as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003, merger between Shepherd and GRC Holdings, Inc. or GRC. In the merger, the company adopted the Articles of Incorporation and By-Laws of GRC and changed its corporate name to GRC Holdings, Inc. On January 10, 2007, a Plan of Conversion became effective pursuant to which GRC was converted into a Delaware corporation and changed its name to China Biologic Products, Inc. We conduct our business in China through our indirect PRC operating subsidiaries, Shandong Taibang and Qianfeng. We also have a minority interest in Huitian, a Xi'an based biopharmaceutical company.

The following chart reflects our current corporate organizational structure:

Our principal executive offices are located at No. 14 East Hushan Road, Tai'an City, Shandong, the People's Republic of China 271000. Our corporate telephone number is (86)538-620-2306 and our fax number is (86)538-620-3895. We maintain a website at http://www.chinabiologic.com that contains information about our operating company, but that information is not part of this prospectus.

Use of Terms

Except as otherwise indicated by the context, all references in this prospectus to:

•         “BVI” are to the British Virgin Islands;

•         “China Biologic,” the “Company,” “we,” “us,” or “our,” are to the combined business of China Biologic Products, Inc., a Delaware corporation, and its direct and indirect subsidiaries;

•         “Dalin” are to our majority owned subsidiary, Chongqing Dalin Biologic Technologies Co., Ltd., a PRC limited company;

•         “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•         “Hong Kong” are to the Hong Kong Special Administrative Region of the People's Republic of China. “China”

•         “Huitian” are to Xi'an Huitian Blood Products Co., Ltd., our minority owned PRC operating subsidiary;

•         “Logic Express” are to our wholly owned subsidiary Logic Express Limited, a BVI company;

•         “Logic Holdings” a to Logic Holdings (Hong Kong) Limited, our wholly-owned Hong Kong subsidiary;

•         “PRC” are to the People's Republic of China;

•         “Qianfeng” are to Qianfeng Biological Products Co., Ltd., Dalin's majority owned PRC operating subsidiary;

•         “RMB” are to Renminbi, the legal currency of China; “Securities Act” are to the Securities Act of 1933, as amended;

•         “Shandong Medical” are to Shandong Taibang's wholly owned PRC subsidiary, Shandong Missile Medical Co., Ltd.;

•         “Shandong Taibang” are to our subsidiary Shandong Taibang Biological Products Co. Ltd., a sino-foreign joint venture incorporated in China; and

•         “U.S. dollar,” “$,” “USD” and “US$” are to the legal currency of the United States.

Throughout this prospectus, we have converted RMB to USD as follows:

December 31, 2008
Balance sheet	RMB 6.82 to US$1.00
Statement of income and comprehensive income	RMB 6.94 to US$1.00

December 31, 2007
Balance sheet	RMB 7.29 to US$1.00
Statement of income and comprehensive income	RMB 7.59 to US$1.00

As the result of foreign currency fluctuations the financial statements if prepared as of the date of this prospectus would present different figures. The change of the foreign currency rate of USD to RMB as of November 2, 2009 would require a translation of amounts from RMB into USD according to the following exchange rates:

November 2, 2009
Balance sheet	RMB 6.83 to US$1.00
Statement of income and comprehensive income	RMB 6.84 to US$1.00

The Offering

Common stock offered by selling stockholders

2,003,372 shares of our common stock that are issuable to the selling stockholders, including up to 1,335,581 shares of our common stock issuable upon the conversion of 3.8% secured convertible notes issued to, and up to 667,791 shares of our common stock issuable upon the exercise of outstanding warrants held by, the selling stockholders named in this prospectus. This number represents 8.46% of our current outstanding common stock(1)

Common stock outstanding before the offering	21,739,942 shares.

Common stock outstanding after the offering	23,743,314 shares, assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the selling stockholders.

Proceeds to us

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants, if exercised for cash, held by the selling stockholders which we will use for working capital purposes.

Over-the-Counter Bulletin Board Symbol:	CBPO

Risk Factors:	See “Risk Factors” beginning on page 11 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common stock.

(1) Based on 23,743,314 shares of common stock outstanding (assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the selling stockholders).

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table summarizes selected financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.” The financial statement data as of and for each of the fiscal years ended December 31, 2007 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial statement data as of and for each of the six months ended June 30, 2008 and 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

(All amounts in U.S. dollars, except per share data)

STATEMENT OF INCOME
	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007
Revenues	$54,330,143	$19,774,849	$46,751,160	$32,398,669
Cost of revenues	15,376,695	5,587,026	14,040,602	9,945,921
Gross profit	38,953,448	14,187,823	32,710,558	22,452,748
Operating expenses	12,357,402	5,590,563	12,374,787	9,695,333
Income from operations	26,596,046	8,597,260	20,335,771	12,757,415
Income before taxes and noncontrolling Interest	23,567,071	8,530,626	19,886,115	12,245,838
Provision for income taxes	5,012,295	2,864,325	4,596,603	2,074,560
Net income attributable to noncontrolling interest	7,325,713	1,364,347	3,303,841	1,991,902
Net income attributable to controlling interest	11,229,063	4,301,954	11,985,671	8,179,376
Basic Earnings Per Share	0.52	0,20	0.56	0.38
Diluted Earnings Per Share	0.52	0.20	0.56	0.37

BALANCE SHEET DATA	June 30,		December 31,
	2009		2008	2007
Working capital	$17,098,928		$6,267,039	$9,149,810
Current assets	81,917,735		25,195,816	15,727,332
Total assets	154,789,741		67,169,392	33,305,245
Current liabilities	64,818,807		18,928,777	6,577,522
Long-term debt	41,534		5,868,000	-
Total liabilities	78,258,008		25,120,484	6,881,608
Shareholders' equity	47,115,627		37,243,527	22,100,179
Noncontrolling interest	29,416,106		4,805,381	4,181,338
Total liabilities and equity	154,789,741		67,169,392	33,305,245

RISK FACTORS

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing our common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information about us contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We face risks related to general domestic and global economic conditions and to the current credit crisis. Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provide us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, may impact our ability to manage normal relationships with our customers, suppliers and creditors. The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers, suppliers and creditors. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

In addition, the demand for our products is largely affected by the general economic conditions in China as our products are still not affordable to many patients. As China's economy grows, we expect more Chinese people will become consumers of medical treatments and procedures, including procedures requiring human plasma. However, we expect that the current global economic slowdown will result in slower economic growth in China and a depressed economic environment which in turn may make our products less affordable to more patients and result in an overall decreased demand for our products. Such reductions and disruptions could have a material adverse effect on our business operations.

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan. If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations or further business expansion.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources, especially in light of the current global financial crisis and the market downturn. To raise funds, we may need to issue new equities or bonds which could result in additional dilution to our shareholders and investors. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities or contain covenants that would restrict our operations and strategy. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

We have a significant amount of debt, which could have negative consequences to us.

We have a significant amount of debt. As of June 30, 2009, we had, on a consolidated basis, approximately $21.4 million principal amount of indebtedness outstanding. Our substantial indebtedness could have important consequences, including:

•         increasing our vulnerability to adverse general economic and industry conditions and adverse changes in governmental regulations;

•         limiting our ability to obtain additional financing to fund capital expenditures and other general corporate requirements;

•         requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other general corporate purposes;

•         limiting our flexibility in planning for or reacting to changes in our business and the industry in which we operate; and

•         placing us at a competitive disadvantage compared to our less leveraged competitors.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If in the future we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. We cannot assure you that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, our interest expense may increase if general economic conditions result in an increasing interest rate environment. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

If the PRC government bans or limits plasma-based biopharmaceutical products, our operations, revenues and profitability would be adversely affected.

The principal raw materials of our existing and planned biopharmaceutical products is human source plasma, which, due to its unique nature, is subject to various quality and safety control issues which include, but are not limited to, contaminations and blood-born diseases. In addition, limitations of current technology pose biological hazards inherent in plasma that have yet to be discovered which could result in a wide spread epidemic due to blood infusion. The primary law that regulates plasma products in China is the PRC Pharmaceutical Law, the Implementation Rules on the PRC Pharmaceutical Law and the Regulations on the Administration of Blood Products. These rules and regulations require entities producing blood products to strictly comply with certain hygienic standards and specifications promulgated by the government. In the event that human plasma is discovered to be noncompliant with the government's hygienic standards and specifications, the health department may revoke the registration and/or the approval of the blood product, or otherwise limit the use of such blood product. If the PRC government bans or limits plasma-based biopharmaceutical products, our operations, revenues and profitability would be adversely affected.

If the plasma from Shandong Province are found to be contaminated, or the supply from these plasma stations becomes restricted, our operation, revenues and profitability would be adversely affected.

We currently source plasma mainly from human donations to our plasma stations in Shandong and Guangxi Provinces, and Qianfeng sources its plasma from stations in Guizhou Province. If any of our human donors is infected with certain diseases, then the plasma from such donor may be infected. If such contaminated plasma is not appropriately screened out, our entire plasma source may become contaminated. If the plasma from these collection stations are found to be contaminated or the supply from these plasma stations becomes restricted, our operation, revenues and profitability would be adversely affected.

If we are unable to adequately monitor our plasma stations our plasma supply may be tainted and we will be subject to sanctions by the government which would have a material adverse effect on our business.

As part of the industry reform initiative by the Chinese government, in 2006 we acquired the assets of five of the six then existing plasma stations in Shandong Province through our wholly owned subsidiaries, Xia Jin Plasma Company, the Qi He Plasma Company, the He Ze Plasma Company, the Zhang Qiu Plasma Company and the Yang Gu Plasma Company. We received permits to operate these subsidiaries in January 2007. In April 2007, we acquired the assets of two additional plasma stations, one through our newly formed subsidiary, the Huan Jiang Plasma Company, and the other through our majority owned subsidiary, the Fang Cheng Plasma Company, which is 80% owned by Shandong Taibang and 20% owned by Lin Feng, an unrelated third party. We obtained necessary permits and commenced their operation in July and August 2007, respectively. Qianfeng, the main operating subsidiary of our recently acquired Dalin, is the 85% owner of the seven plasma stations in Guizhou province. Huitian, the 35% minority owned by the Company, has three plasma stations operate in Shaanxi province. While we monitor our blood plasma intake procedures through frequent unscheduled inspections of our stations, there remains a risk that our blood supply may become tainted during the collection process. Our blood supply may become tainted if we accept blood from donors whose blood shows any irregular findings including HIV, Hepatitis C and liver disease. We pre-screen all donors in order to ensure that these diseases are not present. If our blood supply becomes tainted, the consequences for our business could be severe. We could be subject to civil liability from suits brought by consumers and to criminal liability and loss of our registration if we are found by the government to have been criminally negligent.

Our operations, sales, profit and cash flow will be adversely affected if our albumin products fail inspection or are delayed by regulators.

Each batch of our albumin products requires inspection by Chinese government regulators before we can ship it to our customers. The PRC State Food and Drug Authority, or the SFDA, has a quality standard which considers, among other things, the appearance, packing capacity, thermal stability, pH value, protein content and percentage of purity of the product. In order to pass inspection, our plasma must test negative for any blood irregularities, including Hepatitis C, HIV and liver disease. The plasma must be packaged in 25 separate 600g bags and boxed with a packing list and labeled to be consistent with computer records. The plasma must then be stored at -20°C as soon as possible after collection to ensure that it will congeal within 6 hours. Government regulators usually take one month to inspect a batch of albumin products. The process begins when the regulator randomly selects samples of our albumin products and delivers them to the National Institute for the Control of Pharmaceutical and Biological Products, or the NICBPB, in Beijing for testing, and the process ends when the products are given final approval by the NICBPB. In the event that the regulators delay the approval of our products, change the requirements in such a way that we are unable to comply with those requirements, or require our other products to be inspected by regulators before we can ship them to our customers, our operations, sales, profit and cash flow will be adversely affected.

We rely on a Secondment Agreement with the Shandong Institute, which is expected to terminate upon the future privatization of the Shandong Institute, for over 39% of our Shandong Taibang employees. If the Secondment Agreement is breached or terminated, it could have an adverse effect on our operations and on our financial results.

The Shandong Province Institute of Biological Products, or the Shandong Institute, has provided us with approximately 131 of our employees out of a total of approximately – 753 employees, pursuant to a secondment agreement, or Secondment Agreement, dated October 28, 2002, between Shandong Taibang and the Shandong Institute. Pursuant to the Secondment Agreement, we are responsible for the salaries of these employees, as well as for their social benefits such as insurance. Our Secondment Agreement with the Shandong Institute will expire on the sooner to occur of October 2032 or upon the privatization of the Shandong Institute, which was originally expected to occur before the end of 2008. However, the completion of privatization of Shandong Institute has been further delayed indefinitely due to slower action taken by the Shandong Ministry of Health in implementing the privatization plan. Upon expiration or termination of the Secondment Agreement, we plan to hire the seconded employees directly. However, we cannot be sure that all of the employees will accept our employment offers at that time. Guang Li Pang, Shandong Taibang's Deputy Chief Executive Officer, Yun Hua Gao and Dian Cong Liu, our Senior Technical Advisors are employed through the Secondment Agreement. Although none of our seconded employees have indicated that they do not plan to continue working for our Company after the privatization, if the Secondment Agreement is terminated or expires and we are unable to hire replacement employees on time, our operations, as well as our financial results, may suffer.

If the distributors who we rely on do not purchase our products, our business and results of operations will be adversely affected.

We sell all of our products in China through our network of about 397 distributors located in about 27 provinces and municipal cities throughout China. While we have established working relationships with many of our distributors and strictly regulate their sales and marketing activities by annual distribution agreements, there are no restrictions in these distribution agreements preventing our distributors from also supplying products produced by our competitors. Our own marketing and sales staff work to develop and maintain relationships with our distributors, but there can be no assurance that we will be able to maintain such relationships. For the years ended December 31, 2008 and 2007, direct sales to distributors represented approximately 65.6% and 58.3%, respectively, of our total revenues. If a number of our distributors cease to purchase our products and we are unable to find suitable replacement, our business and results of operations will be adversely affected.

Our inability to successfully research and develop new biological pharmaceutical products could have an adverse effect on our future growth.

We believe that the successful development of biological pharmaceutical products can be affected by many factors. Products that appear to be promising in the early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycles for new medicine for which we must obtain a Certificate of New Medicine from the PRC Ministry of Health, is a relatively lengthy process. In our experience, the process of conducting research and various tests on new products before obtaining a Certificate of New Medicine and subsequent procedures may take approximately three to five years. There is no assurance that our future research and development projects will be successful or that they will be completed within the anticipated time frame or budget. Also, there is no guarantee that we will receive the necessary approvals from relevant authorities for the production of our newly developed products. Even if such products could be successfully commercialized, there is no assurance that they will be accepted by the market as anticipated.

Our financial position and operations may be materially and adversely affected, if our product liability insurance does not sufficiently cover our liabilities.

Under current PRC laws, manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC or the PRC Civil Law, which became effective in 1987, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability.

In 1993, the PRC promulgated the Product Quality Law of the PRC or the Product Quality Law, which was revised in 2000. The Product Quality Law was enacted to protect the rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under the Product Quality Law, manufacturers who produce defective products may be subject to fines and required to cease production, and in severe cases, be subject to criminal liability and may have their business licenses revoked.

In 1993, the Law of the PRC on the Protection of the Rights and Interests of Consumers or the Consumers' Rights Law was promulgated to further protect the legal rights and interests of consumers in connection with the purchase or use of goods and services. All businesses, including our business, must observe and comply with the Consumers' Rights Law.

We maintain product liability insurance for sales in the PRC for all of our products in the amount of approximately $2.9 million (RMB 20 million). Although no one has filed any claims in relation to the use of our pharmaceutical products, our financial position and operations may be materially and adversely affected, if our insurance coverage is insufficient to cover a successful claim.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our success, to a certain extent, is attributable to the expertise and experience of our senior management and key research and technical personnel, including Chao-Ming Zhao, our Chief Executive Officer, Yu-Yun Tristan Kuo, our Chief Financial Officer, Tung Lam, the Chief Executive Officer of Shandong Taibang and Dian Cong Liu, the Chief Technical Adviser of Shandong Taibang, who carry out key functions in our operation. If we lose the service of any of our senior management or key research or technical personnel or fail to attract additional personnel with suitable experience and qualification, our business operations and research capability may be adversely affected.

Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

Due to our limited operating history and recent additions to our management team, certain of our senior management and employees have worked together at our company for only a relatively short period of time. Specifically, Chao Ming Zhao became our Chief Executive Officer in June 2008 after serving as our Chief Financial Officer since November 2006 and Y. Tristan Kuo became our Chief Financial Officer in June 2008 and had served as our Vice President-Finance since September 2007. Siu Ling Chan and Lin Ling Li became our directors in July 2006. In addition, while Mr. Zhao, Ms. Chen and Ms. Lin were employed in various capacities by Logic Express and Shandong Taibang, Mr. Kuo is a newcomer to our Company. As a result of these circumstances, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to address future challenges to our business.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional companies, products or technologies. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management. Our company has little experience with integrating newly acquired businesses. Potential problems encountered by each organization during mergers and acquisitions would be unique, posing additional risks to the company. The diversion of our management's attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, relationships with employees, customers and suppliers as a result of integration of new businesses.

We may lose our competitive advantage and our operations may suffer if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property.

None of our products are currently covered by patents, except for the trademark “Lu Yue” that has been licensed to us by the Shandong Institute for our use as in the labeling of human-use medicine, biopreparate and blood products, pursuant to a trademark license agreement, dated February 27, 2007. We plan to apply for patents for our manufacturing processes. The patent application will be subject to approval from the relevant PRC authorities. We may not be able to successfully obtain the approval of the PRC authorities for our patent applications. Furthermore, third parties may assert claims to our proprietary procedures, technologies and systems. These proprietary procedures, technologies and systems are important to our business as they allow us to maintain our competitive edge over our competitors.

While we are not aware of any infringement on our intellectual property and we have not been notified by any third party that we are infringing on their intellectual property, our ability to compete successfully and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks. In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years with a view to tightening up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

We rely on confidentiality agreements with our management and employees to protect our confidential proprietary information. However, the protection of our intellectual properties may be compromised as a result of:

•         departure of any of our management members or employees in possession of our confidential proprietary information;

•         breach by such departing management member or employee of his or her confidentiality and non-disclosure undertaking to us;

•         infringement by others of our proprietary information and intellectual property rights; or

•         refusal by relevant regulatory authorities to approve our patent or trademark applications.

Any of these events or occurrences may have a material adverse effect on our operations and the measures that we have put into place to protect our intellectual property rights may not be sufficient. Litigation to enforce our intellectual property rights could result in substantial costs and may not be successful. If we are not able to successfully defend our intellectual property rights, we might lose rights to technology that we need to conduct and develop our business. This may seriously harm our business, operating results and financial condition, and enable our competitors to use our intellectual property to compete against us.

Furthermore, if third parties claim that our products infringe their patents or other intellectual property rights, we may be required to devote substantial resources to defend against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. We cannot guarantee that we will be able to modify our products on commercially reasonable terms.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales.

Our products are manufactured solely at our production facility located in Tai'an City, Shandong Province in the PRC. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply, or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production and have a material adverse effect on our business, financial condition and results of operations.

We maintain insurance policies covering losses with respect to damages to our properties and products. We do not have insurance coverage for machinery and inventories of raw materials. There is no assurance that our insurance would be sufficient to cover all of our potential losses.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. A report of our management is included under Item 9A(T) of our Form 10-K for the year ended December 31, 2008. In addition, Section 404 requires the independent registered public accounting firm auditing a company's financial statements to also attest to and report on the operating effectiveness of such company's internal controls. However, we will not be subject to these requirements until our annual report for the fiscal year ending December 31, 2009. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent registered public accountants. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accountants with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

There is a dispute between the former shareholders of Shandong Taibang that calls into question our ownership of 66%, or a majority, of our primary operating subsidiary, which if not resolved in our favor will adversely affect our business.

Mr. Zu Ying Du was one of the original equity holders in our operating subsidiary, Shandong Taibang. Pursuant to a joint venture agreement, among the original equity holders, Mr. Du was obligated to make a capital contribution of RMB 20 million (or approximately $2.6 million) for a 25% interest in Shandong Taibang. Mr. Du made this contribution using funds borrowed from the Beijing Chen Da Technology Investment Company, or Beijing Chen Da. Mr. Du failed to repay Beijing Chen Da for his loan of the capital contribution amount. Mr. Du disputes that the money was due and owing. A Beijing court found that Beijing Chen Da had given money to Mr. Du but found that the loan agreement failed to comply with Chinese law. A notice was issued on July 5, 2004 by the Shenzhen Public Security Bureau Economic Crime Investigation Unit requesting a stay of the Beijing action pending their investigation into money laundering relating to the 20 million RMB loan to Zu Ying Du.

Subsequently, Beijing Chen Da entered into an equity transfer agreement with Mr. Du, pursuant to which Mr. Du's 25% equity interest in Shandong Taibang was transferred to Beijing Chen Da as repayment of the RMB 20 million debt. This agreement was signed by Mr. Du's brother who held a power of attorney from Mr. Du. Mr. Du disputes the legitimacy of this transfer and has argued that his brother, Du Hai Shan, exceeded the scope of the power of attorney. Mr. Du sued his brother in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is slated to be reviewed again by the Hubei Jingzhou Intermediate Court.

Missile Engineering, another original equity holder wholly controlled by Mr. Du, was obligated to contribute RMB 32.8 million (or $4.2 million) for a 41% interest in Shandong Taibang by means of cash, equipment and patent technology. It was obligated to obtain new drug certificate and production license of its patent technology from the government within a stipulated period in order to be recognized as a valid capital contribution, or in the alternative, make a cash payment. The patent technology was valued as RMB 26.4 million (or approximately $3.4 million). However, Missile Engineering failed to obtain the new drug certificate and production license within the stipulated period. Mr. Du also disputes whether the period for obtaining the certificate and license had expired. Pursuant to a stockholders resolution on September 26, 2004, Missile Engineering agreed to sell its 41% interest in Shandong Taibang to Up-Wing and Up-Wing agreed to take up the obligation of Missile Engineering to pay the RMB 26.4 million in cash. Missile Engineering disputes this transaction and sued the brother of Mr. Du in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is slated to be reviewed again by the Hubei Jingzhou Intermediate Court.

In June 10, 2005, Beijing Chen Da also sold its equity interest in Shandong Taibang to Up-Wing Investments Limited, or Up-Wing, pursuant to a share transfer agreement, which became effective on September 2, 2005, upon approval by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. In March 2006, Up-Wing sold its equity interests in Shandong Taibang to Logic Express, our subsidiary.

In 2006, Missile Engineering applied for arbitration before the China International Economic and Trade Arbitration Commission, or CIETAC, to challenge the effectiveness of the transfer to Up-Wing Investments Limited, of the equity interests in Shandong Taibang formerly owned by Missile Engineering. The equity transfer had been approved by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. Missile Engineering later voluntarily withdrew this application and instead applied for administrative reconsideration of the equity transfer, but this application was rejected by the Ministry of Commerce in 2007. Missile Engineering applied with the District Court of Lixia District, Jinan City, Shandong province requesting revocation of Shandong COFTEC's approval of the equity transfer to Up-wing by Missile Engineering. Missile Engineering later voluntarily withdrew the action. In April 2007, Logic Express initiated an arbitration proceeding before the Shandong Tai'an Arbitration Committee, to establish that Logic Express is the lawful shareholder of Shandong Taibang. The parties to that proceeding were Logic Express Ltd. and Shandong Taibang Biological Products Co., Ltd. The Arbitration Committee's decision on September 6, 2007 confirmed that Logic Express had legitimate ownership as a result of the transfer of Shandong Taibang. Up-Wing started an action in the Intermediate Court of Tai'an City, Shandong province requesting the court to establish that Up-Wing is the lawful shareholder of Shandong Taibang. The Intermediate Court of Tai'an City, Shandong province on December 20, 2007 rejected the application on the basis that the same matter had been tried by the arbitration panel.

Up-Wing filed a defamation case in the District Court of Hi-technology and Industry Development District, Tai'an City, Shandong province claiming defamation against Mr. Du and the 21st Century Economic Report Newspaper. Judgment in favor of Up-Wing was rendered on July 22, 2008 ordering the newspaper and Mr. Du to publish an apology to Up-Wing.

Mr. Du and Missile Engineering have filed two actions in the Intermediate Court of Wuhan City, Hubei province, against the following defendants, Du Hai Shan, his brother, Beijing Chen Da and Logic Express. Mr. Du and Missile Engineering have requested that the Wuhan Intermediate Court to restore the equity interests originally held by the plaintiffs, 25% equity interest held by Mr. Du and 41% equity interest held by Missile Engineering. The Wuhan Intermediate Court has issued a preliminary order attaching 66% of the equity of Shandong Taibang pending the outcome of the case.

Dr. Du has alleged that Mr. Lam, the current CEO of our subsidiary Taibang, was formerly known as Lin Zepin and that the individual, Lin Zepin, was court martialed for smuggling in Fujian in 1999. Dr. Du alleges that Lin Zepin was released from prison in 2003. Mr. Lam denies these statements and has provided an affidavit stating that he was never know as Lin Zepin and has not been convicted of any crime. If it were determined that Mr. Lam, the CEO of Taibang, was formerly known as Lin Zepin and was in fact convicted of a crime, our business and results of operations could be adversely affected.

Failure to resolve these disputes in our favor may adversely affect our business and operations.

RISKS RELATING TO OUR FINANCIAL CONDITION

We face risks related to general domestic and global economic conditions and to the current credit crisis.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provide us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, has impacted accounts receivable collectivity from our customers, and may impact our ability to pay suppliers and creditors. If the current situation deteriorates significantly, we could see a tightened cash flow position and an abnormal amount of bad debt expenses related to the general economic slow-down, or supplier or customer disruptions resulting from tighter credit markets. Such reductions and disruptions could have a material adverse effect on our business operations.

Our cash flow could be negatively affected as a result of our extension of relatively long payment terms to customers that we believe are credit worthy.

As is customary in our industry, we extend relatively long payment terms (up to six months) to customers that we believe are credit worthy. The dollar amount of our accounts receivable, net of our allowance for doubtful accounts as of December 31, 2008 and 2007 was $313,087 and $316,869, respectively. The bad debt (credit) expenses for the years ended December 31, 2008 and 2007 were ($56,462) and $221,813, respectively. Although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. Shandong Taibang as began its operation in October 2002. With the rapid growth of the industry, it has experienced a high growth rate since 2002. Furthermore, we did not acquire a controlling interest in Shandong Taibang until September 2005. As such, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. We may not be able to achieve a similar growth rate in future periods. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance.

We face risks associated with debt financing (including exposure to variation in interest rates).

Our total outstanding indebtedness, entirely comprising of long-term bank loan, as of December 31, 2008 was $5.9 million. The interest rate on this long-term bank loan is fixed at 7.02% per annum. Our obligations under our existing loans have been mainly met through the cash flow from our operations and our financing activities. We are subject to risks normally associated with debt financing, including the risk of significant increase in interest rates and the risk that our cash flow will be insufficient to meet required payment of principal and interest. In the past, cash flow from operations had been sufficient to meet payment obligations and/or we have been able to roll over our borrowings. There is however no assurance that we will be able to do so in the future. We may also underestimate our capital requirements and other expenditures or overestimate our future cash flows. In such event, additional capital, debt or other forms of financing may be required for our working capital. If any of the aforesaid events occur and we are unable for any reason to raise additional capital, debt or other financing to meet our working capital requirements, our business, operating results, liquidity and financial position will be adversely affected.

We will incur capital expenditures in the future in connection with our growth plans and therefore may require additional financing.

To grow our sales volume, we need to increase our raw material supplies and strengthen our commitment to our research and development efforts to accelerate new product development. We plan to solve our raw materials shortage through either the building of new plasma collection stations or through scaling up our existing collection stations, both of which will require substantial capital expenditures. We anticipate that our capital expenditure for the next 12 months will be approximately $2.5 million. Such expenditures are likely to be incurred in advance of any increase in sales. Our revenue may not increase after these capital expenditures are incurred. This will depend on, among other factors, on our ability to maintain or achieve high capacity utilization rates. Any failure to increase our revenue after incurring capital expenditure to expand production capacity will reduce our profitability.

We may need to obtain additional debt or equity financing which may result in dilution to our stockholders and have a material adverse economic effect on our business.

We may need to obtain additional debt or equity financing to fund our capital expenditures. Additional equity financing may result in dilution to our shareholders. Additional debt financing may be required, which, if obtained, may:

•         limit our ability to pay dividends or require us to seek consents for the payment of dividends;

•         increase our vulnerability to general adverse economic and industry conditions;

•         limit our ability to pursue our growth plan;

•         require us to dedicate a substantial portion of our cash flow from operations as payment for our debt, thereby reducing availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and/or

•         limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us.

RISKS RELATING TO OUR INDUSTRY

If our supply of quality plasma is interrupted, our results of operations and profitability will be adversely affected.

The production of plasma-based biopharmaceutical products relies on the supply of plasma of suitable quality. For the years ended December 31, 2008 and 2007, the cost of plasma used by us for production accounted for approximately 76% and 73%, respectively, of total production cost. The supply and market prices of plasma may be adversely affected by factors such as regulatory restrictions, weather conditions or outbreak of diseases which would impact our costs of production. We may not be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or market prices of plasma may adversely affect our results of operations and profitability.

The biopharmaceutical industry in the PRC is strictly regulated and changes in such regulations may have an adverse effect on our business.

The biopharmaceutical industry in the PRC is strictly regulated by the government. The regulatory regime, such as administrative approval of medicines and production approvals, comprises of series of regulations and administrative rules. The PRC regulatory authorities may amend such regulations and administrative rules and promulgate new regulations and administrative rules from time to time. Changes in these regulations and administrative rules could have a significant impact on our business. Such changes may have any adverse impact on our business.

We may not be able to carry on our business if we lose any of the permits and licenses required by the PRC Government in order to carry on our business.

All pharmaceutical manufacturing and distribution enterprises in the PRC are required to obtain from various PRC governmental authorities certain permits and licenses, including, in the case of manufacturing enterprises, a Pharmaceutical Manufacturing Permit and, in the case of distribution enterprises, a Pharmaceutical Distribution Permit.

We have obtained permits and licenses and the GMP certificates, required for the manufacture of our pharmaceutical products. These permits and licenses held by us are subject to periodic renewal and/or reassessment by the relevant PRC Government authorities and the standards of compliance required in relation thereto may from time to time be subject to changes. We intend to apply for the renewal of such permits and licenses when required by applicable laws and regulations. Any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct our business or increase our compliance costs may adversely affect our operations or profitability. Any failure by us to obtain such renewals may have a material adverse effect on the operation of our business. In addition, we may not be able to carry on business without such permits and business licenses being renewed.

We may encounter increased competition from both local and overseas pharmaceutical enterprises as a result of a relaxation of the PRC regulatory approval process for plasma-based biopharmaceutical products or a relaxation of international trade restrictions. A change in our competitive environment could adversely affect our profitability and prospects.

Our continued ability to compete depends on the development of the plasma-based biopharmaceutical manufacturing industry in China. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated by both provincial and central governments. Prior to engaging in the collection and production of plasma products, companies such as ours are required to obtain collection permits from the central health department and production permits and certificates for each new product formulation from the various provincial food and drug authorities. We have the advantage of being already approved by the state to collect plasma from human donors and manufacture and sell plasma-based biopharmaceutical products in Shandong Province, and our research and development department has become familiar with the provincial product approval process. However, although we believe that the regulatory requirements pose a competitive barrier to entry into the biopharmaceutical industry, over time there may be new entrants. If the government relaxes these restrictions and allow more competitors to enter into the market, these competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than us. Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products having comparable medicinal applications or therapeutic effects which are more effective or less costly than those produced by us.

In addition we expect that competition from imported products will increase as a result of a trend towards lower import tariffs and China's admission as a member of the WTO in December 2001. We believe that lower import tariffs will result in more affordable pricing for imported biopharmaceutical products manufactured overseas as compared to domestically manufactured products such as ours. In addition, China's membership in the WTO makes it more accessible to foreign biopharmaceutical manufacturers who may wish to set up production facilities in the PRC and compete directly with domestic manufacturers. The expected increased supply of both domestic and foreign competitively priced biopharmaceutical products in the PRC will result in increased competition. There is no assurance that our strategies to remain competitive can be implemented successfully as scheduled or at all. Our inability to remain competitive may have an adverse effect on our profitability and prospects.

If we do not receive PRC governmental approval to increase the retail prices of certain of our biopharmaceutical products our revenues may be adversely affected.

Retail prices of certain of our biopharmaceutical products in the PRC are subject to the control of the relevant central and provincial price administration authorities. The actual price for any given price-controlled product set by manufacturers, wholesalers and retailers cannot exceed the price ceiling imposed in accordance with the applicable government price control rules. Only those pharmaceutical products which are included in the Insurance Catalogue administered at the central or provincial level are subject to price control.

Our two principal product categories, human albumin and human rabies immunoglobulin, which accounted for a total of approximately 65.5% of our total revenues for the year ended December 31, 2008, were subject to national price control regulations in the PRC. Hence, the prices of those products could not be increased at our discretion above the relevant controlled retail price ceiling without prior governmental approval. This, in turn, may affect the ex-factory prices set by us for our products and we therefore do not have unfettered freedom to maximize our profits. It is uncertain whether we will be able to obtain necessary approvals to increase the price of any of our products.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•         Level of government involvement in the economy;

•         Control of foreign exchange;

•         Methods of allocating resources;

•         Balance of payments position;

•         International trade restrictions; and

•         International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

We are a Delaware holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 667,791 shares of common stock registered for resale under this prospectus, we would receive approximately $5.7 million in the aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes, such as for the purchase of plasma and other raw materials used in the production of our biopharmaceutical products.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends. Any gains on an investment in our common stock will likely occur through an increase in our stock price, which may or may not occur. Our board of directors will make any future decisions regarding dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on the OTCBB under the symbol “CBPO,” but has not been traded except on a limited and sporadic basis. The CUSIP number is 16938C 10 6.

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Prices (1)
	High	Low
Year Ended December 31, 2009
First Quarter	2.45	1.69
Second Quarter	5.00	2.25
Third Quarter	8.00	3.55
Fourth Quarter (through November 2, 2009)	9.70	6.90
Year Ended December 31, 2008
First Quarter	5.85	3.30
Second Quarter	4.32	2.76
Third Quarter	4.70	2.00
Fourth Quarter	2.79	1.26
Year Ended December 31, 2007
First Quarter	N/A	N/A
Second Quarter	3.15	2.70
Third Quarter	3.40	2.70
Fourth Quarter	15.00	3.80

__________________

(1)	The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

All of the shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

We currently have outstanding 21,739,942 shares of common stock, all of which can currently be sold under Rule 144.

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. We are subject to the information reporting requirements of the Exchange Act. As such, we file annual, quarterly and current reports and other documents with the SEC. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

As of November 2, 2009, there were approximately 450 stockholders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

DILUTION

Our net tangible book value per share of common stock as of June 30, 2009 was $3.16. Net tangible book value per share is determined by dividing our net tangible book value (total assets less intangible assets including knowhow, trademarks and copyrights and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a biopharmaceutical company and through our indirect Chinese subsidiaries, Shandong Taibang and Qianfeng, we are principally engaged in the research, development and manufacturing of plasma-based pharmaceutical products in China. Shandong Taibang operates from our manufacturing facility located in Tai'an City, Shandong Province and Qianfeng operates in Guizhou Province. Our minority owned subsidiary, Huitian, operates from facilities in Xi'an Province. The plasma-based biopharmaceutical manufacturing industry in China is highly regulated by both the provincial and central governments. Accordingly, the manufacturing process of our products is strictly monitored from the initial collection of plasma from human donors to finished products. Our principal products include our approved human albumin and immunoglobulin products.

We are approved to sell human albumin 20%/10ml, 20%/25ml and 20%/50ml. Human albumin is our top-selling product. Sales of these human albumin products represented approximately 57.8% and 63.5% of our total revenues, respectively, for the each of the years ended December 31, 2008 and 2007, and approximately 51.6% and 57.7% of our total revenues, respectively, for the six months ended June 30, 2009 and 2008. Human albumin is principally used to increase blood volume while immunoglobulin is used for certain disease preventions and cures. Shandong Taibang's approved human albumin and immunoglobulin products use human plasma as the basic raw material. Albumin has been used for almost 50 years to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. All of our products are prescription medicines administered in the form of injections.

We sell our products to customers in the PRC, mainly hospitals and inoculation centers. Our sales have historically been made on the basis of short-term arrangements and our largest customers have changed over the years. For the years ended December 31, 2008 and 2007, our top 5 customers accounted for approximately 16.2% and 14.9%, respectively, of our total revenue, and for the six months ended June 30, 2009 and 2008, our top 5 customers accounted for approximately 14.1% and 17.2%, respectively, of our total revenue. For the years ended December 31, 2008 and 2007, our largest customer accounted for approximately 6.4% and 5.3%, of our revenue, respectively, and for the six months ended June 30, 2009 and 2008, our largest customer accounted for approximately 4.2% and 4.2%, of our revenue, respectively. As we continue to diversify our geographic presence, customer base and product mix, we expect that our largest customers will continue to change from year to year.

We operate and manage our business as a single segment. We do not account for the results of our operations on a geographic or other basis.

All our business has been conducted in Renminbi, the official currency of China. Renminbi is still not a free floating currency. The value of Renminbi is subject to changes in the Chinese government's policies and depends to a large extent on China's domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars has generally been stable, and Renminbi has appreciated against the U.S. dollar since July 2005.

Principal Factors Affecting Our Financial Condition

The following are key factors that affect our financial condition and results of operations and we believe them to be important to the understanding of our business:

Global Financial Crisis

The ongoing downturn in global financial markets has is expected to slow down China's GDP growth, and may have an adverse effect on the demand for our products which are still not affordable to many PRC patients. If the current global economic slowdown continues and a depressed economic environment make our products less affordable to more patients or result in an overall decreased demand for our products, such reductions and disruptions could have a material adverse effect on our projected total sales increase and deteriorate our profit margins.

We believe that due to the rate of attrition of non-compliant companies in the wake of increased governmental regulations imposed on our industry, we have not yet seen a decline in the demand for our products. However, we can give no assurance that this demand for our products will continue.

Raw Material Prices

The primary raw material used in the production of our albumin and immunoglobulin products is human plasma. These products are still not affordable to many PRC patients. As China's economy grows, we expect more Chinese people will become consumers of medical treatments and procedures, including procedures requiring the use of human plasma, resulting in increased demand for human plasma. Collection of human plasma in China is regulated and until recently, only licensed Plasmapheresis stations owned and operated by the government could collect human plasma. Each collection station was only allowed to supply plasma to the one manufacturer that has signed the “Quality Responsibility” statement with them. The price of human plasma is negotiated on an annual basis and is determined by a number of factors including, but not limited to, the cost of operating the collection stations, the nutritional supplement fee awarded to the donors for each donation, and the anticipated volume of total plasma donated. However, in March 2006, the Ministry of Health promulgated certain “Measures on Reforming Plasma Collection Stations,” or the Blood Collection Measures, whereby the ownership and management of PRC plasma stations are required to be transferred to plasma-based biopharmaceutical companies while the regulatory supervision and administrative control remain with the State. Plasma stations that did not complete their reform by December 31, 2006, risked revocation of their license to collect plasma.

In December 2006, we acquired five of the six then existing plasma stations in Shandong. On January 1, 2007 we obtained the permit to operate these stations. These acquisitions have allowed us to have direct influence on the operation of these collection stations and secure a stable source of plasma supply for production. In April 2007, we acquired two plasma stations in Guangxi Province, and we obtained permit to operate them.

The foregoing acquisitions have led to an increase in our plasma supply and did not result in any material differences in our cost structure. Due to current market conditions, we have generally been able to pass substantially all cost increases in recent years on to our customers.

Prices of and Demand for Our Products

In recent years, due to increased regulatory restrictions and market demand, we have been able to increase the selling price of most of our key products. The demand for our products is largely affected by the general economic conditions in China because they are still not affordable to many patients. As China's economy grows, we expect more Chinese people will become consumers of medical treatments and procedures, including procedures requiring human plasma. A significant improvement in the economic environment in China will likely improve consumer income which in turn would make our products more affordable and consequently increase the demand for our products. We have been able to expand our product range and markets by introducing new products required by customers. We believe that our technical expertise is important in introducing products that are in demand.

Production Capacity

Our sales volume is limited by our annual production capacity. As we grow our business in the future, our ability to fulfill additional and larger orders will depend on our ability to increase our production capacity. Our plan to expand our production capacity will depend on, inter alia, the availability of capital to meet our needs of expansion or upgrading of production lines, and the availability of stable plasma supply.

As of December 2008, our production capacity was 700 metric tons per annum. We estimate that the production capacity of our major competitors ranges from 300 tons to 1,000 tons per annum. Due to the shortage of raw material supply, our current production capacity should be sufficient for next couple years.

Competition

We are subject to intense competition. There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than we do. In our industry, we compete based upon product quality, product cost, ability to produce a diverse range of products and logistical capabilities.

We believe that we have strengthened our position in the marketplace with our recent acquisition of a 90% equity interest in Dalin and its 54% majority-owned operating subsidiary, Qianfeng and a 35% equity interest in Huitian, Xi'an-based biopharmaceutical company.

Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes with comparable medicinal applications or therapeutic effects which are more effective or less costly than those produced by us. Please refer to “Competition” for more information regarding this factor.

Taxation

United States and British Virgin Islands

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States. Our subsidiary, Logic Express Ltd., was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

China

Before the implementation of the New EIT Law, Foreign Invested Enterprises, or FIEs, established in the PRC are generally subject to an enterprise income tax, or EIT, rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. The New EIT Law imposes a unified EIT of 25.0% on all domestic enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these pending changes, the New EIT Law gives the FIEs established before March 16, 2007, or Old FIEs, such as our 82.76% owned subsidiary Shandong Taibang, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatment. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT law, are allowed to remain to enjoy their preference until these holidays expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

Under the New EIT Law, dividend distributions paid out of earnings from our PRC subsidiaries are subject to a withholding tax at 10%. This new dividend withholding tax, however, will only be levied on our PRC subsidiary in respect of profits earned in 2008 onwards. Profits distributed after January 1, 2008 but related to financial results generated in the year ended December 31, 2007 and prior years will not be subject to dividend withholding tax.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then our global income will be subject to PRC income tax of 25.0% .

As a sino-foreign joint venture company, Shandong Taibang has been granted a preferential tax holiday by the Tax Bureau of the PRC as of 2003. Accordingly, Shandong Taibang is entitled to tax concessions from 2003 whereby the profit for the first two financial years beginning with the first profit-making year is exempt from income tax in the PRC, and the profit for each of the subsequent three financial years is taxed at 50% of the prevailing state income tax rate. Local income tax of 3% is exempted for five years starting from the first profit-making year. Shandong Taibang will be allowed the benefits of tax holidays under the grandfather treatment over a five-year transition period, and the applicable income rate will be 25% after the tax holiday. According to the PRC's central government policy, new or high technology companies will enjoy preferential tax treatment of 15%, instead of 25%. On February 12, 2009, Shandong Taibang received the new technology or high technology certification from Shandong provincial government. The Certification allows the Company to receive the 15% preferential income tax rate, for a period of three years starting from January 1, 2008.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our revenues.

All amounts, other than percentages, in U.S. dollars

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
Revenue	$54,330,143	$19,774,849	$46,751,160	$32,398,669
Cost of Revenue	15,376,695	5,587,026	14,040,602	9,945,921
Gross Profit	38,953,448	14,187,823	32,710,558	22,452,748
Operating Expenses:
Selling	1,694,110	1,005,094	2,212,073	4,434,721
General and administrative	9,827,709	4,121,854	7,684,493	4,651,434
Research and development	835,583	463,615	1,166,494	609,178
Stock-based compensation (general and administrative)	-	-	1,311,727	-
Total Operating Expenses	12,357,402	5,590,563	12,374,787	9,695,333
Income from Operations	26,596,046	8,597,260	20,335,771	12,757,415
Other Expense (Income):
Interest Expense (Income), net	1,254,767	14,182	373,497	88,686
Other Expense (Income), net	35,310	52,452	251,390	422,891
Equity in loss (income) of unconsolidated affiliate	50,143	-	(175,231)	-
Change in fair value of derivative liabilities	1,688,755	-	-	-
Total Other Expense	3,028,975	66,634	449,656	511,577
Income Before Taxes and Noncontrolling Interest	23,567,071	8,530,626	19,886,115	12,245,838
Provision for income taxes	5,012,295	2,864,325	4,596,603	2,074,560
Net income attributable to noncontrolling interest	7,325,713	1,364,347	3,303,841	1,991,902
Net Income attributable to controlling interest	$11,229,063	$4,301,954	$11,985,671	$8,179,376

As a percentage of Revenues	Six Months Ended June 30,		Years Ended December 31,
	2009	2008
	(unaudited)	(unaudited)	2008		2007
Revenue:	100.0%	100.0%	100%		100%
Cost of Revenue:	28.3%	28.3%	30.03%		30.70%
Gross Profit	71.7%	71.7%	69.97%		69.30%
Operating Expenses:
Selling	3.1%	5.1%	4.73%		13.69%
General and administrative	18.1%	20.8%	16.44%		14.36%
Research and development	1.5%	2.3%	2.50%		1.88%
Stock-based compensation(general and administrative)	0.0%	0.0%	2.81%		-
Total Operating Expenses	22.7%	28.3%	26.47%		29.93%
Income from Operations	49.0%	43.5%	43.50%		39.38%
Other Expense(Income):
Interest expense (Income)	2.3%	0.1%	0.80%		0.27%
Other expense (Income)	0.1%	0.3%	0.54%		1.31%
Equity in loss (income) of unconsolidated affiliate	0.1%	-	(0.37%	)	-
Change in fair value of derivative liabilities	3.1%	-	-		-
Total Other Expense	5.6%	0.3%	0.96%		1.58%
Income Before Taxes and Noncontrolling Interest	43.4%	43.1%	42.54%		37.80%
Provision for income taxes	9.2%	14.5%	9,83%		6.40%
Net income attributable to noncontrolling interest	13.5%	6.9%	7.07%		6.15%
Net Income attributable to controlling interest	20.7%	21.8%	25.64%		25.25%

For the Six-Month Periods Ended June 30, 2009 and 2008 (Unaudited)

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue and key components of our revenue for the periods indicated in dollars. The financial data for the six months ended June 30, 2009 reflect the operating results of the Company and its majority-owned subsidiaries, including Dalin, while the financial data for the same period in 2008 only reflect the operating results of the Company and its subsidiaries Logic Express and Taibang.

	Six Months		$	%
	Ended June 30,		Increase	Increase
	2009	2008	(Decrease)	(Decrease)
Revenue	$54,330,143	$19,774,849	$34,555,294	174.7%
Cost of revenue	15,376,695	5,587,026	9,789,669	175.2%
Gross profit	38,953,448	14,187,823	24,765,625	174.6%
Gross profit as a percentage of revenue	71.7%	71.7%
Operating expenses	12,357,402	5,590,563	6,766,839	121.0%
Other expense	3,028,975	66,634	2,962,341	4,445.7%
Income before taxes and noncontrolling interest	23,567,071	8,530,626	15,036,445	176.3%
Income taxes	5,012,295	2,864,325	2,147,970	75.0%
Net income before noncontrolling interest	$18,554,776	$5,666,301	$12,888,475	227.5%

Revenues. Our revenues are derived primarily from the sales of our human albumin and immunoglobulin products. Our revenues increased 174.7%, or 34,555,294, to $54,330,143 for the six months ended June 30, 2009, compared to revenues of $19,774,849 for the same period of 2008. The increase in revenues during the first six months of 2009 is primarily attributable to a general increase in the price of plasma based products, but was partially offset by a decrease in our sales volume for two of our products. Among the factors that contributed to the growth in revenue, foreign exchange translation accounted for 8.9% of the increase. Our financial results for the six months ended June 30, 2009 also benefited from the consolidation of Dalin, which we acquired in the first quarter of 2009. Dalin contributed approximately $23.4 million in revenue, which accounted for approximately 43.6% of our total revenue for the six months ended June 30, 2009. All of our approved products, except human hepatitis B immunoglobulin, recorded price increases ranging from 5.4% to 47.6% . For the six months ended June 30, 2009, the average price for our approved human albumin products, which contributed 51.6% to our total revenues, increased 5.4%, the average price for our approved human immunoglobulin for intravenous injection products, which contributed 35.9% to our revenues, increased 19.1%, and the average price for our approved human tetanus immunoglobulin products, which contributed 2.5% to our revenue, increased 13.8%, and the average price for our approved human rabies immunoglobulin products, which contributed 4.7% to our revenues, increased 47.6%, as compared to the same period in 2008. On July 1, 2008, the SFDA implemented the new 90-day quarantine period on plasma raw material. This new measure further tightens the raw material that is available for production, and has adversely impacted the already short supply of plasma-based products. As a result, during the six months ended June 30, 2009, the supply of plasma-based products remained very tight industry-wide.

The continuing price increase of our products since 2008 was primarily attributable to the government's stringent control on the quality standard of the plasma-based production industry, which resulted in a shortage in the supply of finished products. We were able to adjust our production plan to take advantage of the limited market supply of plasma resources to realize higher profit margins. In addition, there is a shortage in the market supply for human albumin products which has increased the value of our products in the market place. The plasma-based industry has been immune from the impact of the on-going global financial crisis as the demand for our products has out-paced supply. As a result, our selling price, cost of revenue and operating expenses during the second quarter of 2009 were not impacted by the global financial turmoil. With the acquisition of Dalin, and its operating subsidiary Qianfeng, the Company is better situated to serve its existing and new customers with expanded production capacity and market coverage. Our management expects that our revenue growth will remain strong for the remainder of 2009.

Cost of Revenues. Our cost of sales increased $9,789,669, or 175.2%, to $15,376,695 for the six months ended June 30, 2009, from $5,587,026 during the same period in 2008. This increase was partly due to an 8.9% increase in foreign exchange translation, in addition to an actual 166.3% increase in cost of revenues. The increase in cost of revenues is primarily due to our consolidation of Dalin and the increase in the cost of raw material costs in connection with the expansion of our donor base during the 2009 period. Cost of revenues as a percentage of sales revenue remains at 28.3% for the six months ended June 30, 2009 and 2008.

Gross Profit. Gross profit increased by $24,765,625, or 174.6%, to $38,953,448 for the six months ended June 30, 2009, from $14,187,823 for the same period in 2008. As a percentage of sales revenue, our gross profit margin remains at 71.7% for the six months ended June 30, 2009 and 2008. The amount increase in our gross profit is due primarily to the consolidation of Dalin.

Operating Expenses. Our total operating expenses increased by $6,766,839, or 121.0%, to $12,357,402 for the six months ended June 30, 2009, from $5,590,563 for the same period in 2008. The increase was primarily attributable to the 138.4% increase in our general and administrative expenses during the 2009 period, as well as the 68.6% increase in selling expense, and the 80.2% increase in Research and development expenses. As a percentage of sales revenue, total operating expenses decreased by 5.6% to 22.7% for the six months ended June 30, 2009, from 28.3% for the same period in 2008.

     Selling Expenses. For the six months ended June 30, 2009, our selling expenses increased to $1,694,110, from $1,005,094 for the same period in 2008, an increase of $689,016, or 68.6%. As a percentage of sales, our selling expenses for the six months ended June 30, 2009 decreased by 2.0%, to 3.1%, from 5.1% for the same period in 2008. The increase in selling expenses is due primarily to our consolidation of Dalin’s selling activities as well as more efforts spent on broadening new hospital customers. The decrease in selling expenses as a percentage of sales is due to our expanded sales following the Dalin acquisition.

      General and Administrative Expenses. For the six months ended June 30, 2009, our general and administrative expenses increased to $9,827,709, from $4,121,854 for same period in 2008, a $5,705,855, or 138.4% increase. General and administrative expenses as a percentage of sales decreased by 2.7% to 18.1% for the six months ended June 30, 2009, from 20.8% for the same period in 2008. The dollar increase was mainly due to an increase in our personnel-related costs and extra depreciation and amortization expenses in connection with our acquisition of Dalin as result of fair value adjustments, as well as additional professional service charge related to the acquisition of Dalin. Noncash employee compensation for the six months ended June 30, 2009 decreased to $54,967, from $1,263,188 for the same period in 2008, primarily as a result of grants to employees, consultants and directors made under our 2008 Equity Incentive Plan during our second quarter of 2008. The $54,967 compensation expense, which was included in the General and Administrative Expenses, represents the amortization of the compensation expense related to the grant of options to the independent directors.

     Research and Development Expenses. For the six months ended June 30, 2009 and 2008, our research and development expenses were $835,583 and $463,615, respectively, an increase of $371,968 or 80.2%. As a percentage of revenues, our research and development expenses for the six months ended June 30, 2009 and 2008 were 1.5% and 2.3%, respectively. The dollar increase was due primarily to the consolidation of Dalin and increased costs from continuing clinical trial on new products, while the decrease in the percentage of revenues is due to the consolidation of Dalin.

Change in Fair Value of Derivative Liability. The Company analyzes all financial instruments with features of both liabilities and equity under FAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” FAS 133, “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” and EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock.” Before the adoption of EITF 07-5 as of January 1, 2009, the warrants issued in 2006 were accounted for as equity instruments. Because the strike price of the warrants is denominated in USD and the Company’s functional currency is the RMB, the warrants are now classified as a derivative liability carried at fair value, with periodic changes in the fair value charged or credited to income each period. Similarly, the embedded derivatives (including the conversion option) in our senior secured convertible notes and warrants that were issued in June 2009 are classified as derivative liabilities carried at fair value. For the six months ended June 30, 2009 and 2008, the Company recognized a loss on the change in the fair value of derivative liabilities of $1,688,755 and $0, respectively. Future changes in the market price of our common stock could cause the fair value of these derivative financial instruments to change significantly in future periods.

Interest Expense (income), net. Our net of interest expense increased $1,240,585 to $1,254,767 for the six months ended June 30, 2009, from $14,182 for the same period in 2008. The increase in interest expense is primarily due to financing related to the acquisition of Dalin.

Income before Taxes and Non-Controlling Interest. Income before taxes and non-controlling interest for the six months ended June 30, 2009 and 2008 was $23,567,071 and $8,530,626, respectively, an increase of $15,036,445, or 176.3%. Income before taxes and non-controlling interest as a percentage of revenues was 43.4% and 43.1% for the six months ended June 30, 2009 and 2008, respectively. The increase is due directly to an increase in the selling prices of our products and the consolidation of Dalin.

Provision for Income Taxes. Our provision for income taxes increased $2,147,970, or 75.0%, to $5,012,295 for the six months ended June 30, 2009, from $2,864,325 for the same period in 2008. The increase in provision for income taxes is mainly due to the consolidation of Dalin, which was offset by the decrease of Taibang’s provision for income taxes as Taibang accrued its 2008 taxes at 25% before it was granted with preferential 15% tax rate for the 2008 tax year in early 2009. Our effective tax rate for the quarter ended June 30, 2009 and 2008 was 21.3% and 33.6%, respectively.

Non-controlling interest. Non-controlling interest increased $5,961,366 or 436.9%, to $7,325,713 for the six months ended June 30, 2009, from $1,364,347 for the same period in 2008.

Net Income attributable to controlling interest. As a result of the factors described above, net income attributable to controlling interest increased $6,927,109, or 161.0%, to $11,229,063 during the six months ended June 30, 2009, from $4,301,954 for the same period in 2008.

Comparison of Fiscal Years Ended December 31, 2008 and 2007

The following table sets forth key components of our results of operations for the fiscal years ended December 31, 2008 and 2007, both in dollars and as a percentage of our net sales.

	Fiscal Years Ended December 31		$	Percentage
	2008	2007	Increase	Increase
			(Decrease)	(Decrease)
Revenue	$46,751,160	$32,398,669	$14,352,491	44.3%
Cost of revenue	14,040,602	9,945,921	4,094,681	41.2%
Gross profit	32,710,558	22,452,748	10,257,810	45.7%
Gross profit as a percentage of revenue	70.0%	69.3%	0.7%
Operating expenses	12,374,787	9,695,333	2,679,454	27.6%
Other expense	449,656	511,577	(61,921)	(12.1%	)
Income before taxes and noncontrolling interest	19,886,115	12,245,838	7,640,277	62.4%
Income taxes	4,596,603	2,074,560	2,522,043	121.6%
Net income before noncontrolling interest	$15,289,512	$10,171,278	$5,118,234	50.3%

Revenues. Our revenues are derived primarily from the sales of human albumin and various types of immunoglobulin. Our revenues increased 44.3%, or $14,352,491, to $46,751,160 for the fiscal year ended December 31, 2008, compared to revenues of $32,398,669 for the fiscal year ended December 31, 2007. The increase in revenues during fiscal year 2008 is primarily attributable to a general increase in the price of plasma based products, which was partially offset by a decrease in our sales volume except for one of our products. Among the factors that contributed to the growth in revenue, foreign exchange translation accounted for 12.5% of the increase. All of our approved products, except human rabies immunoglobulin, recorded price increases ranging from 29.7% to 227.7% . For the fiscal year ended December 31, 2008, the average price for our approved human albumin products, which contributed 57.8% to our total revenues, increased 29.7%, the average price for our approved human immunoglobulin for intravenous injection, which contributed 22.0% to our revenues, increased 102.8%, and the average price for our approved human tetanus immunoglobulin, which contributed 3.2% to our revenue, increased 76.3%, as compared to the same period in 2007. During fiscal year 2008, the SFDA implemented the new 90-day quarantine period on plasma raw material effective July 1, 2008. This new measure further tightens the raw material that is available for production, and has adversely impacted the already short supply of plasma-based products. As a result, volume in sales for our human albumin, human hepatitis B immunoglobulin, human rabies immunoglobulin and human tetanus immunoglobulin products decreased by 7.4%, 41.7%, 27.1% and 30.3%, respectively, while the sales volume for approved our human immunoglobulin for intravenous use increased by 39.2%, respectively, for the fiscal year ended December 31 2008, as compared to the same period in 2007.

Price increase of our products between 2007 and 2008 was primarily attributable to the government's stringent control on the quality standard of the plasma-based production industry, which resulted in a shortage in the supply of finished products. We were able to adjust our production plan to take advantage of the limited market supply of plasma resources to realize higher profit margins. In addition, there is a shortage in the market supply for human albumin products which has increased the value of our products in the market place. According to the SFDA spokeswoman, Ms. Yan Jiang Ying in a September 2007 press conference, there is a critical shortage in the market supply of human albumin due to the shortage of plasma raw material. According to Ms. Yan, the overall market supply of human albumin was 117, 127 and 48 metric tons during 2005, 2006 and the first 8 months of 2007, respectively. Our sales of human albumin products for 2005, 2006 and 2007 were 4.2, 6.0 and 5.9 metric tons, respectively, which we believe, in light of the SFDA supply data, represents a steady increase in our market share for the periods 2005, 2006 and 2007 from 3.6%, to 4.7% and to 8.2%, respectively. The plasma-based industry has been immune from the impact of the on-going global financial crisis as the demand for our products has out-paced supply. As a result, our selling price, cost of revenue and operating expenses during the fiscal year 2008 were not impacted by the global financial turmoil.

Cost of Revenues. Our cost of sales increased $4,094,681, or 41.2%, to $14,040,602 for the year ended December 31, 2008, from $9,945,921 during the same period in 2007. This increase was mainly due to a 12.2% increase in foreign exchange translation, in addition to the actual 28.9% increase in cost of revenues. The increase in cost of revenues is primarily due to the increase in cost of raw material. The raw material cost as a percentage of total cost of revenues is 76% in 2008, as compared to the 73% in 2007. Cost of revenues as a percentage of sales was 30.0% for the fiscal year ended December 31, 2008, as compared to 30.7% during the same period in 2007. The decrease in cost of revenue as a percentage of sales is primarily due to the favorable selling price increase, as well as our management's ability to maintain efficiencies in our production process.

Gross Profit. The gross profit increased by $10,257,810, or 45.7%, to $32,710,558 for the fiscal year ended December 31, 2008 from $22,452,748 for the same period in 2007. As a percentage of sales revenue, our gross profit increased by 0.7% to 70.0% for the fiscal year ended December 31, 2008, from 69.3% for the same period in 2007. The increase in our gross profit as a percentage of revenues is due primarily to the increase in selling prices, as well as our management's ability to maintain efficiencies in our production process.

Operating Expenses. Our total operating expenses increased by $2,679,454, or 27.6%, to $12,374,787 for the fiscal year ended December 31, 2008, from $9,695,333 for the same period in 2007. As a percentage of sales revenue, total expenses decreased by 3.4% to 26.5% for the fiscal year ended December 31, 2008 from 29.9% for the same period in 2007. The increase was primarily attributable to the 65.2% increase in our general and administrative expenses during the 2008 period, which was offset by the 50.1% decrease in selling expense.

     Selling Expenses. For the fiscal year ended December 31, 2008, our selling expenses decreased to $2,212,073, from $4,434,721 for the fiscal year ended December 31, 2007, a decrease of $2,222,648, or 50.1% . As a percentage of sales, our selling expenses for the fiscal year ended December 31, 2008 decreased by 9.0%, to 4.7%, from 13.7% for the fiscal year ended December 31, 2007. The substantial decrease in selling expenses is the reflection of the normalization of the marketing strategy that initiated on the third quarter of 2007. Specifically, we awarded sales bonuses of $0.36 million to sales personnel for their outstanding achievement in generating revenue in 2007. Moreover, we aggressively launched marketing efforts by holding more conferences in conjunction with our distributors in most major cities, at an additional cost of approximately $1.4 million for the year ended December 31, 2007. In connection with these marketing efforts, our sales force also incurred additional expenses of approximately $0.3 million. With the marketing efforts in 2007, the Company was able to obtain higher sales with a substantial lower level of selling expenses in 2008.

     General and Administrative Expenses. For the fiscal year ended December 31, 2008, our general and administrative expenses increased to $7,684,493, from $4,651,434 for the fiscal year ended December 31, 2007, a $3,033,059, or 65.2% increase. General and administrative expenses as a percentage of sales increased by 2.0% to 16.4% for the fiscal year 2008 from 14.4% for the fiscal year 2007. The dollar and percentage increase was mainly due to the increase of personnel cost of $0.9 million, increase of professional expenses related to the costs of being a public reporting company of $0.2 million and write off of $0.9 million bad debt.

     Research and Development Expenses. For the fiscal years ended December 31, 2008 and 2007, our research and development expenses were $1,166,494 and $609,178, respectively, an increase of $557,316 or 91.5% . As a percentage of revenues, our research and development expenses for the fiscal year ended December 31, 2008 and 2007 were 2.5% and 1.9%, respectively. The dollar and percentage increase was primarily due to the cost of research activities and the clinical trial on our new products during the period.

     Non-cash Employee Compensation. Effective May 9, 2008, our board of directors adopted the 2008 Plan under which a total of 5,000,000 shares of our common stock may be issued. During the year ended December 31, 2008, we granted an aggregate of 937,500 immediately vested options to purchase shares of our common stock to our employees and consultants under the 2008 Plan and granted ten-year options to purchase an additional 60,000 shares of common stock, with one-half scheduled to vest on January 24, 2009 and the remaining half scheduled to vest on July 24, 2009, to our three independent directors. Non-cash employee compensation for the year ended December 31, 2008 increased to $1,311,727, from $0 for the same period in 2007, primarily as a result of our adoption of the 2008 Plan and grants to employees and consultants made thereunder. The $1,311,727 compensation expense represents the 937,500 shares of options fully vested on June 1, 2008 and the amortization of the compensation expense of options to purchase 30,000 shares that will vest on January 24, 2009.

Income Tax Expense. Our provision for income taxes increased $2,522,043, or 121.6%, to $4,596,603 for the year ended December 31, 2008, from $2,074,560 for the same period in 2007. Our effective tax rate for the year ended December 31, 2008 was 23.1%, and our 2007 effective tax rate was 16.9% .

Net Income before Minority Interest. Our net income before minority interest increased $5,118,234, or 50.3%, to $15,289,512 for the year ended December 31, 2008, from $10,171,278 for the same period in 2007. Income before taxes and minority interest as a percentage of revenues was 32.7% and 31.4% for the year ended December 31, 2008 and 2007, respectively. The increase is due directly to an increase in the selling prices of our products and the reduction of the selling expenses during the year ended December 31, 2008.

Liquidity and Capital Resources

As of June 30, 2009, we had cash and cash equivalents of $49.5 million, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders. With the bank credit facilities that are available to us and other financing activities, we expect that cash on hand, funds generated from our operations and funds generated from companies that we may acquire in the future will be sufficient to satisfy our current and future commitments for at least the next twelve months. We do not believe that we have any significant short term liquidity problems. The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in U.S. dollars)
	For the Six-Month Period Ended		For the Fiscal Year Ended
	June 30,		December 31,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
Net cash provided by operating activities	$28,429,522	$6,623,785	$20,020,039	$12,650,904
Net cash provided by (used in) investing activities	(1,901,121)	(2,285,295)	(21,666,504)	(9,210,814)
Net cash provided by (used in) financing activities	14,083,254	(992,880)	4,785,780	(3,122,278)
Effects of Exchange Rate Change in Cash	52,750	419,599	665,268	424,001
Net Increase in Cash and Cash Equivalents	40,664,405	3,765,209	3,804,583	741,813
Cash and Cash Equivalents, Beginning	8,814,616	5,010,033	5,010,033	4,268,220
Cash and Cash Equivalents, End	$49,479,021	$8,755,242	$8,814,616	$5,010,033

Operating activities

Net cash provided by operating activities was $28.4 million for the six months ended June 30, 2009, as compared to $6.6 million net cash provided by operating activities for the same period in 2008. The increase in net cash provided by operating activities was mainly due to the increase in consolidated net income of $6.9 million to $112 million for the six months ended June 30, 2009, as compared to $4.3 million in the same period of 2008. For the six months ended June 30, 2009, the net income attributed to non-controlling interest of $7.3 million, our non-cash activities of $5.5 million, the increase in customer deposit provided $4,251,476 in net cash, and increase in other payables and accrued liabilities of $4.6 million, which was offset by a $4.1 million increase in inventory.

Net cash provided by operating activities was $20.0 million for the fiscal year ended December 31, 2008, as compared to $12.7 million net cash provided by operating activities for the same period in 2007. The increase in net cash provided by operating activities was mainly due to the increase in net income of $3.8 million to $12.0 million for the fiscal year ended December 31, 2008, as compare to $8.2 million in the same period of 2007. For the year ended December 31, 2008, the non-cash activities of $6.7 million and the increase in other payables and taxes payable provided $2.7 million and 3.6 million, respectively, in net cash, which was offset by the $4.7 million increase in inventory.

Investing activities

Our use of cash for investing activities is primarily for the acquisition of property, plant and equipment and intangibles. Net cash used in investing activities for the six months ended June 30, 2009 was $1.9 million, as compared to $2.3 million net cash used in investing activities during the same period of 2008. The cash used for the payment of Dalin acquisition were offset by the acquisition of Dalin’s existing cash.

Net cash used for investing activities for the fiscal year ended December 31, 2008 was $21.7 million, as compared to $9.2 million in the same period of 2007. The increase of net cash used for investing activities was mainly attributable to advances for potential acquisition of $14.2 million, payment for unconsolidated affiliate of $3.2 million, and the additional capital expenditures in plant and equipment for production and plasma collecting operations to support continued strong growth in our business.

Financing activities

Net cash provided by financing activities for the six months ended June 30, 2009 was $14.1 million as compared to $1.0 million used in financing activities in the same period of 2008. The increase of the cash provided by financing activities was mainly attributable to the proceeds from issuance of convertible note of $9.0 million and bank loans of $13.5 million, which was offset by shareholders loan payment of $2.7 million and long term bank loan payment of $5.9 million.

Net cash provided by financing activities for the year ended December 31, 2008 totaled $4.8 million as compared to $3.1 million used in financing activities in the same period of 2007. The increase of the cash provided by financing activities was mainly attributable to the proceeds from long-term loans of $5.8 million, which was offset by the repayment of short-term bank loan of $0.7 million.

On June 10, 2009, we completed a private placement transaction with a group of accredited investors.  Pursuant to a securities purchase agreement with the investors (who are the selling stockholders named below), we issued to the investors, 3.8% senior secured convertible notes,  in the aggregate principal amount of $9,554,140, convertible into 2,388,535 shares of our common stock and warrants to purchase up to 1,194,268 shares of our common stock.  The securities issued represented approximately 13.41% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after closing date.  In connection with the private placement transaction, on June 10, 2009, we also entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, a registration statement registering for resale the shares issued to the investors in the private placement. As part of compensation for its services, Oppenheimer & Co. Inc. (“Opco”), our placement agent in the transaction also received a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the securities purchased by first-time investors in the Company, at an exercise price of $6.00 per share.  The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

On June 10, 2009, the closing date for the private placement, the total dollar value of the securities underlying the convertible notes was $10,987,261, and the total dollar value of the securities underlying the warrants was $5,732,486, based on the $4.60 market price per share of the Company’s Common Stock as quoted on the over-the-counter bulletin board on that date.  We received $9,554,140 in gross proceeds from the private placement.

Other than the payments set forth below, we have not made and are not required to make any payments to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

Nature of Payment	Purpose	Amount/Value
Investor Legal Fees:	It is usual and customary for an issue to agree to assume the costs of legal fees incurred by investors in a private placement. In connection with the private placement transaction the Company agreed to reimburse the Selling Stockholders, within a month of the closing, for up to $250,000 in any legal fees and other expenses incurred by the Selling Stockholders in connection with the transaction.	$250,000
Placement Agent Fees:

Oppenheimer & Co, Inc. acted as the placement agent in the private placement transaction and, as consideration for its services, OpCo received a cash fee equal to 6.1% of the gross proceeds received from the sale of the securities, and a three-year warrant to purchase common stock representing 5% of the securities purchased by first-time investors,

		$455,374(1)
Registration Expenses:

In connection with the private placement transaction, on June 10, 2009, the Company also entered into a registration rights agreement with the Selling Stockholders pursuant to which we agreed to file a registration statement registering for resale the shares underlying the securities issued to the Selling Stockholders in the private placement and the subject of this Registration Statement.

		$71,824(2)
Interest Payment	Under the terms of the Notes, we are obligated to make approximately $272,314 in interest payments in the first year following the closing date.	$272,314
	TOTAL	$1,049,512

(1)

Represents a cash fee of $586,624 and warrants to purchase up to 93,750 shares at an exercise price of $6.00 per share issued to OpCo (net a profit to the Company of $131,250 based on the market price per share of the Company’s common stock as quoted on the over-the-counter bulletin board on the closing date).

(2)

This is an estimate of the fees and expenses that we expect to incur in connection with fulfilling this registration obligation.

After making the foregoing payments of $1,049,512, the Company received net proceeds of $8,504,628. The Company incurred a cost of 29.2% in connection with the issuance of the convertible notes, or 14.6% over the 2-year term, determined by calculating the total amount of all possible payments disclosed above ($1,049,512) and the total possible discount to the market price of the shares underlying the convertible note (as disclosed in the table below) ($1,433,121), divided by the net proceeds to the Company from the sale of the Notes ($8,504,628).

The convertible notes are convertible at a fixed conversion price of $4.00 per share, subject to customary adjustments for anti-dilution events. These conversion and exercise prices are not subject to adjustment based upon the trading or market price of the stock.  Accordingly, there is no discount to the future market price and the selling stockholders bear the market risk of fluctuations in the stock price.  A tabular disclosure of the selling stockholders’ projected profit on the securities underlying the convertible notes is set forth below:

Selling Stockholder	Securities(1)	Market Price of Securities at Closing Date(2)	Conversion Value of Securities(3)	Possible Discount(4)	Possible Profit to Selling Stockholder(5)
Jayhawk Private Equity Fund, L.P.	483,117	$2,222,338	$1,932,468	$289,870	$289,870
Jayhawk Private Equity Co-Invest Fund, L.P.	30,418	$139,923	$121,672	$18,251	$18,251
Essence International Investment LTD	1,875,000	$8,625,000	$7,500,000	$1,125,000	$1,125,000
TOTALS	2,388,535	$10,987,261	$9,554,140.00	$1,433,121	$1,433,121

(1)

Represents the total possible shares underlying the Notes (assuming no interest payments and complete conversion throughout the term of the notes).

(2)

Represents the combined market price of the total number of shares underlying the convertible notes, based on the market price per share on June 10, 2009 (the closing date) and the total possible shares underlying the Notes.

(3)

Represents the total possible shares the selling stockholders may receive and the combined conversion price of the total number of shares underlying the Notes calculated by using the contractual conversion price of $4  per share and the total possible number of shares the selling shareholders may receive.

(4)

Reflects the total possible discount to the market price as of the closing date, calculated by subtracting the total conversion price on the closing date from the combined market price of the total number of shares underlying the Notes on that date.

(5)

Profit to Selling Stockholders assumes that there was a conversion event and that the convertible notes were immediately converted and resold at the market price on closing date.

The warrants are exercisable at fixed price of $4.80 per share, subject to customary adjustments for anti-dilution events. The exercise price of the warrants does not float or reset based on the market price of the Company’s common stock.  A tabular disclosure of the Company’s projected profit on the warrants is set forth below:

Selling Stockholder	Securities(1)	Market Price of Securities at Closing Date(2)	Conversion Value of Securities(3)	Possible Discount(4)	Projected Profit to Company(5)
Jayhawk Private Equity Fund, L.P.(6)	241,559	$1,111,171	$1,159,483	($48,312)	$48,312
Jayhawk Private Equity Co-Invest Fund, L.P.(6)	15,209	$69,961	$73,003	($3,042)	$3,042
Essence International Investment LTD	937,500	$4,312,500	$4,500,000	($187,500)	$187,500
TOTALS	1,194,268	$5,493,633	$5,732,486	($238,854)	$238,854

(1)

Represents the total possible shares underlying the securities.

(2)

Represents the combined market price of the total number of shares underlying the securities, based on the market price per share on June 10, 2009 (the closing date) and the total possible shares underlying the securities.

(3)

Represents the total possible shares the selling shareholders may receive and the combined conversion price of the total number of shares underlying the securities calculated by using the contractual exercise price of $4.80 per share and the total possible number of shares the selling shareholders may receive.

(4)

Reflects the total possible discount to the market price as of the closing date, calculated by subtracting the total conversion price on the closing date from the combined market price of the total number of shares underlying the securities on that date.

(5)

Profit to the Company assumes that the warrants were exercised and that the underlying shares were immediately resold at the market price on closing date.

(6)

Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P. also hold five-year warrants to purchase 483,117 shares and 28,214 shares of our common stock, respectively, at an exercise price of $2.8425 per share.  These warrants were issued in connection with the Company’s 2006 private placement and are covered under an effective registration statement.  At the time when these warrants were sold the Company’s securities were not yet publicly traded and so a market price for the securities cannot be determined.  However, if we use the resale price of $3.00 for the securities set forth in that registration statement, the aggregate market value of these 2006 warrants when they were sold would have been $1,428,999, their aggregate conversion value based on the contractual exercise price is $1,353,977 and the Company would realize a net loss of $(75,022) on these warrants.

As a result of any conversion discounts regarding the securities underlying the convertible notes and the warrants held by the selling shareholders or any of their affiliates, the selling stockholders can expect to realize a total combined possible profit of $1,194,267.

Management believes that the Company has sufficient cash on hand and continuing positive cash inflow, from the sale of its plasma-based products in the PRC market.  Our management expects continued growth in revenues throughout the term of the convertible notes, largely due to the ongoing limited supply of plasma-based products in the PRC market due to the introduction of more stringent health and safety measures which we already meet.  In light of the foregoing, we believe that the Company will have the financial ability to fulfill its payment obligations under the convertible notes when they come due.

Loan Facilities

On June 25, 2007, Qianfeng entered into a long term loan agreement with the Guiyang City, Yunyan sub-branch of the Agricultural Bank of China, pursuant to which the bank loaned Qianfeng RMB23,000,000 (approximately $3,369,500) for the purchase of raw materials. The loan bears an interest rate of 1.15 times the prevailing interest rate published by the Bank of China and is secured by Qianfeng’s machinery and equipment. Approximately $439,500 of the total loan amount matured on December 25, 2009, and the remaining $2,930,000 balance of the loan is scheduled to mature in two equal lump sums on April 25, 2010 and June 25, 2010, respectively.

On January 4, 2009, Qianfeng entered into a short term loan agreement with the Guiyang City, Yunyan sub-branch of the Industrial and Commercial Bank of China, pursuant to which the bank loaned Qianfeng RMB9,200,000 (approximately $1,347,800) for use as raw material purchase. The loan bears a fixed interest rate of 8.541% per annum and is secured by Qianfeng’s raw material inventory. The loan was subsequently paid in full on July 3, 2009.

On January 8, 2009, Shandong Taibang entered into a short term loan agreement with the Taishan Sub-Branch of the Bank of China, pursuant to which the bank loaned Shandong Taibang RMB40 million (approximately $5,860,000). The loan has an annual interest rate of 5.31% on all outstanding principal and is due and payable in full on January 7, 2010. Shandong Taibang is obligated under the loan agreement to pay the interest quarterly and repay the principal along with any remaining unpaid interest in full on the maturity date. Shandong Taibang may not prepay the loan without the bank’s prior written consent, which should be solicited no later than 30 days before such prepayment, and any such prepayment will be subject to a penalty equal to 0.0005% of the principal. If the loan is not paid in full by the maturity date, the interest rate will be increased to 6.90%, until full payment is made. In addition, if the loan is used for any other purpose than to fund the purchase of raw materials, the bank will have the right to increase the interest rate to 8.23% on the misused portion of the loan, effective as of the date such funds are misused, until the misused portion is repaid in full. Furthermore, if the quarterly interest payments required under the loan agreement are not timely made during the term, the bank will have the right to increase the interest rate to 6.90%, and if any such quarterly interest payments are outstanding after the maturity date and are not timely made thereafter, then the bank will have the right to charge an interest rate of 8.23%. Shandong Taibang currently plans to use the loan to fund the purchase of raw materials.

On February 17, 2009, Qianfeng entered into a short term loan agreement with the Guiyang City, Yunyan sub-branch of the Agricultural Bank of China, pursuant to which the bank loaned Qianfeng RMB3,000,000 (approximately $439,500) for use for plasma purchases. This loan bears an interest rate of 1.1 times the prevailing Bank of China interest rate and is secured by Qianfeng’s main fractionation facility located in Guizhou, China. The loan matures on February 16, 2010. On May 31, 2009, Taibang entered into two unsecured short term loan agreements, for the amount of RMB20,000,000 (approximately $2,980,000) each, with the Taishan subbranch of the Communication Bank of China to replace the RMB 40,000,000 (approximately $5,860,000) long term loan originally dated October 28, 2008. Pursuant to the agreements, these loans are for the working capital purpose and mature on June 1, 2010. Both loans bear a fixed interest rate of 5.4% with the interest payable quarterly.

Obligations Under Material Contracts

On September 26, 2008, Logic Express entered into an equity transfer agreement with Dalin, and Fan Shaowen, Chen Aimin, Chen Aiguo and Yang Gang, the shareholders of Dalin, relating to the purchase of an aggregate 90% equity interest in Dalin, for a total purchase price of RMB194,400,000 (approximately, $28,479,600), due in four installments.  The parties agreed that (i) if Logic will have paid 90% of the purchase price (or RMB 174,960,000) on or before April 7, 2009, then Logic will be entitled to its share of Dalin’s portion of the profit generated by Qianfeng starting from January 1, 2009, and (ii) if Logic fails to pay the said amount, the profit generated by Qianfeng from January 1, 2009 until the day of payment of said amount will be shared by Party A and Party B (i.e., Logic will be entitled to its share of Dalin's portion of the profit generated by Qianfeng calculated according to the proportion of the purchase price paid by it, and Party A will be entitled to the rest of Dalin’s portion of the profit generated by Qianfeng).  The Company timely initiated the third installment payment to achieve 90% of the purchase price on April 7, 2009, in accordance with the instructions provided by the Dalin shareholders, however, due to erroneous account information provided by the selling shareholders, RMB3,865,400 (approximately, $566,281) in funds were initially withheld by the bank, which was subsequently corrected and paid on April 8, 2009.  In addition, the proper account information for the payment of RMB4,500,000 (approximately, $657,425) was not provided to the Company until April 14, 2009, upon receipt of which the funds were immediately delivered.  Because the error was occasioned by an omission on the part of the selling shareholders themselves, the Company was deemed by the parties to have still fulfilled its obligations under the agreement.  As a result, Logic Holdings is now entitled to all the rights and privileges of a 90% shareholder in Dalin, including the right to receive its pro rata share of the profits generated by Dalin’s 54% majority-owned operating subsidiary, Qianfeng, as of January 1, 2009, subject to a possible dilution to as low as 41.3%, if a dissenting Qianfeng shareholder prevails in a pre-existing suit to obtain additional equity interests in Qianfeng. We are obligated to pay the fourth and final installment, representing the remaining 10% of the purchase price, on or before April 9, 2010, the one-year anniversary of the local Administration for Industry and Commerce’s approval of the equity transfer.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) 107, “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines financial instruments. The Company considers the carrying amount of cash, receivables, payables including accrued liabilities and short term loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated rates of interest are equivalent to interest rates currently available. SFAS 157, “Fair Value Measurements”, adopted January 1, 2008, which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The three levels are defined as follow:

•         Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•         Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•         Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

Revenue Recognition

We recognize revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable, which are generally considered to be met upon delivery and acceptance of products at the customer site. Sales are presented net of any discounts given to customers. As a policy, we do not accept any product returns and based on our records, product returns, if any, are immaterial. Sales revenue represents the invoiced value of goods, net of a value-added tax, or VAT. All products produced by us and sold in the PRC are subject to a Chinese VAT at a rate of 6% of the gross sales price or at a rate approved by the Chinese local government. Products distributed by Shandong Medical are subjected to a 17% VAT.

Inventories

Due to its unique nature, our principal raw material, human blood plasma is subject to various quality and safety control issues which include, but are not limited to, contaminations and blood born diseases. In addition, limitations of current technology pose biological hazards inherent in plasma that have yet to be discovered, which could result in a widespread epidemic due to blood infusion. In the event that human plasma is discovered to contain pathogens or infectious agents or other bio-hazards, we would be required to write down our inventory to net realizable value. We determine the net realizable value of our inventories on the basis of anticipated sales proceeds less estimated selling expenses. At each balance sheet date, we evaluate inventories that may be worth less than current carrying amounts. Total inventories amounted to $27.3 million and $15.0 million as of June 30, 2009 and December 31, 2008, respectively. In order to ensure that the growing demand for our products is met, as well as the 90-day quarantine period requirement on plasma raw material implemented by the PRC government, we have been gradually increasing our inventory level of raw materials. We strictly follow the production processes required by government regulations resulting in the relatively high level of work-in-progress customary to our industry.

Impairment of Long-Lived Assets

We periodically review the carrying amounts of long-lived assets including property, plant and equipment, and intangible assets with finite useful lives, to assess whether they are impaired. We evaluate these assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable such as a change of business plan, technical obsolescence, or a period of continuous losses. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. In determining estimates of future cash flows, significant judgment in terms of projection of future cash flows and assumptions is required.

Use of Estimates

The preparation of consolidated financial statements in accordance with US GAAP requires us to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, we review our estimates and assumptions, including those related to the recoverability of the carrying amount and the estimated useful lives of long-lived assets, valuation allowances for accounts receivable and realizable values for inventories. Changes in facts and circumstances may result in revised estimates.

Contingencies

In the normal course of business, we are subject to contingencies, including, legal proceedings and claims arising out of the business that relate to a wide range of matters, including among others, product liability. We recognize a liability for such contingency if we determine that it is probable that a loss has occurred and a reasonable estimate of the loss can be made. We may consider many factors in making these assessments, including past history and the specifics of each matter. As we have not become aware of any product liability claim since operations commenced, we have not recognized a liability for any product liability claims.

Recent Accounting Pronouncements

Effective January 1, 2009, the Company adopted SFAS 141R, “Business Combinations” to replace SFAS 141, “Business Combinations.” SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R).

Effective January 1, 2009, the Company adopted SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51.” Certain provisions of this statement are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of noncontrolling interests (previously referred to as minority interests) be removed from the mezzanine section of the balance sheet and reclassified as equity. Further, as a result of adoption on SFAS 160, net income attributable to noncontrolling interests is now excluded from the determination of consolidated net income.

Effective January 1, 2009, the Company adopted the provisions of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF 01-6. Paragraph 11(a) of FAS 133 specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the FAS 133 paragraph 11(a) scope exception.  For the six months ended June 30, 2009, the Company recognized a loss on the change in the fair value of derivative liabilities – warrants issued in 2006 and the senior secured convertible note and warrants in June 2009 of $1,688,755, respectively.  Future changes in the market price of our common stock could cause the fair value of these derivative financial instruments to change significantly in future periods.

In January 2009, the Financial Accounting Standards Board, or FASB, issued Staff Position, or FSP, EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on the Company’s consolidated financial statements because all of the Company’s investments in debt securities are classified as trading securities.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP FAS 157-4 amends SFAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP shall be applied prospectively with retrospective application not permitted. The adoption of FSP FAS 157-4 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2. This FSP amends SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” SFAS 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This FSP will replace the existing requirement that the entity's management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This FSP provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this FSP does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. The adoption of FSP FAS 115-2 and FAS 124-2 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1. This FSP amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. The adoption of FSP FAS 107-1 and APB 28-1 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (FAS 165, Subsequent Events [ASC 855-10-05], which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. FAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this Standard during the second quarter of 2009. FAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. We have evaluated subsequent events through the date of our financial statements were issued in this filing.

In June 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB No. 140 (“FAS 140”), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS 166”) [ASC 860].  FAS 166 amends the criteria for a transfer of a financial asset to be accounted for as a sale, redefines a participating interest for transfers of portions of financial assets, eliminates the qualifying special-purpose entity concept and provides for new disclosures.  FAS 166 is effective for the Company beginning in 2010. Should the Company’s accounts receivable securitization programs not qualify for sale treatment under the revised rules, future securitization transactions entered into on or after January 1, 2010 would be classified as debt and the related cash flows would be reflected as a financing activity. We are currently assessing the impact of the standard on its securitization programs.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“FAS 167”) [ASC 810-10], which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. FAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity.  FAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. FAS 167 is effective for fiscal years beginning after November 15, 2009. We are currently assessing the impact of the standard on its securitization programs.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162 (“FAS 168”). This Standard establishes the FASB Accounting Standards Codification™ (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for us in the third quarter of 2009, and accordingly, the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2009 and all subsequent public filings will reference the Codification as the sole source of authoritative literature.

Seasonality of our Sales

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Inflation

Inflation does not materially affect our business or the results of our operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

We are a biopharmaceutical company and, through our indirect Chinese subsidiaries, we are principally engaged in the research, development, production and manufacturing of plasma-based pharmaceutical products in China. Shandong Taibang, our 82.8% majority owned subsidiary, operates from our manufacturing facility located in Shandong Province, Qianfeng, the 54% majority owned subsidiary of Dalin, our 90% majority owned subsidiary, operates from facilities in Guizhou Province and Huitian, our 35% minority-owned subsidiary operates its collection facilities in Xi'an Province.

Our Corporate History

China Biologic Products, Inc. was originally incorporated on December 20, 1989 under the laws of the State of Texas as Shepherd Food Equipment, Inc. On November 20, 2000, Shepherd Food Equipment, Inc. changed its corporate name to Shepherd Food Equipment, Inc. Acquisition Corp., or Shepherd. Shepherd is the survivor of a May 28, 2003, merger between Shepherd and GRC Holdings, Inc. or GRC. In the merger, the company adopted the Articles of Incorporation and By-Laws of GRC and changed its corporate name to GRC Holdings, Inc. On January 10, 2007, a Plan of Conversion became effective pursuant to which GRC was converted into a Delaware corporation and changed its name to China Biologic Products, Inc.

Our Acquisition of Logic Express

On July 19, 2006, we completed a reverse acquisition with Logic Express, whereby we issued to the shareholders of Logic Express 18,484,715 shares of our common stock in exchange for 100% of the issued and outstanding shares of capital stock of Logic Express and its majority-owned Chinese operating subsidiary, Shandong Taibang. As a result of the reverse acquisition, Logic Express became our 100% owned subsidiary and the former shareholders of Logic Express became our controlling stockholders with 96.1% of our common stock. Shandong Taibang became our 82.76% majority-owned indirect subsidiary and is the operating company for all of our commercial operations. Shandong Taibang is a sino-foreign joint venture company established on October 23, 2002 with a registered capital of RMB80 million (then approximately $10.3 million).

The reverse acquisition is considered to be a recapitalization (issuance of stock by Logic Express for our net monetary assets) in substance, rather than a business combination. Logic Express is treated as the continuing reporting entity that acquired the Company.

Acquisition of Plasma Stations

In December 2006, our subsidiary, Shandong Taibang, acquired all the assets of five plasma stations in Shandong Province. We obtained the permit to operate the stations in January 2007. In April 2007, Shandong Taibang acquired certain assets of two plasma stations in Guangxi Province. The two plasma stations obtained their operating permits in February and April 2007, respectively.

We acquired the assets of these plasma stations through separate Shandong Taibang subsidiaries, specially formed for this purpose. The subsidiaries holding six of our new plasma stations are the Xia Jin Plasma Company, the Qi He Plasma Company, the He Ze Plasma Company, the Huan Jiang Plasma Company, the Yang Gu Plasma Company, and the Zhang Qiu Plasma Company. The seventh plasma station is held in the Fang Cheng Plasma Company, which is 80% owned by Shandong Taibang and 20% owned by Lin Feng, an unrelated third party. In January 2007, Shandong Taibang also signed a letter of intent to acquire certain assets from a third plasma station in Guangxi Province. However, we have not consummated this acquisition as the permit for this station is in dispute, as described in “Legal Proceedings.”

In June 2008, we received approval from the Guangxi Province Bureau of Health to set up a new plasma collection station in Pu Bei County, Guangxi Province. The new plasma collection station will be located in the Centralized Industry Zone of Pu Bei County and when it becomes operational, it will replace CBP's existing Fang Cheng Plasma Collection Station, or Fang Cheng. We decided to relocate Fang Cheng to a more strategic location to increase collection volumes.

Establishment of Shandong Medical

In September 2006, Shandong Taibang applied to establish a wholly owned subsidiary, Shandong Missile Medical Co., Ltd., or Shandong Medical, with registered capital of $384,600, fully paid on March 1, 2007. On February 7, 2007, Shandong Medical obtained a distribution license for biological products, except for vaccine, from the Shandong Food and Drug Administration, for a license period of five years from the date of obtaining the license. The registration of Shandong Medical was ultimately approved by Shandong Provincial Department of Foreign Trade and Economic Cooperation on July 4, 2007 and Shandong Medical was formally registered on July 19, 2007. The scope of business is wholesale of biological products, except vaccines, with a license period of 25 years from the date of registration.

Formation of Hong Kong Subsidiary

On December 12, 2008, we established Logic Holdings (Hong Kong) Limited, or Logic Holding, our wholly-owned Hong Kong subsidiary, for the purpose of being a holding company for our majority interest in Dalin.

Dalin Acquisition and Entrustment Agreement

We completed the acquisition of 90% interest in Dalin in April 2009 upon payment of 90% of the purchase price. We are obligated to pay the remaining 10% of the purchase price, RMB 19,440,000 (approximately $2,847,960), on or before April 9, 2010, the one-year anniversary of the local Administration for Industry and Commerce's approval of the equity transfer.

On April 6, 2009, Logic Express entered into an equity transfer and entrustment agreement, or Entrustment Agreement, among Logic Express, Shandong Taibang, and the Shandong Institute of Biological Products, or the Shandong Institute, the holder of the minority interests in Shandong Taibang, pursuant to which, Logic Express agreed to permit Shandong Taibang and the Shandong Institute to participate in the indirect purchase of Qianfeng's equity interests. Under the terms of the Entrustment Agreement, Shandong Taibang agreed to contribute 18% or RMB 35,000,000 (approximately $5,116,184) of the Dalin purchase price and the Shandong Institute agreed to contribute 12.86% or RMB 25,000,000 (approximately $3,654,917) of the Dalin purchase price. Logic Express is obligated to repay to Shandong Taibang and the Shandong Institute their respective investment amounts on or before April 6th, 2010, along with their pro rata share, based on their percentage of the Dalin purchase price contributed, of any distribution on the indirect equity investment in Qianfeng payable to Logic Express during 2009. Logic Express has agreed that if these investment amounts are not repaid within five days of the payment due date, then Logic Express is obligated to pay Shandong Taibang and the Shandong Institute liquidated damages equal to 0.03% of the overdue portion of the amount due until such time as it is paid. Logic Express has also agreed to pledge 30% of its ownership in Shandong Taibang to the Shandong Institute as security for nonpayment. If failure to repay continues for longer than 3 months after the payment due date, then the Shandong Institute will be entitled to any rights associated with the pledged interests, including but not limited to rights of disposition and profit distribution, until such time as the investment amount has been repaid. Logic Express also provided a guarantee that Shandong Taibang and the Shandong Institute will receive no less than a 6% return based on their original investment amount.

As part of our due diligence investigation into Dalin and Qianfeng, we discovered that our indirect interest in Qianfeng acquired under the equity transfer agreement may be diluted in the future, pending the outcome of a lawsuit brought by a Qianfeng shareholder. The local AIC records show Dalin as a 54% shareholder of Qianfeng, however, the AIC records do not reflect a May 2007 issuance of Qianfeng's equity interests to certain investors, pursuant to a capital increase agreement. Qianfeng received the consideration for the equity interests, but the increase in registered capital and the related issuance of the equity interest has not yet been registered with the local AIC, pending the outcome of a minority shareholder suit against Qianfeng and its shareholders, alleging violation of the shareholder's right of first refusal in connection with the new equity issuance. For details regarding the Qianfeng shareholder suit see our disclosure under “Legal Proceedings” herein. When the capital increase is registered with AIC, Dalin's equity interest in Qianfeng will be reduced to approximately 43.3%, and if the minority shareholder prevails in its suit against Qianfeng and its shareholders, Dalin's interests in Qianfeng could be diluted to as low as 41.3%.

Qianfeng is one of the largest plasma-based biopharmaceutical companies in China and is the only manufacturer currently operating in Guizhou Province. With a population of 39 million, Guizhou Province has historically produced the highest volumes of plasma collection in China, because a higher proportion of its population has been willing to engage in the collection process. Guizhou Province has a total of 19 plasma collection stations in operation, collecting approximately 1,200 tons of plasma supply every year. Qianfeng owns seven of these plasma collection stations, of which six are currently in operation and collecting approximately 250 tons of plasma supply per year, with an annual capacity of 400 tons. We intend to employ more advanced collection techniques at these stations to improve yields and generate additional plasma supply. We believe that Qianfeng currently controls approximately 9.5% of the market for plasma-based biopharmaceutical products in China. Qianfeng is in compliance with Good Manufacturing Practices, or GMP, standards, and has been approved by the PRC's State Food and Drug Administration or the SFDA to produce six types of plasma-based products including Human Albumin, Human Immunoglobulin, Human Intravenous Immunoglobulin, Human Hepatitis B Immunoglobulin, Human Tetanus Immunoglobulin and Human Rabies Immune Globulin.

Huitian Acquisition

We purchased a 35% interest in Huitian at a purchase price of RMB 44,000,000 (approximately $6,446,000) in June 2009. Huitian is a manufacturer of plasma-based biopharmaceutical products in Shaanxi Province and is one of only 32 such manufacturers in China who are government approved. Shaanxi Province, which has a population of 37 million, has had a historically high collection volume with approximately ten plasma collection stations in operation, collecting approximately 300 tons of plasma supply each year. Only four of the collection stations in Shaanxi Province are government approved and three of these are owned by Huitian. Huitian produces about 80 tons of plasma-based products per year and has 200 tons of annual production capacity. Huitian believes that it currently controls approximately 1.2% of the market for plasma-based biopharmaceutical products in China; a factor which we believe provides strong long-term growth potential. Huitian is in compliance with GMP standards and it is also approved by the SFDA for the production of Human Albumin, Human Immunoglobulin, Human Immunoglobulin for Intravenous Injection, and Human Hepatitis B Immunoglobulin products.

OUR BUSINESS

Overview

We are a biopharmaceutical company and through our indirect majority-owned Chinese subsidiary, Shandong Taibang and Qianfeng, we are principally engaged in the research, development, production and manufacturing of plasma-based pharmaceutical products in China. Shandong Taibang operates from our manufacturing facility located in Tai'an City, Shandong Province. The plasma-based biopharmaceutical manufacturing industry in China is highly restricted by both the provincial and central governments. Accordingly, the manufacturing process of our products is strictly monitored from the initial collection of plasma from human donors to finished products. Our principal products include our approved human albumin and immunoglobulin products. We also have a 35% interest in Huitian, a biopharmaceutical company based in Xi'an, Shaanxi Province, China.

We are approved to sell human albumin 20%/10ml, 20%/25ml and 20%/50ml. Human albumin is our top-selling product. Sales of these human albumin products represented approximately 57.8% and 63.5% of our total revenues, respectively, for the each of the years ended December 31, 2008 and 2007, and approximately 51.6% and 57.7% of our total revenues, respectively, for the six months ended June 30, 2009 and 2008. Human albumin is principally used to increase blood volume while immunoglobulin is used for certain disease preventions and cures. Shandong Taibang's approved human albumin and immunoglobulin products use human plasma as the basic raw material. Albumin has been used for almost 50 years to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. All of our products are prescription medicines administered in the form of injections.

We sell our products to customers in the PRC, to hospitals directly or through distributors. Our sales have historically been made on the basis of short-term arrangements and our largest customers have changed over the years. For the years ended December 31, 2008 and 2007, our top 5 customers accounted for approximately 16.2% and 14.9%, respectively, of our total revenue, and for the six months ended June 30, 2009 and 2008, our top 5 customers accounted for approximately 14.1% and 17.2%, respectively, of our total revenue. For the years ended December 31, 2008 and 2007, our largest customer accounted for approximately 6.4% and 5.3%, of our revenue, respectively, and for the six months ended June 30, 2009 and 2008, our largest customer accounted for approximately 4.2% and 4.2%, of our revenue, respectively. As we continue to diversify our geographic presence, customer base and product mix, we expect that our largest customers will continue to change from year to year.

We operate and manage our business as a single segment. We do not account for the results of our operations on a geographic or other basis.

All our business has been conducted in Renminbi, the official currency of China. Renminbi is still not a free floating currency. The value of Renminbi is subject to changes in the Chinese government's policies and depends to a large extent on China's domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars has generally been stable, and Renminbi has appreciated against the U.S. dollar since July 2005.

Our Industry

Plasma Collection in China

The collection of human plasma in China is generally influenced by factors such as government regulations, geographical locations of collection stations, sanitary conditions of collection stations, living standards of the donors, and cultural and religious beliefs. Until recently, only licensed Plasmapheresis stations owned and operated by the government could collect human plasma. Furthermore, each collection station was only allowed to supply plasma to the one manufacturer that had signed the “Quality Responsibility” statement with them. However, in March 2006, the Ministry of Health promulgated certain “Measures on Reforming Plasma Collection Stations,” or the Blood Collection Measures, whereby the ownership and management of PRC plasma stations are required to be transferred to plasma-based biopharmaceutical companies while the regulatory supervision and administrative control remain with the PRC government. Plasma stations that did not complete their reform by December 31, 2006 risked revocation of their license to collect plasma.

The supply of plasma for plasma-based products in the PRC has been on the decline since 2003 from the historical high of annual supply of approximately 7,000 tons to approximately 4,000 tons. We believe that this decline is a direct result of the government's industry reforms of the country's collection practices which led to the closure of many stations that did not meet the new industry standards. Based on reports promulgated by the PRC Ministry of Health, we estimate that the current annual supply of plasma in China amounts to approximately 4,000 tons, as compared to 30,000 tons in the global market, with the six largest manufacturers of plasma products accounting for approximately 50% of the annual plasma collection. In 2008, revenues from the sale of plasma products in China amounted to approximately $700 million and revenues from the sale of human albumin products amounted to about $400 million. We expect that the plasma derivatives market is expect to grow at 15% per year through 2011.

We believe that these regulatory changes have improved the quality of blood and plasma by increasing cleanliness standards at blood collection stations and instituting measures which limit illegal selling of blood. As the operation of the plasma stations become more regulated and the donor population expands, we believe that the overall quality of raw materials, such as human albumin will continue to increase, leading to a safer, more reliable finished product.

Plasma-Based Products Industry in China

We produce approved human albumin and immunoglobulin products, with human plasma as the main ingredient. In addition to the low usage ratio of such products in China as compared to other more developed countries, there is a significant difference in the make up and range of the plasma-based pharmaceutical products. Based on our analysis, in most developed countries like the United States, clotting factor products accounts for the majority of the plasma-based biopharmaceutical products, while in China, human albumin products accounts for the vast majority of such products. Specifically, total clotting factor products and human albumin products, account for approximately 40% and 25%, respectively, of total the United States' annual plasma-derived products, and account for approximately 8% and 62%, respectively, of China.

Our Business Strategy

Our mission is to become a first-class biopharmaceutical enterprise in China. To achieve this objective, we have implemented the following strategies:

•         Securing the supply of plasma – Due to the shortage of plasma and the reform of the ownership of plasma stations, our immediate strategy is to negotiate and acquire plasma stations in order to secure our plasma supply. In June, 2006, we entered into letters of intent with five of the plasma stations in Shandong Province to acquire certain of their assets and we acquired those plasma stations in December 2006. Furthermore, in January 2007, we entered into three letters of intent to acquire certain assets of three additional plasma stations in Guangxi Province, two of which we have acquired. See “Raw Materials – Plasma” below. In June 2008, we received approval from the Guangxi Province Bureau of Health to set up a new plasma collection station in Pu Bei County, Guangxi Province. The new plasma collection station will be located in the Centralized Industry Zone of Pu Bei County and when it becomes operational, it will replace CBP's existing Fang Cheng Plasma Collection Station, or Fang Cheng. We decided to relocate Fang Cheng to a more strategic location to increase collection volumes. During the construction period, Fang Cheng will still continue with its normal operations. With the approval of the Centralized Industry Zone of Pu Bei County, once Fang Cheng becomes operational, we hope to expand its coverage area to secure higher collection volumes in the future.

•         Acquisition of competitors and/or other biologic related companies – In addition to organic growth, acquisition is an important part of our expansion strategy. Although there are about 32 approved plasma- based biopharmaceutical manufacturers in the market, we believe that there are only 26 manufacturers in operation, only about half of whom will be competitive. The top six manufacturers in China account for more than 50% market share. Furthermore, we believe that the regulatory authorities are considering further reforming the industry and those smaller, less competitive manufacturers will face the possibility of having their manufacturing permits revoked by the regulators, making them potential targets for acquisition. Also, if we are presented with appropriate opportunities, we may acquire additional companies, products or technologies in the biologic related sectors (including but not limited to medical, pharmaceutical and biopharmaceutical).

•         Further strengthening of research and development capability – We believe that, unlike other more developed countries like the U.S., China's plasma-based biopharmaceutical products are at the initial stage of development. There are many other plasma-based products that are being used in the U.S. which are not currently being manufactured in China. We intend to strengthen our research and development capability so as to expand our product line to include higher-margin, technologically more advanced plasma-based biopharmaceutical products. We believe that our increased focus on research and development will give us a competitive advantage over our competitors

•         Market development and network expansion – Leveraging on the high quality and excellent safety record of our products, we intend (i) to enhance our product penetration with our existing customers by introducing new products and (ii) to extend the reach of our products from our current market to include other provinces where we envision significant market potential.

Our Products

Our principal products are our approved human albumin and immunoglobulin products. We are currently approved to produce 16 biopharmaceutical products in eight major categories as follows:

Approved Products (1)(2)	Cure/Use
Human Albumin: - 20%/10ml, 20%/25ml and 20%/50ml

Shock caused by blood loss trauma or burn; raised intracranial pressure caused by hydrocephalus or trauma; Oedema or ascites caused by hepatocirrhosis and nephropathy; prevention and cure of low-density- lipoproteinemia; and Neonatal hyperbilirubinemia.

Human Hepatitis B Immunoglobulin – 100 International Units, or IU, 200IU, 400IU	Prevention of measles and contagious hepatitis. When applied together with antibiotics, its curative effect on certain severe bacteria or virus infection may be improved.
Human Immunoglobulin – 10%/3ml and 10%/1.5ml

Original immunoglobulin deficiency, such as X chain low immunoglobulin, familiar variable immune deficiency, immunoglobulin G secondary deficiency; Secondary immunoglobulin deficiency: such as severe infection, newborn sepsis; and Auto-immune deficiency diseases, such as original thrombocytopenia purpura or kawasaki disease.

Human Immunoglobulin for Intravenous Injection – 5%/50ml	Same as above
Human Immunoglobulin-5g/vial	Same as above
Thymopolypeptides Injection – 20mg/2ml,5mg/2ml	Cure for various original and secondary T-cell deficiency syndromes, some auto-immune deficiency diseases and various cell immunity deficiency diseases, and assists in the treatment for tumors.
Human Rabies Immunoglobulin – 100IU, 200IU and 500IU

Mainly for passive immunity from bites or claws by rabies or other infected animals. All patients suspected of being exposed to rabies will be treated with a combined dose of rabies vaccine and human rabies immunoglobulin.

Human Tetanus Immunoglobulin – 250IU	Mainly used for the prevention and therapy of tetanus. Particularly applied to patients who have allergic reactions to Tetanus Antitoxin. (3)

1. “ %” represents the degree of dosage concentration for the product and each product has its own dosage requirement. For example, Human Albumin 20%/10ml means 2g of Human Albumin is contained in each 10ml packaging and Human Immunoglobulin 10%/3ml means 300mg of Human Immunoglobulin is contained in each 3ml packaging. Under PRC law, each variation in the packaging, dosage and concentration of medical products requires registration and approval by the SFDA. During this process the altered product is not commercially available for sale. For example, among our Human Albumin products only Human Albumin 20%/10ml, 20%/25ml and 20%/50ml products are currently approved and are commercially available.

2. “IU” means International Units, or IU. IU is a unit used to measure the activity of many vitamins, hormones, enzymes, and drugs. An IU is the amount of a substance that has a certain biological effect. For each substance there is an international agreement on the biological effect that is expected for 1 IU. In the case of Immunoglobulin, it means the number of effective units of antibodies in each package. When exposed to an antigen, the body views it as foreign material, and takes steps to neutralize the antigen. Typically, the body accomplishes this by making antibodies, which are intended to defend the body from invasion by potentially dangerous substances. These antibodies can be beneficial, as is the case when the body learns to fight a virus, or they can be harmful, in the instance of allergies. In a situation when the body cannot effectively react with these antigens, injection of our product will provide sufficient antibodies to neutralize the antigens.

3. “Tetanus Antitoxin” is a cheaper injection treatment for tetanus. However it is not widely used because most people are allergic to it.

Human albumin is principally used to increase blood volume while immunoglobulin is used for certain disease preventions and cures. Albumin is also used to treat critically ill patients by replacing lost fluid and maintaining adequate blood volume and pressure. Our approved human albumin and immunoglobulin products use human plasma as the basic raw material. All of our approved products are prescription medicines administered in the form of injections.

Under PRC law, each variation in the packaging, dosage and concentration of medical products requires registration and approval by the SFDA. During this process the altered product is not commercially available for sale. For example, among our human albumin products only Human Albumin 20%/10ml, 20%/25ml and 20%/50ml products are currently approved and are commercially available. Accordingly, all references, in this prospectus, to our manufacture and sale of human albumin relate to our approved human albumin products.

We have product liability insurance covering all of our products in the amount of approximately $2,934,000 (RMB 20,000,000). However, since our establishment in 2002, there has not been any product liability claims nor has any legal action been filed against us by patients related to the use of our products.

Raw Materials

Plasma

Plasma is the principal raw material for our biopharmaceutical products. Until the end of 2006, all plasma collection stations were owned by the PRC government. Following the mandated privatization of plasma stations resulted from the Ministry of Health's Blood Collection Measures, we acquired our stable of plasma collection stations. We believe that the acquisitions of plasma stations will give us a controlled source of plasma and better control over the quality and quantity produced. We will also be able to have increased control over the cost of plasma. Finally, we believe that we will enjoy benefits of economies of scale with respect to the administration and management expenses of our several plasma stations.

We spent $14,000,000 and $9,200,000 on plasma in 2008 and 2007, respectively. Currently we own five plasma collection stations in Shandong, two in Guanxi and six in Guizhou. When our production requirements exceed the plasma supply from the stations that we own or that we will acquire in the future, we will procure the supply deficiency from the blood centers operated by the regulators of Shandong and other Provinces.

We currently maintain sufficient plasma supply for approximately 90 days of production. In March 2007, the PRC Food and Drug Administration implemented new measures on biopharmaceutical industry effective as of July 1, 2008, requiring plasma raw material to be kept for at least three months before being put into production. In view of the new measures, in due course we will extend our plasma supply for approximately four months. We have not experienced any interruptions to our production due to shortage of plasma.

Other Raw Materials and Packaging Materials

Other raw materials used in the production of our biopharmaceutical products include: reagents, consumables and packaging materials. The principal packaging materials we use include glass bottles for our injection products, external packaging and printed instructions for our biopharmaceutical products. We acquire our raw materials and packaging materials from our approved suppliers in China and overseas. We select our suppliers based on quality, consistency, price and delivery of the raw materials which they supply.

We have not experienced any shortage of supply on these raw materials and packaging materials and there has not been any significant problem with the quality of materials supplied by these suppliers.

Our Major Suppliers

The table below lists our major suppliers as of December 31, 2008, showing the cumulative dollar amount of raw materials purchased from them during the fiscal year ended December 31, 2008, and the percentage of raw materials purchased from each supplier as compared to procurement of all raw materials.

Rank	Supplier's name	Cumulative Amount Purchased During Fiscal Year 2008 (US$)	Percentage of Total Purchases During Fiscal Year 2008
1	Chongqing Sanda Weiye Pharmaceutical Products	569,653	15.6%
2	Zibo Zhong Bao Kang Medical Equipment Company	381,277	10.4%
3	Liao Cheng Tiantan Plasma Station	380,920	10.4%
4	Tai'an City Ruifeng Company	377,375	10.3%
5	Shandong Medical Bottling Company	218,558	6.0%
6	Pall Corporation(Beijing)	155,938	4.3%
7	Shin Tai Yong Feng Company	144,170	3.9%
8	Beijing Zhongtianbaiyi Technology Development Company	133,498	3.7%
9	Wenzhou City Jiacheng Company	133,482	3.7%
10	Tai'an Shengrong Stainless Steel Company	129,264	3.5%
	Total	2,624,135	71.8%

Prior to our acquisition of the assets of Qi He, Xiajin and Zhang Qiu, we had entered into material supply agreements with them for the purchase of raw materials. We have replaced these material supply agreements with plasma processing agreements, dated January 2, 2007, between Shandong Taibang and each of Qi He, Xia Jin and Zhang Qiu, pursuant to which we formally appointed each of these stations as our agent to purchase, collect, examine and deepfreeze plasma on behalf of Shandong Taibang, subject to rules and specifications that meet the State Province Food and Drug Administration's requirements for quality, packaging and storage. Pursuant to the plasma processing agreements, the stations must only collect plasma from healthy donors within their respective districts and in accordance with a time table set by Shandong Taibang. The plasma must: be negative HbsAg, anti-HCV, anti-HIV and reaction of serum to RPR; contain an ALT ≤25 units (ALT), plasma protein ≥55g/l; contain no virus pollution or visible erythrolysis, lipemia, macroscopic red blood cell or any other irregular finding. In addition, the plasma must be packaged in 25 separate 600g bags, boxed with a packing list and labeled to be consistent with computer records and must be stored at -20°C as soon as possible after collection to ensure that it will congeal within 6 hours. Shandong Taibang is fully responsible for the overall technical guidance and quality supervision. Shandong Taibang pays each of the stations a rate of RMB15 (approximately $2.0) per bag of plasma collected, with the payment for each batch due within 10 days after the delivery of the following batch of plasma. Each of the plasma processing agreements with Qi He, Xia Jin and Zhang Qiu, will all expire on December 31, 2011.

Our Major Customers

Due to the nature of our products and the current regulations, all of our customers are located in China. We have established relationships with most of our key customers since our establishment in 2002. For the fiscal year ended December 31, 2008, our top five customers, based on sales revenue and the percentage of their contribution to our revenues, were as follows:

	Revenues During	Percentage of Total
	Fiscal Year 2008	Sales During
Customer	(US$)	Fiscal Year 2008
Handan Zhiying Medical Company	2,915,461	6.2%
Zibo KangHua Medical Supply Company	1,422,967	3.1%
Linyi Luoxin Medical Company	1,411,582	3.0%
HeZe Mudan Medical Company	931,538	2.0%
Wuhan JiuZhengShiJi Medical Company	887,338	1.9%
Total	7,568,886	16.2%

Sales, Marketing and Distribution

Because all of our products are prescription drugs, we can only sell to hospitals and inoculation centers directly or through approved distributors. For the years ended December 31, 2008 and 2007, direct sales to distributors represented approximately 65.6% and 58.3%, respectively, of our revenues.  Our five largest customers in the aggregate accounted for approximately 16.2% and 14.9% of our total revenues for the years ended December 31, 2008 and 2007, respectively. Our largest customer accounted for approximately 6.2% and 5.3% of our total revenues for the years ended December 31, 2008 and 2007, respectively.

As part of our effort to ensure the quality of our distributors, we conduct due diligence to verify whether potential distributors have obtained necessary permits and licenses and facilities (such as cold storage) for the distribution of our biopharmaceutical products. We also assess the distributors' financial condition before appointing them as distributors. We normally enter into annual supply contracts with our hospital customers and regional distributors. Certain of our regional distributors are appointed on an exclusive basis within a specified area. The supply contracts normally set out the quantity and price of products. For distributors, they also contain guidelines for the sale and distribution of our products, including restrictions on the geographical area to which the products could be sold. We provide our distributors with training in relation to our products and on sales techniques. We have implemented a coding system for our products for easy tracking. Depending on the relationship and the creditability of the distributors, we generally grant a credit period of no longer than 30 days to distributors with some exceptions. For hospitals and clinics, we generally grant a credit period of no longer than 90 days. We have bad debt credit of $0.1 million for 2008 and bad debt expense of $0.2 million for 2007. The $0.1 million bad debt credit for 2008 is due to recovery of bad debt previously reserved.

Our current key market is in Shandong province, representing approximately 48.1% and 42.0% of our total revenues for the years ended December 31, 2008 and 2007, respectively. Our strategy is to focus our market marketing efforts in Jiangsu, Zhejiang, Henan and the northeastern part of China.

Our marketing and after-sales services department currently employs approximately 56 employees.

We believe that due to the unique nature of our products, the key emphasis on our marketing efforts centers on product safety, brand recognition, timely availability and pricing. As all of our products are prescription medicines, we are not allowed to advertise our products in the mass media. For the years ended December 31, 2008 and 2007, total sales and marketing expenses amounted to approximately $2.2 million and $4.4 million, respectively, representing approximately 4.7% and 13.7%, respectively, of our revenues.

Our Research and Development Efforts

Shandong Taibang's predecessor, the Shandong Institute, was established in 1971. The Shandong Institute is the research arm established by and directly administrated by the Shandong Provincial health department. It was the only entity approved for the research, development and production of biological and plasma-based biopharmaceutical products in Shandong Province, the second largest province in China. Since 1998, it promoted GMP management in the production process of blood products and became one of the first blood products manufacturing enterprises to obtain GMP Certification in China. In 2002, the Shandong Institute transferred all of its business and the licenses necessary to carry on its business to our subsidiary, Shandong Taibang. In 2005 and 2006, we were awarded the advanced high-tech enterprise certification by the Department of Science and Technology of Shandong Province and the Ministry of Science and Technology of China, respectively. In 2007, we were admitted as a member of the Shandong Institute of Medicine and awarded the “Advanced Enterprise” accolade by the Shandong Blood Center.

We employ a market driven approach to initiate research and development projects including both product and production technique development. We believe that the key to the industry revolves around (i) safety of products and (ii) maximizing the yield per unit volume of plasma. Our research and development efforts are focused around the following areas:

•         Broaden the breadth and depth of our portfolio of plasma-based biopharmaceutical products;

•         Enhance the yield per unit volume of plasma through new collection techniques;

•         Maximize manufacturing efficiency and safety;

•         Promote product safety through implementation of new technologies; and

•         Refine production technology for existing products.

Our research center is located on the same premises as the factory, which is located in Tai'an City, Shandong Province. The research center is equipped with specialized equipment including advanced testing and analytical equipment, such as atomic absorptimeter, fully automated blood coagulation analyzer, high performance liquid chromatograph, gas chromatograph, radioimmunoassay analyzer, ultraviolet-visible spectrophotometer, and protein chromatograph, most of which have been imported from the US, Japan, Italy, Germany and Australia. Our research and development department is comprised of about 30 researchers. All of them hold degrees in areas such as medicine, pharmacy, biology, and biochemistry. Our research center carries out development and registration of our products.

All the products we currently manufacture have been developed in-house. The following table outlines our research and development work in progress:

Products Currently in Development	Cure/Use	Status of Product Development	Stage **
Human Albumin- 12.5g/vial*	Shock caused by blood loss trauma or burn; raised intracranial pressure caused by hydrocephalus or trauma; Oedema or ascites caused by hepatocirrhosis and nephropathy; prevention and cure of low-density- lipoproteinemia; and Neonatal hyperbilirubinemia	Awaiting approval by the SFDA.	9
Human Hepatitis B Immunoglobulin (PH4) for Intravenous Injection	Same as Human Albumin.	Approved to commence clinical trial.	8
Human Immunoglobulin for Intravenous Injection – 10%	Same as Human Albumin	A technical feasibility study and our laboratory study on the manufacturing procedure is about to begin.	2

Human Prothrombin Complex Concentrate	Use for coagulopathie such as Hemophilia B and increase concentration of coagulation factor VII, IX and X.	Approved to commence clinical trial.	8
Human Coagulation Factor VIII	Use for coagulopathie such as Hemophilia A and increase concentration of coagulation factor VIII.	Clinical research sample and report submitted; in the process of onsite random sampling.	5
Human Fibrinogen	Cure for lack of fibrinogen and increase human fibrinogen concentration.	We have commenced laboratory studies of a manufacturing procedure.	2

_________________
* Under PRC law, each variation in the packaging, dosage and concentration of medical products requires registration and approval by the SFDA. During this process the altered product is not commercially available for sale. For example, among our Human Albumin products only Human Albumin 20%/10ml, 20%/25ml and 20%/50ml products are currently approved and are commercially available. Our Human Albumin 12.5g/vial product is at Stage 9 of the drug approval process, i.e. we are awaiting the SFDA's approval. Accordingly, all references, in this prospectus, to our manufacture and sale of Human Albumin relates to our approved Human Albumin products.

** These stages refer to the stages in the regulatory approval process for our products disclosed under the heading “Regulation” in this prospectus.

For the fiscal years ended December 31, 2008 and 2007, total research and development expenses amounted to approximately $1.2 million and $0.6 million, respectively, representing approximately 2.5% and 1.9%, respectively, of our revenues.

Our Competition

We are subject to intense competition. There are both local and overseas pharmaceutical enterprises that are engaged in the manufacture and sale of potential substitute or similar biopharmaceutical products as our products in the PRC. These competitors may have more capital, better research and development resources, manufacturing and marketing capability and experience than we do. In our industry, we compete based upon product quality, product cost, ability to produce a diverse range of products and logistical capabilities.

We believe that we have strengthened our position in the marketplace with our recent acquisition of a 90% equity interest in Dalin and its 54% majority-owned operating subsidiary, Qianfeng and a 35% equity interest in Huitian, Xi'an-based biopharmaceutical company. In accordance with terms of the Dalin equity transfer agreement, as of January 1, 2009, we were entitled to all the rights and privileges of a Dalin shareholder, including the right to receive a pro rata share of the profits generated by Qianfeng, and pursuant to the terms of the Huitian equity transfer agreement, we are now entitled to all the rights and privileges of a 35% shareholder in Huitian, including the right to receive our pro rata share of the profits generated. Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes having comparable medicinal applications or therapeutic effects which are more effective and /or less costly than those produced by us.

Our profitability may be adversely affected if (i) competition intensifies; (ii) competitors drastically reduce prices; or (iii) competitors develop new products or product substitutes having comparable medicinal applications or therapeutic effects which are more effective and /or less costly than those produced by us.

Other approved biopharmaceutical manufacturers in the PRC are entitled to produce many of the products produced by us. There are currently about 32 approved manufacturers of plasma-based pharmaceutical products in China. Many of these manufacturers are essentially producing the same type of products that we produce: human albumin and various types of immunoglobulin. However, due to recent Ministry of Health regulations, we believe that it is difficult for new manufacturers to enter into the industry. We believe that our major competitors in the albumin and immunoglobulin market in China are Hua Lan Biological Engineering, Shanghai Institute of Biological Products, Shanghai RAAS Blood Products Co. Ltd., Chengdu Ronsheng Pharmaceuticals, and Sichuan Yuanda Shuyang Pharmaceutical Co.

In addition, competition from imported products and China's admission as a member of the WTO creates increased competition. The PRC became a member of the WTO in December 2001. Competition in the biopharmaceutical industry in the PRC will intensify generally in two respects. With lower import tariffs, we anticipate that imported biopharmaceutical products manufactured overseas may become increasingly competitive with domestically produced products in terms of pricing. We also believe that well-established foreign biopharmaceutical manufacturers may set up production facilities in the PRC and compete with domestic manufacturers directly. With the expected increased supply of competitively priced biopharmaceutical products in the PRC, we may face with increased competition from foreign biopharmaceutical products, including the types of products manufactured by US manufacturers and other manufacturers.

According to a 2006 Hua Yuan Medicine Net survey of the profit ranking of companies in the Chinese biological products industry, we are ranked the 20th in 2006 and 25th in 2005, and in the plasma products area, we were ranked 5th in 2006. We believe that we have maintained the same ranking in 2008 based on our analysis data regarding the approval for sales of plasma-derived products published by China National Institute for the Control of Pharmaceutical and Biological Products throughout of the year. Our past financial performance is attributable to our market position in the industry. Furthermore, while each of the plasma products related companies have their own product composition which include 3 main categories namely human albumin, human immunoglobulin and lyophilized human factor, we are currently developing lyophilized human factor products which we expect to launch in 2009. We will continue to meet challenges and secure our market position by enhancing our existing products, introducing new products to meet customer demand, delivering quality products to our customers in a timely manner and maintaining our established industry reputation.

Our Intellectual Property

Pursuant to a Trademark License Agreement with the Shandong Institute, we hold the exclusive license to a Trademark Registration Certificate (No.3375484) issued by the PRC Industry and Commerce Administration Trademark Bureau. The class of goods on which the trademark has been approved to use include: drug for human beings, serum, microorganism products for medicine and veterinary medicine, plasma, medical blood, and medical biological product. The registration will expire in June 2014, the Shandong Institute has allowed us to use the trademark for free until May 2011. We expect to develop and register our own trademark before the termination of this license.

In addition, we have registered the following domain name: www.chinabiologic.com and www.ctbb.com.cn.

Regulations

Due to the nature of our products, we are supervised by various levels of the PRC Ministry of Health and/or Food and Drug Administration. Such supervision includes the safety standards regulating our source supplies (mainly plasma), our manufacturing process through the issuance of our GMP Certification and the inspection of our finished products.

Plasma Collection

Substantially all plasma donations for commercialized plasma-based biopharmaceutical products are done through plasmapheresis donation stations. Plasmapheresis donation means donors give only selected blood components —platelets, plasma, red cells, infection-fighting white cells called granulocytes, or a combination of these, depending on donors blood type and the needs of the community. Plasmapheresis stations in China are commonly used to collect plasma. In China, current regulations only allow an individual donor to donate blood in 14-day intervals, with a maximum quantity of 580ml (or about 600 gram) per donation.

The following are the regulatory requirements to establish a plasmapheresis station in China:

•         meet the overall plan in terms of the total number, distribution, and operational scale of plasmapheresis stations;

•         have the required professional health care technicians to operate a station;

•         have the facility and a hygienic environment to operate a station;

•         have an identification system to identify donors;

•         have the equipment to operate a station; and

•         have the equipment and quality control technicians to ensure the quality of the plasma collected.

As a result of the overhaul by the four ministries of the State Council in May 2004, we estimate that the number of collection stations (including plasma stations) that meet the standards imposed by the PRC has been reduced from approximately 156 to approximately 120. Plasma stations are customarily owned and managed by the PRC health authorities. In March 2006, the Ministry of Health promulgated the Blood Collection Measures whereby the ownership and management of the plasma stations must be transferred to plasma-based biopharmaceutical companies while the regulatory supervision and administrative control remain with the government. For those plasma stations which do not complete their reform by December 31, 2006, their license to collect plasma will be revoked.

Set out below are some of the safety features at China's collection stations:

•         Collection stations can only source plasma from donors within the assigned district approved by the provincial health authorities.

•         Collection stations must perform a health check on the donor. Once the donor passes the health check, a “donor permit” is issued to the donor. The standards of the health check are established by the health authorities at the State Council level.

•         The design and printing of the “donor permit” is administrated by the provincial health authorities, autonomous region or municipality government, as the case maybe. The “donor permit” cannot be altered, copied or assigned.

•         Before donors can donate plasma, the station must verify their identities and the validity of their “donor permits.” The donors must pass the verification procedures before they are given a health check and blood test. For those donors who have passed the verification, health check and blood test and whose plasma were donated according to prescribed procedures, the station will setup a record.

•         All collection stations are subject to the regulations on transmittable diseases prevention. They must strictly adhere to the sanitary requirements and reporting procedures in the event of an epidemic situation.

The operation of plasma collection stations is strictly regulated by the PRC government.

Importation of Blood Products

According to current Chinese regulations, the following blood products are banned from importation to China:

•         Plasma – frozen, liquid and freeze-dried Human Plasma;

•         Immunoglobulin – Human Normal Immunoglobulin, Specific Immunoglobulin, Human Anti-Tetanus Immunoglobulin, Human Anti-hemophilia Globulin, Human Anti-HBs Immunoglobulin, Human Anti- D(Rho) Immunoglobulin and Immunoglobulin For Intravenous Administration;

•         Factor VIII – Cryoprecipitated Factor VIII and Factor VIII Concentrate (only Bayer is allowed, under a special arrangement with PRC government, to import this product into PRC, commencing November 2007);

•         Factor IX Concentrate;

•         Human Fibrinogen;

•         Platelet Concentrate;

•         Human Prothrombin Complex;

•         Whole blood or blood components.

Production of Plasma-based Products

The manufacture and sale of plasma-based biopharmaceutical products is strictly regulated by the PRC government. For example, under PRC law, each variation in the packaging, dosage and concentration of medical products requires registration and approval by the SFDA. During this process the altered product is not commercially available for sale. For example, among our human albumin products only Human Albumin 20%/10ml, 20%/25ml and 20%/50ml products are currently approved and are commercially available. Accordingly, all references, in this prospectus, to our manufacture and sale of human albumin relate to our approved human albumin products. The table below shows the PRC approval process for the manufacture and sale of new medicines:

Stage (Estimated Time Period)		Activities

1	Planning Stage (1 month)

Prior to the development of potential new products, our Research & Development department will engage in a comprehensive review of existing medical literature, patent status and market information, including expected product demand and other competition, in order to determine the feasibility of development and production of a new product offering. Although this typically takes about 1 month to complete, this stage precedes development efforts for a new product, which could take several months or even years to complete. For products with lengthy development periods, we may be required to periodically revisit this stage to confirm the feasibility of continued development efforts.

2	Feasibility study and assumption clarification (2 months)

If we determine that development, ownership and marketing of a potential new product is possible and potentially advantageous, we proceed with development efforts. However, potential new products are typically developed in a laboratory or small batch setting, and in order to obtain approval for potential new products and to market new products, we must develop a plan for testing and producing the new product. The first step in developing such plan is a feasibility study and assumption clarification. This study is conducted following or during development of a new product, and involves a review and study of the feasibility of our technical, production and financial capabilities, production conditions and financial forecasts. We also review the feasibility of preparing and conducting a clinical study, or a Clinical Trial program, during this stage.

3	Develop scope and technique for testing the new medicine (6 months)

If following completion of a Stage 2 study we make a determination that producing and testing a potential new product is feasible and potentially advantageous, we will develop the scope and techniques for testing the potential new product. This involves confirming the sourcing of materials needed for production and marketing of the potential new product and development of the method of production, dosage design and prescription selections. During this stage, we will also develop a clinical research sample.

4	Preparation of a virus inactivation report and submission to the NICPBP for preliminary review (4-6 months)

If following development of testing methods for the potential new product we determine that testing can be successfully completed, we will prepare and finalize the virus inactivation method for the potential new product. We are then required to prepare a report with details on the production method and procedures and basis of quality evaluation for preliminary review by the NICPBP. NICPBP staff usually makes an onsite visit during this stage to supervise testing and re-testing of the virus inactivation process. Tested samples will be sent back to the NICPBP central office in Beijing for evaluation.

5	R&D test product information submitted to the SFDA for preliminary assessment (4-6 months)

Before the NICPBP can determine that our clinical research sampling and virus inactivation method and procedures are successful, we are required to submit our clinical research sampling and virus inactivation method and procedures to the SFDA via the provincial FDA for preliminary assessment. We also develop the parameters for a Clinical Trial program at this stage. Our program usually requires the establishment of a committee comprised of our Research and Development staff whose responsibility it will be to communicate with the hospitals and doctors who are invited to participate in the trial.
After our submission of information to the SFDA we will become subject to random onsite sampling by the SFDA as they review our reports and procedures regarding testing of the potential product. The SFDA will usually inform us of the exact sampling date and SFDA staff will randomly select certain samples during their visit for additional testing. The SFDA will then provide us with their preliminary assessment of our new product and our related procedures. Depending on the results of its preliminary assessment the SFDA may recommend that we alter certain aspects of our reports and proposed Clinical Trial programs, or even repeat our Stage 3 and Stage 4 trials and resubmit related reports. The SFDA review process typically takes 4-6 months, but this process could take longer if we are required to amend or repeat our trials or if we amend our reports in order to obtain more a favorable preliminary assessment.

6	Formal application to the NICPBP for test of virus inactivation and for CDE certification of Clinical Trial (6-7 months)

Once we receive a favorable or satisfactory preliminary assessment from the SFDA, the NICPBP will continue the process begun at Stage 4. The NICPBP will conduct tests of virus inactivation based on defined medical literature and on our prescribed procedures and method of production. If the tests are successful, the NICPBP will transfer the application to the CDE for review of our prescribed procedures and method of production and the CDE may request additional information before making a determination. If the CDE is satisfied with our procedures and method of production it will certify the new product for production for Clinical Trial.

7	SFDA review of Clinical Trial program for approval (1 month)

Following provision of the CDE product certification, we must submit our Clinical Trial program (developed at Stage 5 and 6) to the SFDA for formal approval. The SFDA may request additional information regarding our proposed Clinical Trial program. If the SFDA rejects our Clinical Trial program or requires changes to any of our procedures and methods, we may be required to amend our Clinical Trial program, which may require repeating several of the processes previously conducted. The criteria for SFDA approval for Clinical Trial programs are based on Good Clinical Practice which is publicly available in the PRC.

8	Clinical Trial: Phases 1 to 4 (3 years for a new drug and 2 years for a generic drug)

Following approval of our Clinical Trial program by the SFDA, we will begin Clinical Trials of the potential new product. There are four phases to the clinical trial process and any failure of the potential new product at any of the Clinical Trial phases, could cause a significant delay in approval of the new product, or termination of the new product launch:
Phase 1: Basic clinical pharmacology and human safety evaluation studies are conducted by the Company. Prior to determining the effectiveness of our potential new product, we must determine that certain pharmacological and safety standards are met by our potential new product. These standards are set in stage 4 or according to medical literature. If the clinical trial indicates that such standards are met, we then move on to Phase 2 of the trials. If the Phase 1 standards are not met, we may be required to conduct further R&D on the potential new product, alter the new product formulation and amend the Clinical Trial program, which could require that we repeat several of the stages referenced above.
Phase 2: A preliminary exploration of the product's therapeutic efficacy is conducted by the Company. If we determine at this stage that the potential new product is not effective, we may conduct further R&D on the potential new product, alter the new product formulation and amend the Clinical Trial program, which would require that we repeat several of the stages referenced above.
Phase 3: If we determine that the potential new product meets the required standards of Phases 1 and 2 above, we must then submit a report of the Clinical Trial results to the SFDA together with an application for trial production of the product. If the SFDA rejects application for trial production or otherwise requires a repeat of our Clinical Trials, we may be required to repeat all or a portion of our Clinical Trial program, which may require repeating several of the processes previously conducted.
Phase 4: If we receive SFDA approval to conduct a trial production of the new product, we will then conduct a larger test of approximately 2,000 samples. We will conduct this test while also conducting a new drug post- marketing study.

9	Application to the SFDA for official production permit and product certification (8-9 months)

The trial production of the potential new product will be monitored by an SFDA inspector who will also make onsite visits and assess the results of the trial production. We will also be required to prepare and submit to the SFDA a report of the trial production results by gathering statistical information obtained during the trial period.
The CDE will also conduct a final review of the trial production for the potential new product. Upon satisfactory completion of the trial production, the CDE will inform the SFDA. The SFDA will then issue a permit to us for official production, the issuance of which is announced on the SFDA's website, and copied to the NICPBP and the provincial FDA. The SFDA will also issue the new product a Good Manufacturing Practice, or GMP, certification. The provincial FDA will follow with the issuance of a provincial production permit for the new product.
Although the SFDA's criteria for final approval of new products are not publicly available in the PRC, if a manufacturer makes the adjustments to its methods and procedures recommended by the SFDA earlier on in the product approval process, it is likely that the SFDA will approve the new product for production.

10	Commercial Production	Following issuance of state and provincial production permits and certifications, we may begin production of the new product.

Pricing

In addition, there are regulations regarding the retail price, rather than regulations of wholesale prices, of our products. According to the “Regulations on controlling blood products” promulgated by the State Council in 1996, the price (retail) setting standard and regulatory functions reside with regional offices of the Pricing Bureau and the Ministry of Health. Presently, there are retail pricing guidelines for hospitals which sell our human albumin and immunoglobulin products to patients as prescribed by the relevant regulators in each region. The retail pricing guidelines are established based on, amongst other things, the regional living standards and the cost of production of the manufacturers. The hospitals cannot sell the products to patients at prices exceeding the highest retail price prescribed by the relevant regulators. There is no pricing guideline on the ex-factory price to the hospital and the distributors. The highest retail price guideline is revised occasionally.

Our Properties and Facilities

All land in China is owned by the government. Individuals and companies are permitted to acquire land use rights for specific purposes. Industrial land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

In July 2003, Shandong Taibang obtained certain land use rights from the PRC municipal government to 43,663 square meters consisting of manufacturing facilities, warehouses and office buildings in Tai'an City, Shandong Province. Shandong Taibang is required to make payments totaling approximately $20,015 (RMB138,848) per year to the local state-owned entity, for the 50 year life of the rights or until the Shandong Institute completes its privatization process. We recorded “land use rights” equal to “other payable – land use rights” totaling $325,390 and $305,571 as of December 31, 2008 and 2007, respectively, determined using present value of annual payments over 50 years.

The Company's 48.6% indirectly owned subsidiary, Qianfeng, entered into a lease agreement on June 1, 2006 with a group of individuals in an area located next to its production facility, to lease and use the space for processing industrial wastes for 10 years. The annual lease amount is approximately $1,529 (RMB 10,438).

We believe that all of our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Some of our properties are leased from third parties. We have entered into formal lease agreements with two of them. The remaining leases are on a verbal basis. In all cases, the lessors have not been able to provide copies of documentation evidencing their rights to use the leased property. In most cases, the leased properties are small operating spaces we leased for our sales offices in different parts of China. In the event of any future dispute over the ownership of the leased properties, we believe we could easily and quickly find replacement premises so that the operations would not be affected.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Transfers of Equity Interests

Mr. Zu Ying Du was one of the original equity holders in our operating subsidiary, Shandong Taibang. Pursuant to a joint venture agreement, among the original equity holders, Mr. Du was obligated to make a capital contribution of RMB 20 million (or approximately $2.6 million) for a 25% interest in Shandong Taibang. Mr. Du made this contribution using funds borrowed from the Beijing Chen Da Technology Investment Company, or Beijing Chen Da. Mr. Du failed to repay Beijing Chen Da for his loan of the capital contribution amount. Mr. Du disputes that the money was due and owing. A Beijing court found that Beijing Chen Da had given money to Mr. Du but found that the loan agreement failed to comply with Chinese law. A notice was issued on July 5, 2004 by the Shenzhen Public Security Bureau Economic Crime Investigation Unit requesting a stay of the Beijing action pending their investigation into money laundering relating to the 20 million RMB loan to Zu Ying Du.

Subsequently, Beijing Chen Da entered into an equity transfer agreement with Mr. Du, pursuant to which Mr. Du's 25% equity interest in Shandong Taibang was transferred to Beijing Chen Da as repayment of the RMB 20 million debt. This agreement was signed by Mr. Du's brother who held a power of attorney from Mr. Du. Mr. Du disputes the legitimacy of this transfer and has argued that his brother, Du Hai Shan, exceeded the scope of the power of attorney. Mr. Du sued his brother in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is slated to be reviewed again by the Hubei Jingzhou Intermediate Court.

Missile Engineering, another original equity holder wholly controlled by Mr. Du, was obligated to contribute RMB 32.8 million (or $4.2 million) for a 41% interest in Shandong Taibang by means of cash, equipment and patent technology. It was obligated to obtain new drug certificate and production license of its patent technology from the government within a stipulated period in order to be recognized as a valid capital contribution, or in the alternative, make a cash payment. The patent technology was valued as RMB 26.4 million (or approximately $3.4 million). However, Missile Engineering failed to obtain the new drug certificate and production license within the stipulated period. Mr. Du also disputes whether the period for obtaining the certificate and license had expired. Pursuant to a stockholders resolution on September 26, 2004, Missile Engineering agreed to sell its 41% interest in Shandong Taibang to Up-Wing and Up-Wing agreed to take up the obligation of Missile Engineering to pay the RMB 26.4 million in cash. Missile Engineering disputes this transaction and sued the brother of Mr. Du in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is slated to be reviewed again by the Hubei Jingzhou Intermediate Court.

In June 10, 2005, Beijing Chen Da also sold its equity interest in Shandong Taibang to Up-Wing Investments Limited, or Up-Wing, pursuant to a share transfer agreement, which became effective on September 2, 2005, upon approval by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. In March 2006, Up-Wing sold its equity interests in Shandong Taibang to Logic Express, our subsidiary.

In 2006, Missile Engineering applied for arbitration before the China International Economic and Trade Arbitration Commission, or CIETAC, to challenge the effectiveness of the transfer to Up-Wing Investments Limited, of the equity interests in Shandong Taibang formerly owned by Missile Engineering. The equity transfer had been approved by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. Missile Engineering later voluntarily withdrew this application and instead applied for administrative reconsideration of the equity transfer, but this application was rejected by the Ministry of Commerce in 2007. Missile Engineering applied with the District Court of Lixia District, Jinan City, Shandong province requesting revocation of Shandong COFTEC's approval of the equity transfer to Up-wing by Missile Engineering. Missile Engineering later voluntarily withdrew the action. In April 2007, Logic Express initiated an arbitration proceeding before the Shandong Tai'an Arbitration Committee, to establish that Logic Express is the lawful shareholder of Shandong Taibang. The parties to that proceeding were Logic Express Ltd. and Shandong Taibang Biological Products Co., Ltd. The Arbitration Committee's decision on September 6, 2007 confirmed that Logic Express had legitimate ownership as a result of the transfer of Shandong Taibang. Up-Wing started an action in the Intermediate Court of Tai'an City, Shandong province requesting the court to establish that Up-Wing is the lawful shareholder of Shandong Taibang. The Intermediate Court of Tai'an City, Shandong province on December 20, 2007 rejected the application on the basis that the same matter had been tried by the arbitration panel.

Up-Wing filed a defamation case in the District Court of Hi-technology and Industry Development District, Tai'an City, Shandong province claiming defamation against Mr. Du and the 21st Century Economic Report Newspaper. Judgment in favor of Up-Wing was rendered on July 22, 2008 ordering the newspaper and Mr. Du to publish an apology to Up-Wing.

Mr. Du and Missile Engineering filed two actions in the Intermediate Court of Wuhan City, Hubei province, against the following defendants, Du Hai Shan, his brother, Beijing Chen Da and Logic Express. Mr. Du and Missile Engineering have requested that the Wuhan Intermediate Court to restore the equity interests originally held by the plaintiffs, 25% equity interest held by Mr. Du and 41% equity interest held by Missile Engineering. The Wuhan Intermediate Court issued a preliminary order attaching 66% of the equity of Shandong Taibang pending the outcome of the case.  However, on September 25, 2009, the Higher People’s Court of Hubei overruled the Wuhan Intermediate Court’s acceptance of jurisdiction over the case and ruled that the Tai’an Intermediate Court in Shandong Province, where the Company is located, had the proper jurisdiction over the parties’ dispute. The court ruled that while the plaintiffs had the right to bring a lawsuit for the validity of the share transfer agreement because they did not attend the previous arbitration hearing and never reached an arbitration agreement regarding their dispute, the Tai’an Intermediate Court has the proper jurisdiction over the dispute pursuant to the prior agreement of the parties.   Although the plaintiffs may decide bring their suit to Tai’an, Management believes that the possibility of the plaintiffs prevailing in Tai’an is low in light of the historical Tai’an proceedings in connection with the dispute: a Tai’an arbitration panel has already confirmed that the share transfer agreements are effective, including the share transfer agreement between the plaintiffs and the Company, and the Tai’an Intermediate Court has already confirmed the legal force of the arbitration award. Failure to resolve these disputes in our favor may adversely affect our business and operations.

Bobai County Collection Station

In January 2007, the Company's PRC subsidiary, Shandong Taibang, advanced $413,697 (RMB3.0 million) to Feng Lin, the 20% minority shareholder in Fang Cheng Plasma Company, the Company's majority owned subsidiary, for the purpose of establishing or acquiring a plasma collection station. Mr. Lin and Shandong Taibang intended to establish the Bobai Kangan Plasma Collection Co., Ltd. (“Bobai”) in Bobai County, Guangxi and on January 18, 2007, Shandong Taibang signed a letter of intent to acquire the assets of the Bobai Plasma Collection Station, which was co-owned by Mr. Lin and Mr. Keliang Huang. However, in January 2007, Hua Lan Biological Engineering Co., Ltd. (“Hua Lan”) filed suit in the District Court of Hong Qi District, Xin Xiang City, Henan Province, alleging that Feng Lin, Keliang Huang and Shandong Taibang established and/or sought to operate the Bobai Plasma Collection Station using a permit for collecting and supplying human plasma in Bobai County, that was originally granted to Hua Lan by the government of the Guangxi region, without Hua Lan's permission. The establishment and registration of Bobai was never realized as a result of this law suit. On January 29, 2007, on Hua Lan's motion, the District Court entered an order to freeze funds in the amount of approximately $386,100 (RMB3,000,000) held by the defendants in the case, including approximately $65,750 (RMB500,000) in funds held in Shandong Taibang's bank account in Tai'an City. A hearing was held on June 25, 2007 and judgment was entered against the defendants along with a $226,780 (RMB1,700,000) joint financial judgment. The Company appealed the District Court judgment to the Henan Province High Court. In November 2007, the High Court affirmed the judgment against the three defendants and increased the amount of the joint financial judgment to approximately $405,954 (RMB3,000,000).

In January 2008, Hua Lan enforced the judgment granted by the High Court to freeze the Company's bank accounts. Shandong Taibang has filed a separate action against Hua Lan before the Tai'an City District Court to seek recovery of any losses in connection with Hua Lan's claim and to request that the Tai'an City District Court preserve Hua Lan's property or freeze up to approximately $411,300 (RMB 3 million) of Hua Lan's assets to secure the return of such funds to the Company. The intermediate court in Tai'an City accepted the application on February 14, 2008 but the matter is still pending. Pending the outcome of the proceedings, Shandong Taibang increased its loss contingency reserve during its fourth quarter of 2007 from approximately $75,593 (RMB566,667) to $133,400 (RMB1,000,000) to cover its share of the enforcement of this judgment. During the fourth quarter of 2008, full amount of the judgment, including Feng Lin and Keliang Huang's portions of the judgment and the related fees, approximately $456,222 (RMB 3,109,900) has been withdrawn from Shandong Taibang's account. The Company recorded Feng Lin and Keliang Huang's portion of the judgment, approximately $304,143 (RMB2,073,234), as receivable as a result of the withdraw. As of December 31, 2008, the Company determined that it is unlikely that the Company will be able to recover such receivable from those two individuals and wrote off the receivable as bad debt expense.

In light of the foregoing, it is unlikely that the Company's planned acquisition of the assets of Bobai will go forward.

Dispute among Qianfeng Shareholders over Raising Additional Capital

On May 28, 2007, a 91% majority of Qianfeng's shareholders approved a plan to raise additional capital from private strategic investors through the issuance of an additional 20,000,000 shares of Qianfeng equity interests at RMB 2.80 per share. The plan required all existing Qianfeng shareholders to waive their rights of first refusal to subscribe for the additional shares. The remaining 9% minority holder of Qianfeng's shares, the Guizhou Jie'an Company, or Jie'an, did not support the plan and did not agree to waive its right of first refusal. On May 29, 2007, the majority shareholders caused Qianfeng to sign an Equity Purchase Agreement with certain investors, pursuant to which the investors agreed to invest an aggregate of RMB 50,960,000 (approximately $7,475,832) in exchange for 18,200,000 shares, or 21.4%, of Qianfeng's equity interests. At the same time, Jie'an also subscribed for 1,800,000 shares, representing its 9% pro rata share of the 20,000,000 shares being offered. The proceeds from all parties were received by Qianfeng in accordance with the agreement.

In June 2007, Jie'an brought suit in the High Court of Guizhou province, China, against Qianfeng and the three other original Qianfeng shareholders, alleging the illegality of the Equity Purchase Agreement. In its complaint, Jie'an alleged that it had a right to acquire the shares waived by the original Qianfeng shareholders and offered to the investors in connection with the Equity Purchase Agreement. On September 12, 2008, the Guizhou High Court ruled against Jie'an and sustained the Equity Purchase Agreement, but on November 2008, Jie'an appealed the Guizhou High Court judgment to the People's Supreme Court in Beijing. On May 13, 2009, the People's Supreme Court sustained the original ruling and denied the rights of first refusal of Jie'an over the additional shares waived by the original Qianfeng's shareholders. The registration of the new investors as Qianfeng's shareholders and the related increase in registered capital of Qianfeng with the Administration for Industry and Commerce is still pending. Due to the flaws of the Equity Purchase Agreement and the pre-conditions of the agreement no longer valid, the Company is evaluating the possibility of voiding the agreement to maintain the original share structure. If the Company is unable to void the agreement, Dalin's interests in Qianfeng may be reduced to approximately 41.3%.

Dispute over Qianfeng Technical Consulting Agreement

In 1997, Qianfeng entered into a Technical Cooperation Agreement with Sin Kyung Ye, or Sin, a Korean individual, to provide certain fractionation equipment and transfer processing know-how to Qianfeng. In August 2004, Sin filed a law suit against Qianfeng with the Intermediate Court in Guiyang City, China, alleging non-payment of RMB 100,000 (approximately, $14,670) for his fractionation equipment and RMB 5,000,000 (approximately, $733,500) for the transfer of his technological know-how. The Intermediate Court ruled in favor of Sin and found that Qianfeng owed Sin RMB 10,376,160 (approximately, $ 1,522,183), but Qianfeng appealed the Intermediate Court ruling to the Guizhou High Court. The Guizhou High Court agreed in part with Qianfeng's grounds for appeal and reduced the amount of know-how transfer fee to RMB 1,970,413 (approximately, $289,060). In May 2007, Sin appealed the Guizhou High Court's decision to the People's Supreme Court in Beijing. The People's Supreme Court heard in April 2008, but had not issued its decision as of the date of this prospectus.

Qianfeng Product Liability Claims

In January 2008, Qianfeng, along with two local hospitals and a local blood center, was sued in the Zhuhui District Court in Hengyang, Hunan province, China, by a resident of Hunan province, for RMB 1,749,358 (approximately, $256,631) in damages, in connection with his alleged HIV contamination via blood transfusion during the plaintiff's treatment following an April 2006 traffic accident. The Zhuhui District Court awarded the plaintiff RMB 200,000 (approximately, $29,340), but found that the defendants were not responsible for his HIV contamination. All parties appealed to the Zhuhui Middle Court. On December 4, 2008, the Zhuhui Middle Court remanded the case to the lower court for retrial, on grounds that the HIV contamination could not be directly linked to the plaintiff's treatment by the hospitals or to Qianfeng's products. There have been no further developments on this case as of the date of this prospectus.

Administration Interference

Qianfeng is party to an administrative proceeding against the government of the Qiandongnan Autonomous Region, or the Qiandongnan Authorities, in Guizhou Province, China, in connection with the ownership of three of Qianfeng's eight plasma stations in Guizhou Province. Qianfeng was authorized to acquire a total of eight plasma stations in Guizhou Province based on several national and provincial administrative authorizations issued by the PRC State Council and the Guizhou Ministry of Health between 2006 and 2007, but to date, the governmental authorizations have not been fully implemented by the Qiandongnan Authorities. In early 2007, Qianfeng submitted RMB 8,010,000 (approximately $1,173,465) to the local finance department of Sansui County, Qiandongnan, for acquiring the Sansui Plasma Collection Station (“Sansui”), but the local finance department refused to honor the purchase and returned the full consideration to Qianfeng. Furthermore, subsequent local rulings published by the Qiandongnan Authorities February 28, 2008 appear to authorize another private company to acquire the Sansui and two other stations, the Zhengyuan Plasma Collection Station and the Shibing Plasma Collection Station. In December 2008 Qianfeng filed an administrative review application with the People's Government of Guizhou Province, or the Guizhou Provincial Government, but the Guizhou Provincial Government has delayed making a final decision pending further review of regulations regarding administrative authorizations. Qianfeng has received verbal notification from staff in the Guizhou Provincial Government that the Qiandongnan Authorities have withdrawn the local rulings authorizing acquisition of the three plasma stations, but management has not received any written confirmation of such withdrawal. As a result, Qianfeng has maintained its application with the Guizhou Provincial Government for a formal administrative ruling on its right to acquire all eight plasma stations in Guizhou Province. In addition, Qianfeng has set aside the purchase price payable for Sansui pending the outcome of the administrative review.

Dispute over Raw Plasma Supply Agreement with Xintai

On March 10, 2009, Henan Xintai Medicine Company (previously known as Henan Zhongtai Medicine, “Xintai”) brought suit against Shandong Taibang and its two wholly-owned plasma collecting subsidiaries in Shandong for breach of a raw plasma supply agreement.  The suit was subsequently withdrawn by Xintain on May 31, 2009. The agreement, signed by Shandong Taibang and Xintai on October 10, 2006, requires the two subsidiaries to provide to Xintai 45 metric tons of raw plasma per year from 2007 to 2009. The subsidiaries provided more than 34 metric tons of plasma to Xintai during 2007 in accordance with the agreement.  On October 31, 2007, PRC State Department published the Regulation on Plasma Collection Stations. The Company believes the agreement is invalid because it violates clause 43 of the new Regulation, which prohibits plasma collecting stations from providing raw plasma to any manufacturer other than their direct parent.  To comply with the Regulation, the subsidiaries ceased supplying plasma to Xintai in late 2007.  On March 12, 2009, Shandong Taibang filed a suit in the Shandong Tai'an Middle Court against Xintai seeking damages of RMB50,000 (approximately, $7,335) for the plasma already supplied to Xintai during 2007.  On June 29, 2009, Xintai re-filed the suit in Shandong Tai'an Middle Court against Shandong Taibang and the two subsidiaries seeking compensation of RMB6,000,000 (approximately, $880,200) for contract breach and demanding that Shandong Taibang and the subsidiaries continue to honor the agreement.  On October 20, 2009, the Tai'an Middle Court combined and heard the two suits, and the Company is awaiting the Court’s ruling.

Qianfeng’s Guarantee to a Third Party

In 2007, as a condition to purchase Huang Ping Plasma Station, Qianfeng entered into an agreement with Guizhou Zhongxin Investment Company (“Zhongxin”) in which Qianfeng agreed to repay Zhongxin’s debt out of Qianfeng’s payables to Zhongxin arising from plasma purchased from Zhongxin.  In the same agreement, Qianfeng also guaranteed to the Huang Ping County Hospital (“Huang Ping Hospital”), which was the co-owner with Zhongxin of the Huang Ping Plasma Station, for the amount of RMB3,000,000 (approximately, $440,100) of debt that Zhongxin owed to Huang Ping Hospital.  On June 1, 2009, Huang Ping Hospital brought suit, in Huang Ping Country People’s Court of Guizhou Province, against Zhongxin for non-payment of its payables and debt due to Huang Ping Hospital and Qianfeng as the guarantor.  On November 2, 2009, the court ruled in favor of the plantiff and Qianfeng will need to repay the RMB3,000,000 debt to Huang Ping Hospital on behalf of Zhongxin as the guarantor.   The Equity Transfer Agreement pursuant to which we acquired a 90% interest in Dalin, Qianfeng’s majority shareholder, provides that the sellers shall be responsible, in accordance with their equity proportion in Qianfeng, for damages incurred by Qianfeng from Zhongxin’s debt and shall repay Qianfeng the sellers’ proportionate share of payments made by Qianfeng to creditors in connection with Zhongxin’s debt within 10 days after payment by Qianfeng.

Our Employees

As of June 30, 2009, we employed approximately 753 full-time employees, including the recently established plasma companies and Shandong Medical, of which approximately 113 were seconded to us by the Shandong Institute.

We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulties in recruiting staff for our operations.  As required by applicable Chinese law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering into employment contracts with those employees who do not currently have employment contracts with us.  The PRC enacted a new Labor Contract Law, which became effective on January 1, 2008. We have updated our employment contracts and employee handbook and are in compliance with the new law. We will work with the employees and the labor union to insure that our employees obtain the full benefit of the law. We do not anticipate that changes in the law will materially impact our balance sheet and cash flows.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to contribute to the plan at the rates ranging of the average monthly salary of 20%. The compensation expenses related to this plan were $220,493 and $171,802 for the fiscal years 2008 and 2007, respectively. Other major contributions include medical insurance (7%), unemployment insurance (2%) and housing provision fund (8%) for employees seconded from the Shandong Institute. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurances for all of our employees.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

NAME	AGE	POSITION
Siu Ling Chan	45	Chairwoman of the Board
Chao Ming Zhao	35	Chief Executive Officer and President
Yu-Yun Tristan Kuo	54	Chief Financial Officer
Lin Ling Li	45	Director
Sean Shao	52	Director
Jie Gan	40	Director
Tong Jun Lin	45	Director

Siu Ling Chan. Ms. Chan has been our director since July 19, 2006. She has been our chairwoman since January 1, 2007 and served as our CEO from January 2007 to March 2007. Ms. Chan is also currently a director of our subsidiary Logic Express. She was also appointed as the director of Shandong Taibang in April 2006. Prior to joining us, Ms. Chan worked from 1991 to 2005, as an administrator at the Fujian Academy of Social Sciences, and from 1989 to 1991 as a statistician at the Fujian Pingtan Economy Committee. She received her diploma in Statistics from Xiamen University in 1989 and a diploma in management from the Fujian Party Committee School in 2004.

Chao Ming Zhao. Mr. Zhao has been our Chief Executive Officer since June 1, 2008. Mr. Zhao was our Chief Financial Officer from November 2006 to until his appointment as our Chief Executive Officer, and has been the Chief Financial Officer of our operating subsidiary, Shandong Taibang since September 2003. From February 2002 to June 2003, Mr. Zhao was the financial manager at EF English First (Fuzhou) School, where he was responsible for managing the school's accounting and its internal control. He was a manager and auditor at Fujian (CFC) Group from July 1996 to January 2002, and was in charge of internal audit. Mr. Zhao is a certified accountant in the PRC and is an international registered internal auditor. Mr. Zhao obtained his Bachelor's degree in Investment Economy Management from Fuzhou University in 1996 and received his MBA from the Chinese University of Hong Kong in 2006.

Yu-Yun Tristan Kuo. Mr. Kuo has been our Chief Financial Officer since June 1, 2008 and has served as the Vice President-Finance of Shandong Taibang since September 2007. Mr. Kuo has more than 27 years of experience in accounting, financing and information system for companies in the manufacturing, commodity trading and banking industries and has served in the capacity of CFO, CIO and Controller. Of these 27 years, Mr. Kuo has worked in the United States for 25 years and in Asia for 2 years. Prior to joining our company, Mr. Kuo worked for the Noble Group in Hong Kong as the IT Director from February through August 2007. Prior to that, Mr. Kuo served as the CFO of Cuisine Solution, Inc., a publicly traded company in Alexandria, Virginia, from December 2002 to January 2007. Mr. Kuo also served as the Vice President of Information System for Zinc Corporation of America in Monaca, Pennsylvania from 2001 and 2007 and as Chief Information Officer and Controller of Wise Metals Group in Baltimore, Maryland, the largest independent aluminum sheet producer in the U.S., from 1991 to 2001. Mr. Kuo obtained his Master's degree in Accounting from the Ohio State University and Bachelors degree in Economics from Soochow University in Taipei.

Lin Ling Li. Ms. Li has been a member of our board of directors since July 19, 2006. Since February 2006, Ms. Li has been the director of our subsidiary Logic Express, and since May 2004, she has been a director at Up-Wing Investment Limited, a predecessor to Logic Express. Ms. Li was a technician at Fuzhou Fuxing Pharmaceutical Company from 1980 to 2000. From October 1998 to April 2006, she was a senior manager at Fuzhou Chengxin Dian Dang Company Limited, where she was involved in financing, mortgage and loan industry. She holds a diploma in accounting from the Fujian Party Committee School of Finance and Accounting in October 1994.

Sean Shao. Mr. Shao has been a member of our board of directors since July 24, 2008. He currently serves as an independent director of Agria Corporation, a China-based agricultural company listed in the U.S. He has served as the Chief Financial Officer of Trina Solar Limited since August 2006, where he assisted them in listing on the NYSE in December 2006. Prior to that, Mr. Shao served, from September 2005 to August 2006, as the Chief Financial Officer of ChinaEdu Corporation, a Chinese educational service provider, and from August 2004 to September 2005, as the Chief Financial Officer of Watchdata Technologies Ltd., a Chinese security software company. Prior to that Mr. Shao served, from October 1998 to July 2004, as a senior manager at Deloitte Touche Tohmatsu CPA Ltd., Beijing, and from December 1994 to November 1997, as an assistant manager at Deloitte & Touche, Toronto. Mr. Shao received his Master's degree in Health Care Administration from the University of California at Los Angeles in 1988 and his Bachelor's degree in Art from East China Normal University in 1982. Mr. Shao is an associate member of the American Institute of Certified Public Accountants. Mr. Shao also serves as a director of China Information Security Technology, Inc., a provider of public security services in China.

Dr. Jie Gan. Dr. Gan has been a member of our board of directors since July 24, 2008. She has served as an associate professor of finance in the School of Business and Management at Hong Kong University of Science and Technology (HKUST) since 2002. Prior to joining HKUST, Dr. Gan served, from 2000 to 2002, as an assistant professor at the Columbia University, Graduate School of Business. Dr. Gan has also worked as a consultant for CRA International (formerly Charles River Associates), one of the largest finance and economics consulting firms in the U.S., and her consulting experience spans company valuation, securities fraud and anti-trust, in a range of industries including financial services, consumer goods and energy. Dr. Gan holds a Master Degree of Urban Economics from Beijing University and a PhD in Financial Economics from Massachusetts Institute of Technology and has been published in top academic journals such as the Journal of Financial Economics and the Review of Financial Studies.

Dr. Tong Jun Lin. Dr. Lin has been a member of our board of directors since July 24, 2008. He has served as an Associate Professor in the Departments of Microbiology and Immunology and Pediatrics, Dalhousie University since 2000 and has focused his research in immune response to microbial pathogens. Dr. Lin received his MD (1984) and PhD (1990) degrees from the Institute of Materia Medica at the Chinese Academy of Medical Sciences, and his post-doctoral training at the University of Alberta (1993-1997), Duke University (1997-1998) and Dalhousie University (1998-2000). He has published 43 peer-reviewed research articles in leading journals and is a member of the American Association of Immunologists and the Canadian Society for Immunologists. Dr. Lin is a recipient of the New Investigator Award from Canadian Institutes of Health Research (2003-2008) and an Award of Excellence in Medical Research from Dalhousie University (2004).

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. To the best of our knowledge and belief, there are no arrangements or understandings with any of our principal stockholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were appointed.

Directors are elected until their successors are duly elected and qualified.

Significant Employees

The following sets forth the name and position of each of our current significant employees.

NAME	AGE	POSITION
Tung Lam	46	Chief Executive Officer of Shandong Taibang
Yun Hua Gao	55	Chief Technical Adviser of Shandong Taibang
Dian Cong Liu	54	Chief Technical Adviser of Shandong Taibang

Tung Lam. Mr. Lam has been the Chief Executive Officer of our operating subsidiary, Shandong Taibang, since October 2003, and is responsible for the entire operation. Prior to joining the Company, Mr. Lam served, from November 1999 to August 2003, as the vice president of Fujian Province Fei Yue Group, where he was in charge of management investment.

Yun Hua Gao. Mr. Gao is the Chief Technical Advisor of our operating subsidiary, Shandong Taibang. In 1975, Mr. Gao was assigned to the Shandong Institute and has been involved in the research and development work of plasma products. From January 2000 to October 2000, he was head of the production department at Shandong Biological Products Institute, and from November 2002 to April 2004, he served as manager of the production department. He graduated from Shandong Medical University majoring in medicine in 1975.

Dian Cong Liu. Mr. Liu is the Chief Technical Adviser of our operating subsidiary, Shandong Taibang. Mr. Liu has spent many years in the area of biopharmaceutical research. Mr. Liu joined the Shandong Institute in 1978, and served as manager of the institute's placenta product department from 1986 to 1992 and as department head for the institute's quality assurance department from December 2000 to September 2002. Mr. Liu was one of our founding employees in 2002. He obtained his Bachelor's degree in Medicine from Shandong Weifang Medical School in 1978. Mr. Liu has also been certified as pharmacist by the Shandong Food and Drug Administration since 2003.

Board Composition and Committees

Our Board is currently composed of five members, three of whom are “independent” directors, as that term is defined in Rule 5605(a)(2) of the Listing Rules of The Nasdaq Stock Market, Inc., or the NASDAQ Listing Rules. All actions of the board of directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. Our directors have a duty of to act in good faith with a view to our interests. In fulfilling their duty of care to us, our directors must ensure compliance with our Certificate of Incorporation. Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. During 2008, our board met 6 times and except for two, who missed one meeting, no director missed more than 25% of the meetings of the board or any committee on which he or she sat.

Our Board currently has three standing committees which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each of these Committees are comprised entirely of independent directors. From time to time, the Board may establish other committees. Each of the Compensation Committee and Corporate Governance and Nominating Committee were formed on August 7, 2008 and the Audit Committee was formed on July 24, 2008. During the fiscal year ended December 31, 2008, the audit committees met 3 times. Copies of the charters for each of our standing committees may be obtained from our website at http://www.chinabiologic.com.

Compensation Committee

Our compensation committee consists of Mr. Tong Jun Lin, Dr. Jie Gan, and Mr. Sean Shao, each of whom is “independent” as that term is defined under the NASDAQ Listing Rules. Our compensation committee assists the Board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. Dr. Gan was appointed as Chair of the compensation committee.

The compensation committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;
  reviewing and making recommendations to the Board with respect to the compensation of our directors;
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and
  reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

The Compensation Committee has sole authority to retain and terminate outside counsel, compensation consultants retained to assist the Compensation Committee in determining the compensation of the Chief Executive Officer or senior executive officers, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms' fees and other retention terms. The Compensation Committee may also form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee. The Compensation Committee may from time to time seek recommendations from the executive officers of the Company regarding matters under the purview of the Compensation Committee, though the authority to act on such recommendations rests solely with the Compensation Committee.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee consists of Mr. Tong Jun Lin, Dr. Jie Gan, and Mr. Sean Shao, each of whom is “independent” as that term is defined in the NASDAQ Listing Rules. The corporate governance and nominating committee assists the Board of Directors in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees. Dr. Lin was appointed as Chair of the corporate governance and nominating committee.

The corporate governance and nominating committee is responsible for, among other things:

  identifying and recommending to the Board nominees for election or re-election to the board, or for appointment to fill any vacancy;
  reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us;
  identifying and recommending to the Board the directors to serve as members of the Board's committees; and
  monitoring compliance with our code of business conduct and ethics.

Audit Committee and Audit Committee Financial Expert

Our board of directors established an audit committee on July 24, 2008 and appointed Mr. Sean Shao, Dr. Jie Gan, and Dr. Tong Jun Lin to serve as members of the committee, each of whom our board determined to be “independent” as that term is defined by the NASDAQ Listing Rules. Mr. Shao was appointed as the Chair of the audit committee.

Our audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

•         selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•         reviewing with our independent auditors any audit problems or difficulties and management's response;

•         reviewing and approving all proposed related-party transactions;

•         discussing the annual audited financial statements with management and our independent auditors;

•         reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

•         annually reviewing and reassessing the adequacy of our audit committee charter;

•         such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•         meeting separately and periodically with management and our internal and independent auditors; and

•         reporting regularly to the full board of directors.

Our board of directors has determined that Mr. Shao possesses the accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 5605(c)(2)(A) of the NASDAQ Listing Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Family Relationships

Ms. Siu Ling Chan is the wife of Mr. Tung Lam. There are no other family relationships among any of our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

On March 25, 2008, our board of directors adopted a code of ethics, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics is designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made; compliance with applicable government laws, rules and regulations; the prompt internal reporting of violations of the code to the appropriate person or persons; and accountability for adherence to the code.

The Code of Ethics requires the highest standard of ethical conduct and fair dealing of its senior financial officers, or SFO, defined as the Chief Executive Officer and Chief Financial Officer. While this policy is intended to only cover the actions of the SFO, we expect our other officers, directors and employees will also review our code and abide by its provisions. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to cam the trust, confidence and respect of our suppliers, customers and stockholders.

A copy of the Code of Ethics has been filed as Exhibit 14 of our annual report on Form 10-KSB, filed on March 28, 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

						Non-	Non-
						Equity	qualified
						Incentive Plan	Deferred
				Stock	Option	Compensation	Compensation	All Other
Name		Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
and	Year	($)	($)	($)	($)	($)	($)	($)	($)
Principal
Position
Stanley Wong, former CEO (1)	2008	$ 65,493	$38,684	-	$67,370	-	-	$2,346	$173,893
	2007	$100,611	$10,637	-	-	-	-	$4,082	$115,330
Chao Ming Zhao, CEO and former CFO (2)	2008	$148,208	$34,377	-	$154,954	-	-	-	$337,539
	2007	$84,674	$16,126	-	-	-	-	$8,288	$109,088
Yu-Yun Tristan Kuo, CFO(3)	2008	$179,805	$20,582	-	$101,055	-	-	-	$301,442
	2007	$43,950	-	-	-	-	-	-	$43,950

_____________

(1)	Stanley Wong served as our CEO from March 2007 until June 1, 2008.

(2)	Chao Ming Zhao has served as our CEO since June 1, 2008 and has also served as the Chief Financial Officer of our subsidiary Shandong Taibang since September 2003. He served as our CFO from November 2006 until June 1, 2008.

(3)	Yu-Yun Tristan Kuo has served as our Chief Financial Officer since June 1, 2008 and has served as the Vice President- Finance of Shandong Taibang since September 2007

Summary of Employment Agreements and Material Terms

Pursuant to an employment agreement which became effective March 8, 2007, as consideration for his services as our Chief Executive Officer, Mr. Wong received a monthly salary of $12,800, plus a bonus equals to one month of salary payable at the end of each year and monthly round trip tickets from Jinan to Hong Kong. Mr. Wong's employment agreement terminated upon his resignation as or Chief Executive Officer on June 1, 2008. On May 9, 2008, we entered into a consulting agreement with Mr. Wong, pursuant to which we agreed to pay Mr. Wong a monthly fee of RMB 40,000 or its HK$ equivalent (approximately $5,725), as consideration for performance of his duties as consultant. We also agreed to grant Mr. Wong a ten-year non-qualified option under the 2008 Plan, for the purchase of 50,000 shares our common stock, at an exercise price of $4.00 per share. The term of the consulting agreement commenced on June 1, 2008, and expired on December 31, 2008, in accordance with its terms.

Pursuant to an employment agreement, as consideration for his services as our Chief Financial Officer and as a director, Chao Ming Zhao received a monthly salary of HK$50,000 (approximately $6,400), plus a guaranteed bonus of HK$50,000 (approximately $6,400), payable on December 31 of each year. On May 9, 2008, we entered into a new employment agreement with Mr. Zhao, pursuant to which we agreed to pay him an annual salary of RMB 1,060,000 (approximately $151,368) per annum, as consideration for performance of his duties as Chief Executive Officer. We also agreed to pay Mr. Zhao an annual bonus equal to one month's salary and Mr. Zhao may be eligible to receive additional bonus compensation as may be awarded by our board of directors at their sole discretion. We also agreed to grant to Mr. Zhao a ten-year nonstatutory stock option under the 2008 Plan, for the purchase of 115,000 shares of our common stock, at an exercise price of $4.00 per share. The stock option immediately vested.

Pursuant to the terms of Mr. Yu-Yun Tristan Kuo's employment agreement, dated May 9, 2008, we agreed to pay Mr. Kuo an annual salary of RMB 1,320,000 (approximately $188,900), as consideration for performance of his duties as Chief Financial Officer. We also agreed to pay Mr. Kuo an annual bonus equal to one month's salary and Mr. Kuo may be eligible to receive additional bonus compensation as may be awarded by our board of directors at their sole discretion. We also agreed to grant to Mr. Kuo a ten-year nonstatutory stock option under the 2008 Plan, for the purchase of 75,000 shares of our common stock, at an exercise price of $4.00 per share. The stock option immediately vested. In addition, we agreed to pay Mr. Kuo, within a month of the completion of a private placement financing by the Company, a cash bonus equal to one percent of the gross proceeds raised via such financing, or at the sole discretion of Mr. Kuo, the number of shares of our common stock equivalent to such cash amount. Furthermore, we are obligated to grant Mr. Kuo, within a month of our listing on NASDAQ, NYSE or AMEX, an option to purchase 50,000 shares of our common stock pursuant to the 2008 Plan. The exercise price of such option will be the fair market value at the date of the grant and the option will be immediately vested and exercisable on the date of the grant.

Outstanding Equity Awards at Fiscal Year End

Other than as set forth below, none of our executive officers received unexercised options, stock that has not vested or equity incentive plan awards that remained outstanding as of the end of the fiscal year ended December 31, 2008.

Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Chao Ming Zhao	115,000	-	-	4.00	6/1/2018	-	-	-	-
Yu-Yun Tristan Kuo	75,000	-	-	4.00	6/1/2048	-	-	-	-

We use the Black-Scholes option pricing model to measure the fair value of stock options, granted in 2008. The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of our stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

Compensation of Directors

The following table sets forth certain information concerning the compensation paid to our directors for services rendered to us during the fiscal year ending December 31, 2008:

	Fees				Nonqualified
	earned			Non-Equity	Deferred
	or paid in	Stock	Option	Incentive Plan	Compensation	All Other
	cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Siu Ling Chan	103,648		67,370				171,018
Lin Ling Li	103,648		67,370				171,018
Sean Shao	10,516		36,940				47,456
Jie Gan	7,887		36,940				44,827
Tong Jun Lin	7,887		36,940				44,827

All directors receive reimbursements from us for expenses which are necessarily and reasonably incurred by them for providing services to us or in the performance of their duties. Our directors who are also our employees receive compensation in the form of salaries, housing allowances, employee insurance and benefits in kind. Our executive directors do not receive any compensation in addition to their salaries in their capacity as directors or other remunerations as members of our management team. However, we do pay their expenses related to attending board meetings and participating in board functions.

On July 19, 2006, we entered into director employment agreements with Ms. Siu Ling Chan and Ms. Lin Ling Li, pursuant to which they receive a monthly salary of HK$50,000 (approximately $6,400), plus a guaranteed bonus of HK$50,000 (approximately $6,400) payable on December 31 of each year, as consideration for their services as directors.

On July 24, 2008, we entered into independent director agreements with Mr. Sean Shao, Dr. Jie Gan, and Dr. Tong Jun Lin. Under the terms of the independent director agreements, we agreed to pay each an annual salary of $18,000 as compensation for the services to be provided by them as independent directors, except that Mr. Shao will receive an additional $6,000 as compensation for his role as head of our Audit Committee. In addition, we agreed to grant to each independent director an option to purchase 20,000 shares of our common stock, with an exercise price of $4.00 per share, of which 10,000 shares vested on January 25, 2009 and the remaining 10,000 shares will be vested on July 25, 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2008 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved that exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under Item 11. “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

•         On May 9, 2008, we entered into a consulting agreement with Mr. Stanley Wong, our former Chief Executive Officer until June 1, 2008, pursuant to which we agreed to pay Mr. Wong a monthly fee of RMB 40,000 or its HK$ equivalent (approximately $5,725), as consideration for performance of his duties as consultant. We also agreed to grant Mr. Wong a ten-year non-qualified option under the 2008 Plan, for the purchase of 50,000 shares our common stock, at an exercise price of $4.00 per share. The term of the consulting agreement commenced on June 1, 2008, and expired on December 31, 2008, in accordance with its terms.

•         During 2007, the Company advanced in total RMB 3,007,481 (approximately $413,697) in cash to a 20% minority shareholder of one of the Company's plasma companies for the purchases of plasma collection license and certain equipments for its Fang Cheng Plasma Company. However, the title transfer of those equipments, with the estimated value of approximately RMB 122,481 (approximately $16,871), has not been realized. The Company determined that the likelihood of the minority shareholder's ability to deliver the title of those equipments is minimal and made a provision for the amount of $16,871 as of December 31, 2008. The Company also determined that the future cash flows expected to be generated from the Fang Cheng plasma collection license had impaired as the plasma collected in 2008 did not warrant any carrying amount for the license. As a result, the Company recorded an impairment write-down of intangible assets for approximately RMB 2,885,000 (approximately $415,873).

•         In 2007, the Company also prepaid $516,456 to the same minority shareholder of one of the plasma companies. The prepayment is for the purpose of acquiring certain assets. Assets are expected to be received by January 2009. However, at December 31, 2008, the Company determined that the likelihood of recovering these advances and prepayment is minimal, due to the minority shareholder's ability to secure the title of the assets and the personal financial difficulty as a result of the economic downturn, and made a provision for both amounts as bad debt expense as of December 31, 2008. The Company is currently negotiating with the shareholder in attempt to recover the fund. On April 6, 2009, our BVI subsidiary, Logic Express entered into an equity transfer and entrustment agreement, among Logic Express, Shandong Taibang, and the Shandong Institute of Biological Products, or the Shandong Institute, the holder of the minority interests in Shandong Taibang, pursuant to which, Logic Express agreed to permit Shandong Taibang and the Shandong Institute to participate in the indirect purchase of Qianfeng's equity interests. Under the terms of the Entrustment Agreement, Shandong Taibang agreed to contribute 18% or RMB 35,000,000 (approximately $5,116,184) of the Dalin purchase price and the Shandong Institute agreed to contribute 12.86% or RMB 25,000,000 (approximately $3,654,917) of the Dalin purchase price. Logic Express is obligated to repay to Shandong Taibang and the Shandong Institute their respective investment amounts on or before April 6th, 2010, along with their pro rata share, based on their percentage of the Dalin purchase price contributed, of any distribution on the indirect equity investment in Qianfeng payable to Logic Express during 2009. Logic Express has agreed that if these investment amounts are not repaid within five days of the payment due date, then Logic Express is obligated to pay Shandong Taibang and the Shandong Institute liquidated damages equal to 0.03% of the overdue portion of the amount due until such time as it is paid. Logic Express has also agreed to pledge 30% of its ownership in Shandong Taibang to the Shandong Institute as security for nonpayment. If failure to repay continues for longer than 3 months after the payment due date, then the Shandong Institute will be entitled to any rights associated with the pledged interests, including but not limited to rights of disposition and profit distribution, until such time as the investment amount has been repaid. Logic Express also provided a guarantee that Shandong Taibang and the Shandong Institute will receive no less than a 6% return based on their original investment amount.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

CHANGE IN ACCOUNTANTS

None.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below, from time to time, of an aggregate of 1,335,581 shares of our common stock that are issuable to the selling stockholders upon conversion of the 3.8% senior secured convertible notes  issued in the June 2009 private placement described below, and 667,791 shares issuable upon exercise of three-year warrants to purchase shares of our common stock at an exercise price of $4.80 per share.  None of the selling stockholders is an affiliate of the Company, and each of the selling stockholders has represented to the Company in writing in substance that it acquired the securities or will acquire the underlying securities for its own account, and without a view towards, or for resale in connection with, the public sale or distribution thereof, irrespective of whether or not such sale would be registered or exempted under the Securities Act.

On June 10, 2009, we completed a private placement transaction with a group of accredited investors.  Pursuant to a securities purchase agreement with the investors (who are the selling stockholders named below), we issued to the investors, 3.8% senior secured convertible notes,  in the aggregate principal amount of $9,554,140, convertible into 2,388,535 shares of our common stock and warrants to purchase up to 1,194,268 shares of our common stock.  The securities issued represented approximately 13.41% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after closing date. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.   For additional information regarding the June 2009 private placement see our disclosure herein under “Liquidity and Capital Resources – Financing Activities.”

In connection with the private placement transaction, on June 10, 2009, we entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, or by July 25, 2009, a registration statement registering for resale the shares issued to the investors in the private placement.  We have amended the registration statement to register on behalf of the Selling Stockholders, on a pro rata basis, 2,003,372, or 55% of the shares underlying the securities issued to the investors in the private placement. The 2,003,372 shares being offered by the Selling Stockholders amount to approximately 8.46% of the Company’s issued and outstanding common stock, and approximately 29.06% of the Company’s common stock held by non-affiliates (assuming full conversion of the convertible notes and full exercise of the warrants offered for resale by the Selling Stockholders).

OpCo acted as the placement agent in connection with the sale of the notes, pursuant to a letter agreement, dated October 4, 2008, between the Company and OpCo, as amended. Under the terms of the agreement, the Company agreed to retain OpCo as its exclusive private placement agent for a period to end on December 31, 2009, and Oppenheimer agreed to (a) assist the Company in preparing a private placement memorandum describing the Company and its securities; (b) review with the Company a list of investors to whom the Memorandum will be provided and assist in scheduling meetings with potential investors; and (c) assist and advise the Company with respect to the negotiation of the sale of the securities to the investors.  As consideration for its services, OpCo had the right to a cash fee equal to 7% of the gross proceeds received from the Company’s sale of any securities to first-time investors, and reimbursement of fees and expenses up to $80,000.  OpCo was also entitled to receive a three-year warrant to purchase shares equal to 5% of any securities purchased by first-time investors in the Company and 3% of the gross proceeds received from the Company’s existing investors that have rights of first refusal to the same securities.  OpCo also had certain registration rights with respect to the common stock underlying its warrant, which rights include: one demand to register such shares for resale, provided that the Company is eligible to use a registration statement on Form S-3; an unlimited number of piggyback registration rights; “cashless exercise” rights with respect to the warrant; and customary anti-dilution provisions.  However, the Company has the right to repurchase any shares underlying OpCo’s warrant to be included in a registration statement, at 95% of the difference between the market price per share at the time of such repurchase and the applicable exercise price per share for such shares.  Either party had the right to terminate the agreement in writing prior to December 31, 2009, however, the agreement provided that OpCo’s right to receive fees thereunder would continue to apply if the Company issued shares within 6 months from termination, to any investors which OpCo previously solicited or sought to solicit on behalf of the Company, or which contacted the Company in connection with a transaction as a result of OpCo’s efforts and whose name appears on a list of investors provided to the Company by OpCo on the termination date.  A copy of the letter agreement between the Company and OpCo, is filed with the registration statement of which this prospectus is a part.   At the closing of the private placement transaction, OpCo received a cash fee equal to $586,624, or 6.1% of the gross proceeds received from the sale of the securities to the Selling Stockholders, and a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the securities purchased by Essence International Investment LTD, at an exercise price of $6.00 per share. Other than with respect to the letter agreement between the Company and OpCo, no relationships or arrangements have existed in the past three years or are to be performed in the future between the Company and any of the selling stockholders or any of their affiliates, or any person with whom any selling stockholder has a contractual relationship (or any predecessors of those persons) in connection with the sale of the notes.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of November 2, 2009 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 21,739,942 shares of common stock outstanding as of November 2, 2009.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer. For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” below.

Other than with respect to Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P. (together, “Jayhawk”) in connection with the Company’s 2006 private placement set forth below, and other than with respect to the June 2009 private placement, the Company has not engaged in any securities transactions with the Selling Stockholders or any of their affiliates, or any person with whom they have a contractual relationship.  Jayhawk was a participant in the Company’s 2006 private placement of its securities to certain accredited investors as follows which occurred on July 19, 2006.  The Company had 19,234,942 shares of common stock issued and outstanding prior to that transaction, 3,366,120 of which were held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders.  A total of 2,200,000 shares were issued or issuable in connection with the 2006 private placement, equaling 153% of the total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction. At the time of the July 2006 transaction, the Company’s common stock was not yet publicly traded and so a market price immediately prior to the transaction cannot be determined, however, the investors in that transaction set $3.00 as the per share resale price of the securities in the registration statement filed in connection with the transaction and the average sale price of the securities in the first quarter of public trading was $3.00 per share.  As of November 2, 2009, the closing price of the Company’s common stock (the class of securities subject to the July 2006 transaction) as quoted on the over-the-counter bulletin board was $6.40 per share.

The Company has already advised each selling stockholder that it may not use shares registered offered by them in this prospectus to cover short sales of the Company’s common stock made prior to the date on which the registration statement that is a part of this prospectus shall have been declared effective by the SEC. Each selling stockholders has acknowledged receipt of such notice and has agreed to promptly notify the Company of any subsequent changes in this and any other information provided to us that may occur prior to the effective date of such registration statement.  None of the selling stockholders has advised the Company that it has an existing short position in the Company’s common stock.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Sold	Shares Beneficially Owned After Offering(1)	Percentage Ownership After Offering(2)
Jayhawk Private Equity Fund, L.P.	1,892,338	(3)	405,212	1,487,126	6.62%
Jayhawk Private Equity Co-Invest Fund, L.P.	118,198	(4)	25,513	92,685	*
Essence International Investment LTD	2,812,500	(5)	1,572,647	1,239,853	5.41%
Total	4,823,036		2,003,372	2,819,664	12.03%

_______________________
* means less than 1%.

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

As of November 2, 2009, a total of 21,739,942 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d) (1). warrants that are exercisable and notes that are convertible within 60 days have been included in the denominator.

(3)

Consists of (i) 1,167,662 shares of our common stock owned as of November 2, 2009, (ii) 483,117 shares of our common stock issuable upon conversion of our 3.8% convertible notes issued in the 2009 financing; and (iii) 241,559 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Jayhawk Private Equity Fund, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.

(4)

Consists of (i)72,571 shares of our common stock owned as of November 2, 2009, (ii) 30,418 shares of our common stock issuable upon conversion of our 3.8% convertible notes issued in the 2009 financing; and (iii) 15,209 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Jayhawk Private Equity Co-Invest Fund, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.

(5)

Consists of (i) 1,875,000 shares of our common stock issuable upon conversion of our 3.8% convertible notes issued in the 2009 financing; and (ii) 937,500 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Essence International Investment LTD is DT Capital Management Limited which is controlled by Lixin Tian.

Prior to the June 2009 private placement, approximately 6,129,007 shares of the Company’s common stock were held by persons other than the selling stockholders and their affiliates and the affiliates of the Company.  Prior to the June 2009 private placement, a total of 2,028,365 shares of common stock were registered for resale by the selling shareholders or their affiliates in prior registration statements, consisting of (i) 1,489,342 shares and 93,772 shares of common stock held by Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P., respectively, and (ii) 372,336 shares and 23,443 shares of common stock issuable to them, respectively, upon the exercise of five-year warrants to purchase common stock at an exercise price of $2.8425 per share.  This amount also included an aggregate of 49,472 shares of common stock issuable upon the exercise of a five-year warrant to purchase common stock at an exercise price of $2.8425 per share, transferred to them by Capital Ventures International.  Of these shares, 788,132 shares have been sold by Jayhawk in registered resale transactions and 1,240,233 shares continue to be held by them.   All the five-year warrants issued by the Company in the 2006 private placement, including the five-year warrants held by Jayhawk, were redeemed on September 24, 2009, and Jayhawk exercised all five-year warrants held by them for 445,251 shares of the Company’s common stock in the aggregate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 2, 2009 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Biologic Products, Inc., No. 14 East Hushan Road, Taifan City, Shandong, People's Republic of China 271000.

Name & Address of Beneficial Owner	Office, If Any	Title of Class Officers and Directors	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Siu Ling Chan	Chairwoman of the Board	Common stock $.0001 par value	6,912,624(3)	31.7%
Chao Ming Zhao	Chief Executive Officer	Common stock $.0001 par value	1,186,787(4)	5.4%
Yu-Yun Tristan Kuo	Chief Financial Officer	Common stock $.0001 par value	75,000(5)	0.3%
Lin Ling Li	Director	Common stock $.0001 par value	6,912,624(3)	31.7%
Sean Shao	Director	Common stock $.0001 par value	20,000 (6)	0.1%
Jie Gan	Director	Common stock $.0001 par value	20,000 (6)	0.1%
Tong Jun Lin	Director	Common stock $.0001 par value	20,000 (6)	0.1%
All officers and directors as a group (7 persons named above)		Common stock $.0001 par value	15,147,035	69.7%
		5% Securities Holders
Siu Ling Chan	Chairwoman of the Board	Common stock $.0001 par value	6,912,624(3)
Lin Ling Li	Director	Common stock $.0001 par value	6,912,624(3)	31.7%
Chao Ming Zhao	Chief Executive Officer and Director	Common stock $.0001 par value	1,186,787 (4)	31.7%
IDG-Accel China Growth Fund II LP. (7)	-	Common stock $.0001 par value	1,797,367	5.4%
Patrick J. McGoven(8)	-	Common stock $.0001 par value	1,944,360	8.3%
Quan Zhou(8)	-	Common stock $.0001 par value	1,944,360	8.9%
Jayhawk Private Equity Fund, L.P. (9)	-	Common stock $.0001 par value	1,892,338	8.9%
Kent C. McCarthy (10)	-	Common stock $.0001 par value	2,010,536	8.4%
Essence International Investment LTD(11)	-	Common stock $.0001 par value	2,812,500	9.2%
Lixin Tian (11)	-	Common stock $.0001 par value	2,812,500	11.5%

________________
*Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

As of November 2, 2009, a total of 21,739,942 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any securities that are exercisable or convertible within 60 days have been included in the denominator.

(3)	Includes 50,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $4.00 per share.
(4)	Includes 115,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $4.00 per share.
(5)	Includes 75,000 shares underlying a ten-year nonstatutory stock option granted under the 2008 Plan, exercisable at $4.00 per share.
(6)

Represents shares underlying an option to purchase 20,000 shares of our common stock, with an exercise price of $4.00 per share, of which 10,000 shares vested on January 25, 2009 and the remaining 10,000 shares vested on July 25, 2009.

(7)

Patrick J. McGoven and Quan Zhou are directors and executive officers of IDG-Accel China Growth Fund GP II Associates Ltd., which is the ultimate general partner of IDG-Accel China Growth Fund II LP.  By virtue of acting together to direct the management and operations of the general partner of IDG-Accel China Growth Fund II LP., Patrick J. McGoven and Quan Zhou may be deemed to have shared voting and dispositive power with respect to the securities of the Company held by IDG-Accel China Growth Fund II LP.  Each of Patrick J. McGoven and Quan Zhou disclaims beneficial ownership of the securities of the Company held by IDG-Accel China Growth Fund II LP.

(8)

Represents our securities held by IDG-Accel China Growth Fund II LP. disclosed in the preceding note, as well as, 146,993 shares of common stock, held by IDG-Accel China Investors II L. P.  Patrick J. McGoven and Quan Zhou are directors and executive officers of IDG-Accel China Growth Fund GP II Associates Ltd., which is the general partner of IDG-Accel China Investors II L.P.  By virtue of acting together to direct the management and operations of the general partner of IDG-Accel China Investors II L.P., Patrick J. McGoven and Quan Zhou may be deemed to have shared voting and dispositive power with respect to the securities of the Company held by IDG -Accel China Investors II L.P.  Each of Patrick J. McGoven and Quan Zhou disclaims beneficial ownership of the securities of the Company held by IDG-Accel China Investors II L. P.

(9)

Consists of (i) 1,167,662 shares of our common stock owned as of November 2, 2009, (ii) 483,117 shares of our common stock issuable upon conversion of our 3.8% convertible notes issued in the 2009 financing; and (iii) 241,559 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Jayhawk Private Equity Fund, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.

(10)

Represents our securities held by Jayhawk Private Equity Fund, L.P. disclosed in the preceding note, as well as the following securities held by Jayhawk Private Equity Co-Invest Fund, L.P.: (i) 72,571 shares of our common stock; (ii) 30,418 shares of our common stock issuable upon conversion of our 3.8% convertible notes issued in the 2009 financing; and (iii) 15,209 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Jayhawk Private Equity Co-Invest Fund, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.

(11)

Consists of (i) 1,875,000 shares of our common stock issuable upon conversion of our 3.8% convertible notes issued in the 2009 financing; and (ii) 937,500 shares of common stock issuable upon the exercise of three-year warrants to purchase common stock at an exercise price of $4.80 per share. The General Partner of Essence International Investment LTD is DT Capital Management Limited which is controlled by Lixin Tian.

DESCRIPTION OF SECURITIES TO BE REGISTERED

In this offering, we are registering shares of our common stock, par value $.0001 per share, issuable upon conversion or exercise of the convertible notes and warrants sold in the June 2009 private placement.

Capital Stock

We are currently authorized to issue 100,000,000 shares of common stock, par value $.0001 per share, of which 21,739,942 shares were issued and outstanding as of November 2, 2009. Each common share entitles the holder to one vote on all matters submitted to a vote of our stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. All shares of our common stock issued by the company are of the same class, and have equal liquidation, preference, and adjustment rights. Holders of outstanding shares of our common stock have no preemptive, conversion or redemptive rights.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Warrants, Convertible Notes, and Registration Right

On July 19, 2006, we issued to the investors in the 2006 private placement warrants to purchase an aggregate of 1,070,000 shares of our Common Stock which are exercisable by the holders at $2.8425 per share for a period of five years following the closing of the private placement. In the event the market price of our Common Stock exceeds 160% of the exercise price of the warrants at any time after 45 days following the effective date of the registration statement of which this prospectus forms a part, then we may require the holder of such warrants to exercise any unexercised warrants so long as this registration statement remains effective and certain other conditions are met. The warrants may not be exercised – including pursuant to these forced exercise provisions -- if it would result in the holder beneficially owning more than (i) 4.9999% of our outstanding Common Stock (which provision may be waived by the holder thereof with upon notice to us 61 days prior to such exercise); or (ii) 9.9999% of our outstanding Common Stock (which provision may not be waived by any party). In the event we issue shares of our Common Stock or any type of securities convertible or exercisable into shares of our Common Stock at a price below $2.8425, the exercise price of the warrants shall be adjusted downwards on a “weighted average” basis. In connection with the 2006 private placement, we issued to Lane Capital Markets, LLC, the placement agent for the transaction, warrants for the purchase of 214,000 shares of our common stock in the aggregate, for its services as placement agent.

On September 24, 2009, we redeemed all outstanding and unexercised warrants to purchase the Company’s common stock that were issued to investors in the July 2006 private placement, except for the placement agent warrants (the “2006 Warrants”).  Our right to redeem the 2006 Warrants was triggered by the satisfaction of the conditions to such right, including that the volume weighted average trading price per share of the Company’s common stock for 15 consecutive trading days, as reported by Bloomberg L.P., was equal to or greater than 160% of the exercise price of the 2006 Warrants.  Warrants to purchase a total of 875,000 shares of the Company’s common stock were exercised, equal to 100% of all the 2006 Warrants that remained outstanding and unexercised.  The Company received approximately $2.48 million in proceeds from the exercise of the warrants. The Company intends to use the proceeds for general corporate purposes.

On June 10, 2009, we issued to the investors in the 2009 private placement warrants to purchase an aggregate of 1,194,268 shares of our Common Stock which are exercisable by the holders at $4.80 per share for a period of three years following the closing of the private placement. The warrants are also subject to customary adjustments for stock splits, dividends, recapitalizations, and other antidilution events. In connection with the 2009 private placement, we also issued to Oppenheimer & Co. Inc., or Opco, a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the Securities purchased by first-time investors in the Company, at an exercise price of $6.00 per share. Opco also received certain registration rights with respect to the common stock underlying its warrant, which rights include: one demand to register such shares for resale, provided that we are eligible to use a registration statement on Form S-3; an unlimited number of piggyback registration rights; “cashless exercise” rights with respect to the warrant; and customary anti-dilution provisions. We will have the right to repurchase any shares underlying Opco's warrant to be included in a registration statement, at 95% of the difference between the market price per share at the time of such repurchase and the applicable exercise price per share for such shares. All 1,194,268 of these warrants remain unexercised as of November 2, 2009.

On June 10, 2009, we also issued to the investors in the 2009 private placement senior secured convertible notes in the aggregate principal amount of $9,554,140. The notes carry interest of 3.8% per annum. The notes are convertible into shares of our common stock at the conversion rate of $4.00 per share, subject to customary adjustments for any recapitalizations, stock combinations, stock dividends, stock splits and other antidilution events. Pursuant to the terms of the notes, the investors have rights to participate in any future offerings by the Company until June 10, 2010, except for underwritten public offerings, equity compensation grants, issuances of stock upon the conversion or exchange of convertible securities outstanding on the closing of the 2009 private placement, and certain acquisitions. Investors also have a right of first refusal to participate in the purchase of any securities of the Company proposed to be transferred by a controlling stockholder or another investor in the June 2009 private placement occurring on or before June 10, 2010. Any investors that do not exercise their right of first refusal may exercise a customary right of co-sale. The Company may not register any transfers subject to these rights unless the transferors comply with certain notice procedures provided in the terms of the notes. If these rights are not exercised, the transferors may transfer their securities on the proposed terms for 60 calendar days from the expiration of these rights.

In connection with the private placement transaction, on June 10, 2009, we also entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, a registration statement registering for resale the shares issued to the investors in the private placement. If we do not file the required registration statement in a timely manner, or if we fail to file a pre-effective amendment to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then the investors have the right, by providing four weeks' written notice to require us, to redeem all or a portion of the notes held by them at a redemption price, payable in cash, equal to the outstanding principal amount of the note, plus an amount equal to two years of interest payments (compounded semi-annually) on such principal amount, less any amount of interest actually and previously paid on such outstanding principal amount. The notes are also redeemable upon an event of default, a change of control, liquidation, dissolution or wind-up of the affairs of the Company or any subsidiary, the amendment, alteration or repeal of any provision of the Certificate of Incorporation or bylaws of the Company or any subsidiary in a manner that materially adversely affects the rights or preferences of the investor (including but not limited to increasing or decreasing the authorized number of members of the board of directors of the Company or any subsidiary without the consent of the investors), or the failure to complete any of the post-closing conditions of the Dalin/Huitian Acquisitions within six months of the closing date.

Preferred Stock

We are currently authorized to issue up to 10,000,000 shares of preferred stock, par value $.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. We currently have no shares of preferred stock outstanding.

Transfer Agent and Registrar

Our independent stock transfer agent and registrar for our common stock is Securities Transfer Corporation. Their mailing address is 2591 Dallas Parkway, Suite #102, Frisco, Texas, 75034, and their telephone number is (469) 633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 2, 2009, we had outstanding 21,739,942 shares of common stock.

Shares Covered by this Prospectus

All of the 2,003,372 shares of common stock underlying the securities being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of this prospectus is a part is, and remains, effective.

Rule 144

Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•         1% of the total number of securities of the same class then outstanding, which will equal approximately 216,899 shares immediately after this offering; or

•         the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since our shares are quoted on the Over-the-Counter Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  All of our currently issued and outstanding shares may currently be sold in reliance on Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling the aggregate 2,003,372 shares of our common stock issuable upon conversion and exercise of the convertible notes and warrants issued in the 2009 private placement covered under this prospectus.

Lock-Up Agreements

One of our controlling stockholder entered into a share pledge agreement in connection with the June 2009 private placement, pursuant to which, she agreed that, so long as at least 50% of the original principal amount of the Notes remains outstanding for the two year period following the closing, she will not dispose of more than 500,000 shares of the Company's common stock in any one year period or more than 1,000,000 shares of the Company's common stock throughout the two-year term. She also agreed to provide the investors in the private placement with the right of first refusal during the two-year term with respect to any transfer of her securities. This lock-up provision will expire on June 10, 2011.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders will sell our shares at prevailing market prices or at privately negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•         purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•         an exchange distribution in accordance with the rules of the applicable exchange;

•         privately negotiated transactions;

•         short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•         through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•         broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•         sales pursuant to Rule 144;

•         a combination of any such methods of sale; and

•         any other means permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $71,824. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C.

EXPERTS

Our audited consolidated financial statements as of December 31, 2008 and 2007 and for each of the two years in the period ended December 31, 2008 included in this prospectus and elsewhere and in the registration statement have been so included in reliance upon the report of Moore Stephens Wurth Frazer & Torbet, LLP, independent auditors, appearing in this registration statement, and their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in China Biologic or any of its parents or subsidiaries. Nor was any such person connected with China Biologic or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney's fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA BIOLOGIC PRODUCTS, INC.

2,003,372 Shares of Common Stock

PROSPECTUS

_______, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$824.00
Printing Fees and Expenses	2,500.00
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	10,000.00
Blue Sky Fees and Expenses	5,000.00
Transfer Agent and Registrar Fees	2,000.00
Miscellaneous	1,500.00
Total	$71,824.00

Item 14. Indemnification of Directors and Officers

China Biologic Products, Inc. is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law or the DGCL, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•         any breach of the director's duty of loyalty to the corporation or its stockholders;

•         acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•         payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; or

•         any transaction from which the director derived an improper personal benefit.

Under the DGCL, any repeal or modification of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for any (a) breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) pursuant to Section 174 or the DGCL; or (d) for any transaction from which the director derived an improper benefit.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

Our restated bylaws provide that we must indemnify our former and present directors and officers against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by any such director or officer in connection with any threatened, pending or completed action, suit or proceeding, to the fullest extent permitted by the laws of Delaware. We have undertaken to pay any expenses reasonably incurred by a director or officer in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount, if it is ultimately determined that he or she is not entitled to be indemnified by us. The provision of indemnification to persons under our restated bylaws does not limit or restrict in any way our power to indemnify them in any other way permitted by law. The Company has also entered into separate agreements with certain directors indemnifying them to the fullest extent permitted by the foregoing. The Company has purchased director and officer liability insurance, as permitted by its bylaws.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On June 10, 2009, we completed a private placement transaction with a group of accredited investors. Pursuant to the securities purchase agreement, we issued to the investors, or their designees, 3.8% senior secured convertible notes in the aggregate principal amount of $9,554,140, convertible into shares of our common stock and warrants to purchase up to 1,194,268 shares of our common stock at an exercise price of $4.80 per share. The securities issued represented approximately 13.41% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after closing date. For details regarding the Purchase Agreement and the related transaction documents, see our Current Report on Form 8-K filed on June 5, 2009 and the exhibits thereto.

As compensation for its services, Opco, our placement agent in the transaction will receive a cash fee equal to 6.1% of the gross proceeds received from the sale of the Securities. Opco will also receive a three-year warrant to purchase up to 93,750 shares of our common stock, representing 5% of the Securities purchased by first-time investors in the Company, at an exercise price of $6.00 per share. Opco also received certain registration rights with respect to the common stock underlying its warrant, which rights include: one demand to register such shares for resale, provided that we are eligible to use a registration statement on Form S-3; an unlimited number of piggyback registration rights; “cashless exercise” rights with respect to the warrant; and customary anti-dilution provisions. We will have the right to repurchase any shares underlying Opco's warrant to be included in a registration statement, at 95% of the difference between the market price per share at the time of such repurchase and the applicable exercise price per share for such shares.

In connection with the private placement transaction, on June 10, 2009, we also entered into a registration rights agreement with the investors, pursuant to which we agreed to file within 45 days of the closing date, a registration statement registering for resale the shares issued to the investors in the private placement. If we not file the required registration statement in a timely manner, or if we fail to file pre-effective amendment to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then the investors have the right, by providing four weeks' written notice to require us, to redeem all or a portion of the notes held by them at a redemption price, payable in cash, equal to the outstanding principal amount of the note, plus an amount equal to two years of interest payments (compounded semi-annually) on such principal amount, less any amount of interest actually and previously paid on such outstanding principal amount. An aggregate of 1,335,581 shares of our common stock issuable upon conversion of the convertible notes and 667,791 shares issuable upon exercise of the warrants issued in connection with the 2009 private placement are being registered herein.

For more information regarding the June 2009 private placement transaction see our disclosure herein under “Liquidity and Capital Resources – Financing Activities” and under “Selling Stockholders.”

The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. The investors agreed, pursuant to the terms and conditions of the securities purchase agreement, as applicable, that (a) they had access to all of the Company's information pertaining to the investment and were provided with the opportunity to ask questions and receive answers regarding the offering, (b) they acquired the securities, as applicable, for their own account for investment and not for the account of any other person and not with a view to or for any distribution within the meaning of the Securities Act and (c) they will not sell or otherwise transfer the securities, as applicable, unless in compliance with state and federal securities laws. Each of the investors represented, pursuant to the terms and conditions of the Purchase Agreement, that they are accredited investors as defined in Rule 501(a) under the Securities Act and that there was no general solicitation or advertising in connection with the offer and sale of the Securities.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1	Share Exchange Agreement between the Company, Logic Express Limited and the selling stockholders signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

3.2	Amended and Restated By-Laws, adopted on March 31, 2009 (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K filed by the Company on March 31, 2009).

4.1	Securities Purchase Agreement between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd., and the selling stockholders and investors signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 4.1 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.2	Registration Rights Agreement, between the Company and certain investors signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 4.2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.3	Form of Stockholder Warrant to purchase Common Stock, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.4	Lane Warrant, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.4 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.5	Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.5 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.6	Escrow Agreement, between the Company, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.6 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.7	Amendment No. 1 to the Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of February 16, 2007 (incorporated by reference to Exhibit 4.7 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.8	Amendment No. 2 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of March 27, 2007 (incorporated by reference to Exhibit 4.8 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.9	Amendment No. 3 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of April 2, 2007 (incorporated by reference to Exhibit 4.9 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.10	Amendment No. 4 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of May 9, 2007 (incorporated by reference to Exhibit 4.10 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.11	Amendment No. 1 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of February 16, 2007 (incorporated by reference to Exhibit 4.11 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.12	Amendment No. 2 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of March 27, 2007 (incorporated by reference to Exhibit 4.12 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.13	Amendment No. 3 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of April 2, 2007 (incorporated by reference to Exhibit 4.13 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.14	Amendment No. 4 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of May 9, 2007 (incorporated by reference to Exhibit 4.14 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.15	Amendment No. 5 to Securities Purchase Agreement, between the Company and investors signatory thereto, dated as of August 20, 2007 (incorporated by reference to Exhibit 4.15 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.16	Form of Registration Rights Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

4.17	Form of 3.8% Convertible Senior Secured Note due 2011(incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

4.18	Form of Warrant (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1	China Biologic Products, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.2	Form of Stock Option Award Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.3	Group Secondment Agreement, dated October 28, 2002, between Shandong Taibang Biological Products Co., Ltd. and the Shandong Institute (English Translation) (incorporated by reference to Exhibit 10.1 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.4	Amended and Restated Joint Venture Agreement, between Logic Express Limited and the Shandong Institute, dated as of March 12, 2006 (English Translation) (incorporated by reference to Exhibit 10.2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.5	Letter of Intent for Equity Transfer, between Logic Express Limited and the Shandong Institute, dated as of June 10, 2006 (English Translation) (incorporated by reference to Exhibit 10.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.6	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and Qihei Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.4 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.7	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Xiajin Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.5 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.8	Raw Plasma Supply Agreement, between Shandong Taibang and the Zhangqiu Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.6 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.9	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and Qi He An Tai Plasma Collection Co., Ltd., dated as of January 2, 1007 (English Translation) (incorporated by reference to Exhibit 10.9 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.10	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Xia Jin An Tai Plasma Collection Co., Ltd., dated as of January 2, 2007 (English Translation) (incorporated by reference to Exhibit 10.10 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.11	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Zhang Qiu An Tai Plasma Collection Co., Ltd., dated as of January 2, 2007 (English Translation) (incorporated by reference to Exhibit 10.11 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.12	Asset Purchase Agreement, between Zhang Qiu An Tai Plasma Collection Co., Ltd. and Zhang Qiu Plasma Collection Station, dated as of December 31, 2006 (English Translation) (incorporated by reference to Exhibit 10.12 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.13	Asset Purchase Agreement, between Guang Xi Huan Jiang Missile Plasma Collection Co., Ltd. and Huan Jiang Maonan Autonomous County Plasma Collection Station, dated as of April 24, 2007 (English Translation) (incorporated by reference to Exhibit 10.13 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.14	Asset Purchase Agreement, between Qi He An Tai Plasma Collection Co., Ltd. and Qi He County Plasma Collection Station, dated as of November 9, 2006 (English Translation) (incorporated by reference to Exhibit 10.14 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.15	Asset Purchase Agreement, between Xia Jin An Tai Plasma Collection Co., Ltd. and Xia Jin County Plasma Collection Station, dated as of October 20, 2006 (English Translation) (incorporated by reference to Exhibit 10.15 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.16	Asset Purchase Agreement, between Liao Cheng An Tai Plasma Collection Co., Ltd. and Yang Gu County Plasma Collection Station, dated as of November 3, 2006 (English Translation) (incorporated by reference to Exhibit 10.16 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.17	Asset Purchase Agreement, between Fang Cheng Plasma Collection Co., Ltd. and Fang Cheng Plasma Company, dated as of April 30, 2007 (English Translation) (incorporated by reference to Exhibit 10.21 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.18	Asset Purchase Agreement, between He Ze An Tai Plasma Collection Co., Ltd and Yun Cheng County Plasma Collection Station, dated as of December 15, 2006 (English Translation) (incorporated by reference to Exhibit 10.22 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.19	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and Liao Cheng Tiantan Plasma Collection Co. Ltd., dated as of November 1, 2007 (English Translation) (incorporated by reference to Exhibit 10.23 of the registration statement on Form SB-2/A, filed by the Company on December 28, 2007)

10.20	Asset Purchase Agreement, between Guang Xi Huan Jiang Missile Plasma Collection Co., Ltd. and Huan Jiang Maonan Autonomous County Plasma Collection Station, dated as of August 5, 2007 (English Translation) (incorporated by reference to Exhibit 10.13 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.21	Equity Transfer Agreement, dated September 26, 2008, among Logic Express Limited, Chongqing Dalin Biologic Technologies Co., Ltd. and certain shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on October 2, 2008)

10.22	Supplemental Agreement, dated November 3, 2008, among Logic Express Limited, Fan Shaowen, as representative of the shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on November 7, 2008)

10.23	Second Supplemental Agreement, dated November 14, 2008, among Logic Express Limited, Fan Shaowen as representative of the shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to exhibit 10.3 of the current report of Form 8-K, filed by the Company on November 20, 2008)

10.24	Amended Equity Transfer Agreement, dated December 12, 2008, among Logic Express Limited, Chongqing Dalin Biologic Technologies Co., Ltd., and certain shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to exhibit 10.4 of the current report of Form 8-K, filed by the Company on December 18, 2008)

10.25	Equity Transfer Agreement, between Shandong Taibang Biological Products Co., Ltd. and Mr. Fan Qingchun, dated October 10, 2008 (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on October 16, 2008)

10.26	Joint Venture and Cooperation Agreement between Mr. Fan Qingchun, Shandong Taibang Biological Products Co., Ltd. and Shaanxi Power Construction Corporation, dated September 12, 2008 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on October 16, 2008)

10.27	Agreement on Equity Transfer, Acquisition, Joint Venture and Cooperation, among Shandong Taibang Biological Products Co., Ltd., Shaanxi Power Construction Corporation and Mr. Fan Qingchun, dated September 12, 2008 (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K, filed by the Company on October 16, 2008)

10.28	(Shareholder) Agreement among Shandong Taibang Biological Products Co., Ltd., Logic Express Limited and Biological Institute, dated September 12, 2008 (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K, filed by the Company on October 16, 2008)

10.29	Trademark Licensing Agreement, dated as of February 27, 2007 (English Translation) (incorporated by reference to Exhibit 10.17 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.30	Loan Agreement, dated as of November 30, 2006, among Shandong Taibang and the Shandong Institute and Logic Express (English Translation) (incorporated by reference to Exhibit 10.18 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.31	Supplementary Agreement, dated as of September 1, 2007, among Shandong Taibang Biological Products Co., Ltd., the Shandong Institute and Logic Express Limited (English Translation) (incorporated by reference to Exhibit 10.19 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.32	Form of Bank of Communications Loan Contract, among Shandong Taibang and the Tai'an Branch of the Bank of Communications (English Translation) (incorporated by reference to Exhibit 10.20 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.33	China Bank of Communications Loan Contract, dated October 28, 2008, between Shandong Taibang Biological Products Co. Ltd. and Bank of Communications, Tai'an Branch (English Translation) (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on November 3, 2008)

10.34	Loan Agreement between Shandong Taibang Biological Products Co., Ltd. and Bank Of China, dated January 8, 2009 (English Translation) (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on January 13, 2009)

10.35	Consulting Agreement, between Stanley Wong and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.36	Employment Agreement, between Y. Tristan Kuo and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.37	Employment Agreement, between Chao Ming Zhao and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.38	Form of Director's Employment Agreement of China Biologic (incorporated by reference to Exhibit 10.8 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.39	Form of Independent Director Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on July 30, 2008)

10.40	Form of Indemnity Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on July 30, 2008)

10.41	Form of Securities Purchase Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

10.42	Form of Guarantee and Pledge Agreement, dated June 10, 2009 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

10.43	Form of Indemnification Agreement, dated June 10, 2009 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

14	Code of Ethics (incorporated by reference to Exhibit 14 of the annual report on Form 10-KSB, filed by the Company on March 28, 2008)

21	Subsidiaries of China Biologic Products, Inc. (Incorporated by reference to Exhibit 21 to the registrant's quarterly report on Form 10-Q filed on May 15, 2009)

23.1*	Consent of Moore Stephens Wurth Frazer and Torbet, LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP, included in Exhibit 5.

24*	Power of Attorney (included on the signature page of this registration statement).

_________________________
* Filed herewith

Item 17. Undertakings

(A)

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in Registration Statement;

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tai'an City, Shandong Province, China, on the 4th day of November, 2009.

CHINA BIOLOGIC PRODUCTS, INC.

By:	/s/ Chao Ming Zhao
Chao Ming Zhao
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Y. Tristan Kuo
Y. Tristan Kuo
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Chao Ming Zhao and Y. Tristan Kuo, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Siu Ling Chan Siu Ling Chan	Chairwoman of the Board	November 9, 2009
/s/ Chao Ming Zhao Chao Ming Zhao	Chief Executive Officer (Principal Executive Officer)	November 9, 2009
/s/ Yu-Yun Tristan Kuo Yu-Yun Tristan Kuo	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2009
/s/ Lin Ling Li Lin Ling Li	Director	November 9, 2009
/s/ Sean Shao Sean Shao	Director	November 9, 2009
/s/ Jie Gan Jie Gan	Director	November 9, 2009
/s/ Tong Jun Lin Tong Jun Lin	Director	November 9, 2009

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Exchange Agreement between the Company, Logic Express Limited and the selling stockholders signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

3.2	Amended and Restated By-Laws, adopted on March 31, 2009 (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K filed by the Company on March 31, 2009).

4.1	Securities Purchase Agreement between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd., and the selling stockholders and investors signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 4.1 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.2	Registration Rights Agreement, between the Company and certain investors signatory thereto, dated as of July 18, 2006 (incorporated by reference to Exhibit 4.2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.3	Form of Stockholder Warrant to purchase Common Stock, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.4	Lane Warrant, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.4 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.5	Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.5 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.6	Escrow Agreement, between the Company, the Escrow Agent, and the selling stockholders signatory thereto, dated as of July 19, 2006 (incorporated by reference to Exhibit 4.6 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.7	Amendment No. 1 to the Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of February 16, 2007 (incorporated by reference to Exhibit 4.7 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.8	Amendment No. 2 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of March 27, 2007 (incorporated by reference to Exhibit 4.8 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.9	Amendment No. 3 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of April 2, 2007 (incorporated by reference to Exhibit 4.9 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.10	Amendment No. 4 to Share Escrow Agreement, between the Company, Lane, as investor representative, the Escrow Agent, and the selling stockholders signatory thereto, dated as of May 9, 2007 (incorporated by reference to Exhibit 4.10 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.11	Amendment No. 1 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of February 16, 2007 (incorporated by reference to Exhibit 4.11 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.12	Amendment No. 2 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of March 27, 2007 (incorporated by reference to Exhibit 4.12 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.13	Amendment No. 3 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of April 2, 2007 (incorporated by reference to Exhibit 4.13 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.14	Amendment No. 4 to Securities Purchase Agreement, between the Company, Logic Express Limited, Shandong Taibang Biological Products Co., Ltd. and the selling stockholders and investors signatory thereto, dated as of May 9, 2007 (incorporated by reference to Exhibit 4.14 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.15	Amendment No. 5 to Securities Purchase Agreement, between the Company and investors signatory thereto, dated as of August 20, 2007 (incorporated by reference to Exhibit 4.15 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

4.16	Form of Registration Rights Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

4.17	Form of 3.8% Convertible Senior Secured Note due 2011(incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

4.18	Form of Warrant (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP

10.1	China Biologic Products, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.2	Form of Stock Option Award Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.3	Group Secondment Agreement, dated October 28, 2002, between Shandong Taibang Biological Products Co., Ltd. and the Shandong Institute (English Translation) (incorporated by reference to Exhibit 10.1 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.4	Amended and Restated Joint Venture Agreement, between Logic Express Limited and the Shandong Institute, dated as of March 12, 2006 (English Translation) (incorporated by reference to Exhibit 10.2 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.5	Letter of Intent for Equity Transfer, between Logic Express Limited and the Shandong Institute, dated as of June 10, 2006 (English Translation) (incorporated by reference to Exhibit 10.3 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.6	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and Qihei Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.4 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.7	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Xiajin Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.5 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.8	Raw Plasma Supply Agreement, between Shandong Taibang and the Zhangqiu Plasma Collection Station, dated as of December 30, 2005 (English Translation) (incorporated by reference to Exhibit 10.6 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.9	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and Qi He An Tai Plasma Collection Co., Ltd., dated as of January 2, 1007 (English Translation) (incorporated by reference to Exhibit 10.9 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.10	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Xia Jin An Tai Plasma Collection Co., Ltd., dated as of January 2, 2007 (English Translation) (incorporated by reference to Exhibit 10.10 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.11	Plasma Processing Agreement, between Shandong Taibang Biological Products Co., Ltd. and the Zhang Qiu An Tai Plasma Collection Co., Ltd., dated as of January 2, 2007 (English Translation) (incorporated by reference to Exhibit 10.11 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.12	Asset Purchase Agreement, between Zhang Qiu An Tai Plasma Collection Co., Ltd. and Zhang Qiu Plasma Collection Station, dated as of December 31, 2006 (English Translation) (incorporated by reference to Exhibit 10.12 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.13	Asset Purchase Agreement, between Guang Xi Huan Jiang Missile Plasma Collection Co., Ltd. and Huan Jiang Maonan Autonomous County Plasma Collection Station, dated as of April 24, 2007 (English Translation) (incorporated by reference to Exhibit 10.13 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.14	Asset Purchase Agreement, between Qi He An Tai Plasma Collection Co., Ltd. and Qi He County Plasma Collection Station, dated as of November 9, 2006 (English Translation) (incorporated by reference to Exhibit 10.14 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.15	Asset Purchase Agreement, between Xia Jin An Tai Plasma Collection Co., Ltd. and Xia Jin County Plasma Collection Station, dated as of October 20, 2006 (English Translation) (incorporated by reference to Exhibit 10.15 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.16	Asset Purchase Agreement, between Liao Cheng An Tai Plasma Collection Co., Ltd. and Yang Gu County Plasma Collection Station, dated as of November 3, 2006 (English Translation) (incorporated by reference to Exhibit 10.16 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.17	Asset Purchase Agreement, between Fang Cheng Plasma Collection Co., Ltd. and Fang Cheng Plasma Company, dated as of April 30, 2007 (English Translation) (incorporated by reference to Exhibit 10.21 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.18	Asset Purchase Agreement, between He Ze An Tai Plasma Collection Co., Ltd and Yun Cheng County Plasma Collection Station, dated as of December 15, 2006 (English Translation) (incorporated by reference to Exhibit 10.22 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.19	Raw Plasma Supply Agreement, between Shandong Taibang Biological Products Co., Ltd. and Liao Cheng Tiantan Plasma Collection Co. Ltd., dated as of November 1, 2007 (English Translation) (incorporated by reference to Exhibit 10.23 of the registration statement on Form SB-2/A, filed by the Company on December 28, 2007)

10.20	Asset Purchase Agreement, between Guang Xi Huan Jiang Missile Plasma Collection Co., Ltd. and Huan Jiang Maonan Autonomous County Plasma Collection Station, dated as of August 5, 2007 (English Translation) (incorporated by reference to Exhibit 10.13 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.21	Equity Transfer Agreement, dated September 26, 2008, among Logic Express Limited, Chongqing Dalin Biologic Technologies Co., Ltd. and certain shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on October 2, 2008)

10.22	Supplemental Agreement, dated November 3, 2008, among Logic Express Limited, Fan Shaowen, as representative of the shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on November 7, 2008)

10.23	Second Supplemental Agreement, dated November 14, 2008, among Logic Express Limited, Fan Shaowen as representative of the shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to exhibit 10.3 of the current report of Form 8-K, filed by the Company on November 20, 2008)

10.24	Amended Equity Transfer Agreement, dated December 12, 2008, among Logic Express Limited, Chongqing Dalin Biologic Technologies Co., Ltd., and certain shareholders of Chongqing Dalin Biologic Technologies Co., Ltd. (English Translation) (incorporated by reference to exhibit 10.4 of the current report of Form 8-K, filed by the Company on December 18, 2008)

10.25	Equity Transfer Agreement, between Shandong Taibang Biological Products Co., Ltd. and Mr. Fan Qingchun, dated October 10, 2008 (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on October 16, 2008)

10.26	Joint Venture and Cooperation Agreement between Mr. Fan Qingchun, Shandong Taibang Biological Products Co., Ltd. and Shaanxi Power Construction Corporation, dated September 12, 2008 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on October 16, 2008)

10.27	Agreement on Equity Transfer, Acquisition, Joint Venture and Cooperation, among Shandong Taibang Biological Products Co., Ltd., Shaanxi Power Construction Corporation and Mr. Fan Qingchun, dated September 12, 2008 (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K, filed by the Company on October 16, 2008)

10.28	(Shareholder) Agreement among Shandong Taibang Biological Products Co., Ltd., Logic Express Limited and Biological Institute, dated September 12, 2008 (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K, filed by the Company on October 16, 2008)

10.29	Trademark Licensing Agreement, dated as of February 27, 2007 (English Translation) (incorporated by reference to Exhibit 10.17 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.30	Loan Agreement, dated as of November 30, 2006, among Shandong Taibang and the Shandong Institute and Logic Express (English Translation) (incorporated by reference to Exhibit 10.18 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.31	Supplementary Agreement, dated as of September 1, 2007, among Shandong Taibang Biological Products Co., Ltd., the Shandong Institute and Logic Express Limited (English Translation) (incorporated by reference to Exhibit 10.19 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.32	Form of Bank of Communications Loan Contract, among Shandong Taibang and the Tai'an Branch of the Bank of Communications (English Translation) (incorporated by reference to Exhibit 10.20 of the registration statement on Form SB-2/A, filed by the Company on December 3, 2007)

10.33	China Bank of Communications Loan Contract, dated October 28, 2008, between Shandong Taibang Biological Products Co. Ltd. and Bank of Communications, Tai'an Branch (English Translation) (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on November 3, 2008)

10.34	Loan Agreement between Shandong Taibang Biological Products Co., Ltd. and Bank Of China, dated January 8, 2009 (English Translation) (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on January 13, 2009)

10.35	Consulting Agreement, between Stanley Wong and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.36	Employment Agreement, between Y. Tristan Kuo and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.37	Employment Agreement, between Chao Ming Zhao and China Biologic Products, Inc., dated May 9, 2008 (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K, filed by the Company on May 13, 2008)

10.38	Form of Director's Employment Agreement of China Biologic (incorporated by reference to Exhibit 10.8 of the registration statement on Form SB-2, filed by the Company on September 5, 2007)

10.39	Form of Independent Director Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K, filed by the Company on July 30, 2008)

10.40	Form of Indemnity Agreement of China Biologic Products, Inc. (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K, filed by the Company on July 30, 2008)

10.41	Form of Securities Purchase Agreement, dated June 5, 2009 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

10.42	Form of Guarantee and Pledge Agreement, dated June 10, 2009 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

10.43	Form of Indemnification Agreement, dated June 10, 2009 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by the Company on June 5, 2009).

14	Code of Ethics (incorporated by reference to Exhibit 14 of the annual report on Form 10-KSB, filed by the Company on March 28, 2008)

21	Subsidiaries of China Biologic Products, Inc. (Incorporated by reference to Exhibit 21 to the registrant's quarterly report on Form 10-Q filed on May 15, 2009)

23.1*	Consent of Moore Stephens Wurth Frazer and Torbet, LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP, included in Exhibit 5.

24*	Power of Attorney (included on the signature page of this registration statement).

_________________________
* Filed herewith

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

ASSETS
	June 30,	December 31,
	2009	2008
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$49,479,021	$8,814,616
Accounts receivable, net of allowance for doubtful accounts of $1,274,001 and $1,268,052 as of June 30, 2009 and December 31, 2008, respectively	980,696	313,087
Accounts receivable - related party	795,080	-
Dividend receivable	147,055	147,256
Other receivables	473,975	356,957
Other receivables - related parties	797,138	-
Inventories	27,316,217	14,949,196
Prepayments and deferred expense	1,928,553	614,704
Total current assets	81,917,735	25,195,816

PLANT AND EQUIPMENT, net	27,631,919	19,299,364

OTHER ASSETS:
Investment in unconsolidated affiliate	6,474,950	6,533,977
Refundable deposit for potential acquisition	-	14,181,800
Prepayments - non-current	4,362,343	955,874
Intangible assets, net	21,977,205	1,002,561
Goodwill	12,425,589	-
Total other assets	45,240,087	22,674,212

Total assets	$154,789,741	$67,169,392

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,704,482	$2,481,889
Notes payable	-	29,340
Short term loans - bank	13,580,550	-
Short term loans - holder of noncontrolling interest	4,424,723	773,277
Other payables and accrued liabilities	15,722,686	3,962,931
Other payable - land use right	29,265	1,683
Other payable - related parties	3,082,731	-
Accrued interest - holder of noncontrolling interest	911,084	-
Distribution payable to holder of noncontrolling interest	447,821	3,252,354
Customer deposits	7,838,187	1,091,792
Taxes payable	5,567,794	4,060,010
Long term loan - bank, current maturities	3,369,500	-
Investment payable	6,139,984	3,275,501
Total current liabilities	64,818,807	18,928,777

OTHER LIABILITIES:
Non-current other payable - land use right	324,141	323,707
Notes payable, net of discount of $9,533,784 (including accrued interest of $21,178) as of June 30, 2009	41,534	-
Long term loan - bank, net of current maturities	-	5,868,000
Derivative liability - conversion option	5,796,562	-
Fair value of derivative instruments	7,276,964	-
Total other liabilities	13,439,201	6,191,707

Total liabilities	78,258,008	25,120,484

COMMITMENTS AND CONTINGENCIES

EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,689,942 and 21,434,942 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	2,147	2,143
Paid-in-capital	10,255,255	10,700,032
Statutory reserves	11,738,002	6,989,801
Retained earnings	20,943,538	15,392,253
Accumulated other comprehensive income	4,176,685	4,159,298
Total shareholders' equity	47,115,627	37,243,527

NONCONTROLLING INTEREST	29,416,106	4,805,381

Total equity	76,531,733	42,048,908

Total liabilities and equity	$154,789,741	$67,169,392

The accompanying notes are an integral part of these consolidated statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

REVENUES	$33,181,545	$11,925,842	$54,330,143	$19,774,849

COST OF REVENUES	9,161,765	3,638,128	15,376,695	5,587,026

GROSS PROFIT	24,019,780	8,287,714	38,953,448	14,187,823

OPERATING EXPENSES:
Selling expenses	1,114,614	510,565	1,694,110	1,005,094
General and administrative expenses	6,004,802	2,529,780	9,827,709	4,121,854
Research and development expenses	367,856	279,833	835,583	463,615
Total operating expenses	7,487,272	3,320,178	12,357,402	5,590,563

INCOME FROM OPERATIONS	16,532,508	4,967,536	26,596,046	8,597,260

OTHER EXPENSES (INCOME):
Equity in loss of unconsolidated affiliate	90,390	-	50,143	-
Change in fair value of derivative liabilities	1,295,732	-	1,688,755	-
Interest expense (income), net	883,914	(846)	1,254,767	14,182
Other expense (income), net	(16,005)	52,041	35,310	52,452
Total other expenses, net	2,254,031	51,195	3,028,975	66,634

INCOME BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST	14,278,477	4,916,341	23,567,071	8,530,626

PROVISION FOR INCOME TAXES	2,982,101	2,123,843	5,012,295	2,864,325

NET INCOME BEFORE NONCONTROLLING INTEREST	11,296,376	2,792,498	18,554,776	5,666,301

Less: Net income attributable to noncontrolling interest	4,325,631	758,344	7,325,713	1,364,347

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	6,970,745	2,034,154	11,229,063	4,301,954

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	(1,250)	632,130	17,387	1,574,829
Comprehensive income (loss) attributable to noncontrolling interest	(9,213)	116,824	(26,977)	301,291

COMPREHENSIVE INCOME	$6,960,282	$2,783,108	$11,219,473	$6,178,074

BASIC EARNINGS PER SHARE:
Weighted average number of shares	21,442,909	21,434,942	21,438,948	21,434,942
Earnings per share	$0.33	$0.09	$0.52	$0.20

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	21,811,473	21,664,429	21,527,509	21,808,852
Earnings per share	$0.32	$0.09	$0.52	$0.20

The accompanying notes are an integral part of these consolidated statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	China Biologic Products. Inc.'s shareholders
				Retained earnings		Accumulated other
	Common stock		Additional	Statutory		comprehensive	Noncontrolling
	Shares	Par value	paid in capital	reserves	Unrestricted	income	interest	Total
BALANCE, December 31, 2007	21,434,942	$2,143	$9,388,305	$3,934,703	$6,461,680	$2,313,348	$4,181,338	$26,281,517

Stock based compensation			1,263,188					1,263,188
Net income					4,301,954		1,364,347	5,666,301
Dividend declared to noncontrolling interest shareholders							(385,084)	(385,084)
Adjustment to statutory reserve				821,443	(821,443)			-
Foreign currency translation adjustments						1,574,829	301,291	1,876,120

BALANCE, June 30, 2008 (unaudited)	21,434,942	$2,143	$10,651,493	$4,756,146	$9,942,191	$3,888,177	$5,461,892	$34,702,042

Stock based compensation			48,539					48,539
Net income					7,683,717		1,939,494	9,623,211
Dividend declared to noncontrolling interest shareholders							(2,596,961)	(2,596,961)
Adjustment to statutory reserve				2,233,655	(2,233,655)			-
Foreign currency translation adjustments						271,121	956	272,077

BALANCE, December 31, 2008	21,434,942	$2,143	$10,700,032	$6,989,801	$15,392,253	$4,159,298	$4,805,381	$42,048,908

Cumulative effect of reclassification of warrants			(738,449)		(929,577)			(1,668,026)
Stock based compensation			54,967					54,967
Warrants exercised	40,000	4	238,705					238,709
Net income					11,229,063		7,325,713	18,554,776
Dividend declared to noncontrolling interest shareholders							(4,633,987)	(4,633,987)
Noncontrolling interest acquired from acquisition							21,945,976	21,945,976
Adjustment to statutory reserve				4,748,201	(4,748,201)			-
Foreign currency translation adjustments						17,387	(26,977)	(9,590)

BALANCE, June 30, 2009 (unaudited)	21,689,942	$2,147	$10,255,255	$11,738,002	$20,943,538	$4,176,685	$29,416,106	$76,531,733

The accompanying notes are an integral part of these consolidated statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (Unaudited)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to controlling interest	$11,229,063	$4,301,954
Net income attributable to noncontrolling interest	7,325,713	1,364,347
Consolidated net income	18,554,776	5,666,301
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	1,589,625	579,754
Amortization	1,704,248	53,192
(Gain) loss on disposal of equipment	(506)	1,900
Recovery of bad debt previously reserved	(22,311)	(107,583)
Allowance for bad debt - accounts receivables	9,635	-
Allowance for bad debt - other receivables	397,101	-
Stock based compensation	54,967	1,263,188
Change in fair value of warrant liabilities	1,688,755	-
Amortization of deferred note issuance cost	25,323	-
Amortization of discount on convertible notes	20,356	-
Equity in loss of unconsolidated affiliate	50,143	-
Change in operating assets and liabilities:
Notes receivable	-	(23,694)
Accounts receivable	(676,036)	(477,858)
Accounts receivable - related party	(375,810)	-
Other receivables	(23,082)	(201,576)
Other receivables - shareholders	-	1,419
Inventories	(4,130,960)	(2,571,137)
Prepayments and deferred expenses	(750,937)	(241,377)
Accounts payable	(50,767)	(294,290)
Other payables and accrued liabilities	4,573,201	683,527
Accrued interest	21,178	-
Accrued interest - holder of noncontrolling interest	911,084	-
Customer deposits	4,251,476	264,990
Taxes payable	608,063	2,134,302
Contingent liability	-	(107,273)
Net cash provided by operating activities	28,429,522	6,623,785

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	11,943,673	-
Payments made for acquisition	(10,373,854)	-
Purchase of plant and equipment	(1,865,746)	(2,245,627)
Additions to intangible assets	(1,014,766)	(10,269)
Proceeds from sale of equipment	-	3,546
Advances on non-current assets	(590,428)	(32,945)
Net cash used in investing activities	(1,901,121)	(2,285,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants conversion	113,700	-
Proceeds from issuance of convertible notes	8,971,337	-
Repayments of former shareholders loan in acquiring company	(2,652,737)	-
Proceeds from short term bank loans	13,513,754	-
Payments on short term loans - bank	-	(709,200)
Payments on long term loan - bank	(5,862,800)	-
Dividends paid to noncontrolling interest shareholders	-	(283,680)
Net cash provided by (used in) financing activities	14,083,254	(992,880)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	52,750	419,599

INCREASE IN CASH	40,664,405	3,765,209
CASH and CASH EQUIVALENTS, beginning of period	8,814,616	5,010,033

CASH and CASH EQUIVALENTS, end of period	$49,479,021	$8,775,242

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$4,351,056	$850,605
Interest paid (net of capitalized interest)	$715,158	$29,901
Non-cash investing and financing activities:
Reclassification of warrant liability to paid-in capital upon warrants conversion	$125,009	$-
Dividend paid in exchange of holder of noncontrolling interest loan	$3,736,773	$-
Dividend paid by offsetting loan due from holder of noncontrolling interest	$3,720,649	$-
Net assets acquired with prepayments made in prior periods	$14,159,124	$-
Net assets acquired with unpaid investment	$2,849,321	$-
Land use right acquired with prepayments made in prior periods	$131,103	$-

The accompanying notes are an integral part of these consolidated statements.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

Note 1 – Organization background and principal activities

Principal Activities and Reorganization

China Biologic Products, Inc. (the “Company” or “CBP”) was originally incorporated in 1992 under the laws of the state of Texas. After it completed the reverse acquisition with Logic Express Limited, it converted to a Delaware corporation. The Company through its direct and indirect subsidiaries is principally engaged in the research, development, commercialization, manufacture and sale of human blood products to customers in the People's Republic of China (the “PRC”) and to some extent in India.

Current Development

Dalin Acquisition and Entrustment Agreement

Logic Express Ltd. (“Logic Express”), CBP's wholly owned subsidiary, through Logic Holdings Ltd. (“Logic Holdings”) completed the acquisition of 90% interest in Chongqing Dalin Biologic Technologies Co. Ltd. (“Dalin”) in April 2009 upon payment of 90% of the total purchase price of approximately RMB 194,400,000 ($28,479,600). The Company are obligated to pay the remaining 10% of the purchase price, RMB 19,440,000 (approximately $2,847,960), on or before April 9, 2010, the one-year anniversary of the local Administration for Industry and Commerce's approval of the equity transfer. Guiyang Qianfeng Biological Products Co., Ltd. (“Qianfeng”), Dalin's 54% owned subsidiary, is one of the largest plasma-based biopharmaceutical companies in China and is the only manufacturer currently operating in Guizhou Province. Qianfeng is in compliance with Good Manufacturing Practices, or GMP, standards, and has been approved by the PRC's State Food and Drug Administration or the SFDA to produce six types of plasma-based products including Human Albumin, Human Immunoglobulin, Human Intravenous Immunoglobulin, Human Hepatitis B Immunoglobulin, Human Tetanus Immunoglobulin and Human Rabies Immune Globulin.

In accordance with the terms of the equity transfer agreement, Logic Holdings effectively became a 90% shareholder in Dalin, including the right to receive its pro rata share of the profits on January 1, 2009.

On April 6, 2009, Logic Express entered into an equity transfer and entrustment agreement, or Entrustment Agreement, among Logic Express, Shandong Taibang Biological Products Co. Ltd (“Shandong Taibang”), and the Shandong Institute of Biological Products (“the Shandong Institute”), the holder of the minority interests in Shandong Taibang, pursuant to which, Logic Express agreed to permit Shandong Taibang and the Shandong Institute to participate in the indirect purchase of Qianfeng's equity interests. Under the terms of the Entrustment Agreement, Shandong Taibang agreed to contribute 18% or RMB 35,000,000 (approximately $5,116,184) of the Dalin purchase price and the Shandong Institute agreed to contribute 12.86% or RMB 25,000,000 (approximately $3,654,917) of the Dalin purchase price. Logic Express is obligated to repay to Shandong Taibang and the Shandong Institute their respective investment amounts on or before April 6th, 2010, along with their pro rata share, based on their percentage of the Dalin purchase price contributed, of any distribution on the indirect equity investment in Qianfeng payable to Logic Express during 2009. Logic Express has agreed that if these investment amounts are not repaid within five days of the payment due date, then Logic Express is obligated to pay Shandong Taibang and the Shandong Institute liquidated damages equal to 0.03% of the overdue portion of the amount due until such time as it is paid. Logic Express has also agreed to pledge 30% of its ownership in Shandong Taibang to the Shandong Institute as security for nonpayment. If failure to repay continues for longer than 3 months after the payment due date, then the Shandong Institute will be entitled to any rights associated with the pledged interests, including but not limited to rights of disposition and profit distribution, until such time as the investment amount has been repaid. Logic Express also provided a guarantee that Shandong Taibang and the Shandong Institute will receive no less than a 6% return based on their original investment amount.

Huitian Acquisition

Shandong Taibang purchased a 35% interest in Xi'an Huitian Blood Products Co. Ltd (“Huitian”) at a purchase price of RMB 44,000,000 (approximately $6,446,000) on October 10, 2008 and paid the final installment on July 16, 2009. Huitian is a manufacturer of plasma-based biopharmaceutical products in Shaanxi Province and is one of only 32 such manufacturers in China who are government approved. Huitian is in compliance with GMP standards and it is also approved by the SFDA for the production of Human Albumin, Human Immunoglobulin, Human Immunoglobulin for Intravenous Injection, and Human Hepatitis B Immunoglobulin products.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

Formation of Logic Holding

On December 12, 2008, the Company established Logic Holding, the Company's wholly-owned Hong Kong subsidiary of Logic Express, for the purpose of being a holding company for the majority interest in Dalin.

Note 2 – Summary of significant accounting policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi (“RMB”); however, the Company's reporting currency is the United States Dollar (“USD”); therefore, the accompanying consolidated financial statements have been translated and presented in USD. All material inter-company transactions and balances have been eliminated in the consolidation.

While management has included all normal recurring adjustments considered necessary to give a fair presentation of the operating results for the periods presented, interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with information included in the 2008 annual report filed on Form 10-K.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, management estimates the fair value of stock based compensation as well as potential losses on outstanding receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Foreign Currency Translation

The reporting currency of the Company is the US dollar. The Company's functional currency is the Chinese Renminbi (“RMB”), also the local currency of the Company's principal operating subsidiaries. Results of operations and cash flows are translated at average exchange rates during the period. Assets and liabilities are translated at the unified exchange rate as quoted by the People's Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statements of stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

In accordance with FAS 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

The consolidated balance sheet amounts, with the exception of equity at June 30 2009 and December 31, 2008 were translated at RMB6.83 to $1.00 and RMB6.82 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of income and cash flow for the six months ended June 30, 2009 and 2008 were RMB6.82 and RMB7.05, respectively.

Revenue Recognition

The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable, which are generally considered to be met upon delivery and acceptance of products at the customer site. Sales are presented net of any discounts given to customers. As a policy, the Company does not accept any product returns and based on the Company's records, product returns, if any, are immaterial. Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All products produced by the Company and sold in the PRC are subject to a Chinese VAT at a rate of 6% of the gross sales price or at a rate approved by the Chinese local government. Products distributed by Shandong Medical and plasma raw material inter-company sales from Puding Plasma Company to Qianfeng are subjected to a 17% VAT.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

Shipping and Handling

Shipping and handling costs related to costs of goods sold are included in selling expenses and totaled $79,611 and $14,288 for the three months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009 and 2008, costs totaled $123,791 and $21,536, respectively.

Financial Instruments

FAS 107, “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. FAS 107 defines financial instruments and requires fair value disclosures about those instruments. FAS 157, “Fair Value Measurements”, adopted January 1. 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Receivables, payables, short and long term loans, and derivative liabilities qualify as financial instruments. Management concluded the carrying values of the receivables, payables and short term loans approximate their fair values because of the short period of time between the origination of such instruments and their expected realization, and if applicable, their stated rates of interest are equivalent to interest rates currently available. The fair values of the long term debt and derivative liabilities are measured pursuant to FAS 157. The three levels are defined as follow:

•         Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•         Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•         Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company analyzes all financial instruments with features of both liabilities and equity under FAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” FAS 133, “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” and EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock.”

As required by FAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of the derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes Option Pricing Model, which does not entail material subjectivity because the methodology employed does not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets.

Derivative liabilities related to warrants issued by the Company and the liability related to derivative instruments (including the conversion option) embedded in the Company's Senior Secured Convertible Notes are carried at fair value, with changes in the fair value charged or credited to income. The fair values are determined using the Black-Scholes Model or a binomial model, defined in SFAS 157 as level 2 inputs.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

	Carrying Value as of June 30, 2009	Fair Value Measurements at June 30, 2009 using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Derivative liabilities -
Conversion option	$5,796,562	$-	$5,796,562	$-
Warrants liabilities	$7,276,964	$-	$7,276,964	$-

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with FAS 157.

Concentration Risks

The Company's operations are carried out in the PRC and are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States or may exceed Hong Kong Deposit Protection Board insured limits for the banks located in Hong Kong. Balances at financial institutions or state-owned banks within the PRC are not covered by insurance. Total cash in banks as of June 30, 2009 and December 31, 2008 amounted to $49,312,772 and $8,689,414, respectively, $8,749,249 and $47,865 of which are covered by insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company's major product, human albumin: - 20%/10ml, 20%/25ml and 20%/50ml, accounted for 47.4% and 57.5% of total revenues, for the three months ended June 30, 2009 and 2008, respectively. 51.7% and 57.7% of total revenues, for the six months ended June 30, 2009 and 2008, respectively. If the market demands for human albumin cannot be sustained in the future or if the price of human albumin decreases, it would adversely affect the Company's operating results.

All of the Company's customers are located in the PRC and India. As of June 30, 2009 and 2008, the Company had no significant concentration of credit risk, except for the amounts due from related parties. There were no customers that individually comprised 10% or more of the revenue during the three and six months ended June 30, 2009 and 2008. No individual customer represented more than 10% of trade receivables at June 30, 2009 and December 31, 2008. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

There were no vendors that individually comprised 10% or more of the purchase during the three and six months ended June 30, 2009. No individual vendors represented more than 10% of accounts payables at June 30, 2009 and December 31, 2008. The Company's top three vendors comprised 51.8% and 40.6% of the Company's purchases for the three and six months ended June 30, 2008, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC, Hong Kong and the United States. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

During the normal course of business, the Company extends unsecured credit to its customers. Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Account balances are written-off after management has exhausted all efforts of collection.

Inventories

Inventories are stated at the lower of cost or market using the weighted average method. The cost of finished goods included direct costs of raw materials as well as direct labor used in production. Indirect production costs such as utilities and indirect labor related to production such as assembling, shipping and handling for raw material costs are also included in the cost of inventories.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

The Company reviews its inventory periodically for possible obsolete goods and cost in excess of net realizable value to determine if any reserves are necessary. As of June 30, 2009 and December 31, 2008, the Company has determined that no reserve is necessary.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of the assets are as follows:
Estimated Useful Life
Buildings and improvement	30 years
Machinery and equipment	10 years
Furniture, fixtures and office equipment	5-10 years

Construction in progress represents the costs incurred in connection with the construction of buildings, new additions, and capitalized interest incurred in connection with the Company's plant facilities. In accordance with the provisions of FAS 34, “Capitalization of Interest Cost”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction in progress. The credit is a reduction of interest expense. No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The Company periodically evaluates the carrying value of long-lived assets in accordance with FAS 144. “Accounting for the Impairment or Disposal of Long-Lived Assets.” When estimated cash flows generated by those assets are less than the carrying amounts of the asset, the Company recognizes an impairment loss. Based on its review, the Company believes that, as of June 30, 2009 and December 31, 2008, there were no impairments of its long-lived assets.

Investment in Unconsolidated Affiliate

Equity method investments are recorded at original cost and adjusted to recognize the Company's proportionate share of the investee's net income or losses and additional contributions made and distributions received. The Company recognizes a loss if it is determined that other than temporary decline in the value of the investment exists. Subsidiaries in which the Company has the ability to exercise significant influence, but does not have a controlling interest is accounted for using the equity method. Significant influence is generally considered to exist when the Company has an ownership interest in the voting stock between 20% and 50%, and other factors, such as representation on the Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. The Company accounts for investments with ownership less than 20% using cost method.

Intangible Assets

Intangible assets are stated at cost (estimated fair value upon contribution or acquisition), less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets as follows:

Intangible assets	Estimated useful lives
Land use rights	50 years
Permits and licenses	5-10 years
Blood donor network	10 years
Software	3.8 years
Good Manufacturing Practice certificate	5-10 years
Long-term customer-relationship intangible assets	4 years

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

All land in the PRC is owned by the government; however, the government grants “land use rights.” The Company has obtained rights to use various parcels of land for 50 years. The Company amortizes the cost of the land use rights over their useful life using the straight-line method.

Other intangible assets represent permits, licenses, blood donor network, software, Good Manufacturing Practice (“GMP”) certificate and long-term customer-relationship intangible assets. The Company amortized the cost of these intangible assets over their useful life using the straight-line method.

Intangible assets of the Company are reviewed at least annually or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the years of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2009, the Company expects these assets to be fully recoverable.

Revenues

The Company's revenues are primarily derived from the manufacture and sale of human blood products. The Company's revenues by significant types of product for the three months and six months ended June 30, 2009 and 2008 are as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Human Albumin – 20%/10ml, 20%/25ml and 20%/50ml	$15,741,932	$6,888,417	$28,093,631	$11,413,320
Human Hepatitis B Immunoglobulin	1,234,060	1,379,582	1,294,159	1,587,537
Human Immunoglobulin for Intravenous	14,163,778	2,071,618	19,536,280	3,721,627
Human Rabies Immunoglobulin	926,240	428,468	2,555,251	1,643,392
Human Tetanus Immunoglobulin	342,924	1,025,079	1,372,610	1,137,328
Human Immunoglobulin	322,063	-	535,940	-
Others	450,548	132,678	942,272	271,645
Totals	$33,181,545	$11,925,842	$54,330,143	$19,774,849

The Company is engaged in sale of human blood products to customers in China and India. The amount sold in India was less than 10% of total sales for the three and six months ended June 30, 2009.

Research and Development Costs

Research and development costs are expensed as incurred.

Retirement and Other Post Retirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to the statement of operations as and when the related employee service is provided.

Product Liability

The Company's products are covered by product liability insurance of approximately $2,930,000 (RMB 20,000,000). As of June 30, 2009 and December 31, 2008, no claim on the insurance policy was filed. However, there are two pre-existing potential claims against Qianfeng's products, which are still in the court proceedings as explained in the legal proceeding section below.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

Government Grants

The Company's subsidiary, Shandong Taibang, is entitled to receive grants from the Tai'an municipal government due to its operation in the high and new technology business sector. For the three and six months ended June 30, 2009 and 2008, no non-refundable grants were received from the Tai'an municipal government. Grants received from the Tai'an municipal government can be used for enterprise development and technology innovation purposes.

Income Taxes

The Company accounts for income taxes under FAS 109, “Accounting for Income Taxes” and FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, FAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US taxes and there are no deferred tax amounts at June 30, 2009 and 2008. FIN 48 clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. FIN 48 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Value Added Tax

Enterprises or individuals, who sell products, engage in repair and maintenance or import and export goods in the PRC are subject to a VAT in accordance with Chinese laws. The VAT rate applicable to the Company is 6% of the gross sales price. Products distributed by Shandong Medical and plasma raw material inter-company sales from Puding Plasma Company to Qianfeng are subjected to a 17% VAT. No credit is available for VAT paid on purchases.

Stock-based Compensation

The Company accounts and reports stock-based compensation pursuant to FAS 123R “Accounting for Stock-Based Compensation”, which defines a fair-value-based method of accounting for stock based employee compensation and transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Stock compensation for stock granted to non-employees has been determined in accordance with FAS 123R and the EITF 96-18, "Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services", as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Noncontrolling Interest

Effective January 1, 2009, the Company adopted FAS 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” Certain provisions of this statement are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of noncontrolling interests (previously referred to as minority interests) be removed from the mezzanine section of the balance sheet and reclassified as equity. Further, as a result of adoption on FAS 160, net income attributable to noncontrolling interests is now excluded from the determination of consolidated net income. In addition, foreign currency translation adjustment is allocated between controlling and noncontrolling interests.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

Recently Issued Accounting Pronouncements

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder's estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on the Company's consolidated financial statements because all of the Company's investments in debt securities are classified as trading securities.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. FSP FAS 157-4 amends FAS 157 and provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This FSP shall be applied prospectively with retrospective application not permitted. The adoption of FSP FAS 157-4 did not have a material impact on the Company's consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2. This FSP amends FAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” FAS 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This FSP will replace the existing requirement that the entity's management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This FSP provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this FSP does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. The adoption of FSP FAS 115-2 and FAS 124-2 did not have a material impact on the Company's consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1. This FSP amends SFAS 107 to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. The adoption of FSP FAS 107-1 and APB 28-1 did not have a material impact on the Company's consolidated financial statements.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (FAS 165, Subsequent Events [ASC 855-10-05], which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FAS 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. FAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this Standard during the second quarter of 2009. FAS 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through the time of filing these consolidated financial statements with the SEC on August 14, 2009.

In June 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB No. 140 (“FAS 140”), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS 166”) [ASC 860]. FAS 166 amends the criteria for a transfer of a financial asset to be accounted for as a sale, redefines a participating interest for transfers of portions of financial assets, eliminates the qualifying special-purpose entity concept and provides for new disclosures. FAS 166 is effective for the Company beginning in 2010. Should the Company's accounts receivable securitization programs not qualify for sale treatment under the revised rules, future securitization transactions entered into on or after January 1, 2010 would be classified as debt and the related cash flows would be reflected as a financing activity. The Company is currently assessing the impact of the standard on its securitization programs.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“FAS 167”) [ASC 810-10], which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. FAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. FAS 167 also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. FAS 167 is effective for fiscal years beginning after November 15, 2009. The Company is currently assessing the impact of the standard on its securitization programs.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162 (“FAS 168”). This Standard establishes the FASB Accounting Standards Codification™ (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for the Company in the third quarter of 2009, and accordingly, the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2009 and all subsequent public filings will reference the Codification as the sole source of authoritative literature.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on net income or cash flows.

Note 3 – Related party transactions

The material related party transactions undertaken by the Company with related parties as of June 30, 2009 and December 31, 2008 are presented as follows:

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2009 (Unaudited)

		June 30, 2009	December 31,
Assets	Purpose	(unaudited)	2008

Accounts receivable – related party(1)	Processing fees	$795,080	$-
Other receivable – related parties(2)	Advances	797,138	-

		June 30, 2009	December 31,
Liabilities	Purpose	(unaudited)	2008

Short term loans – holder of noncontrolling interest(3)	Loan	$4,424,723	$773,277
Other payable – related parties(4)	Loan & contribution	3,082,731	-
Accrued interest – holder of noncontrolling interest(3)	Interest payable	911,084	-

(1) Qianfeng provides processing services for Guizhou Eakan, one of the Qianfeng's non-controlling shareholders. As of June 30, 2009, Guizhou Eakan owes Qianfeng processing fees in an amount of $795,080. This balance will be paid in form of cash during the third quarter of 2009 or offset with future dividends declaration and distribution. However, the next dividend declaration date has not been set.

(2) On November 13, 2008, Qianfeng advanced its noncontrolling shareholders Guizhou Eakan and Guizhou Jie'an approximately $1,172,000 (RMB 8,000,000) and $1,391,750 (RMB 9,500,000), respectively, as shareholders loans according to the shareholders resolution of November 10, 2008. The loans bear interest at the prevailing bank lending rate in PRC and payable each calendar quarterly, which is 5.31% and matures in one year. The loans were partially offset with the dividends declared on March 10, 2009 with outstanding balances of $199,426 and $597,712 due from Guizhou Eakan and Guizhou Jie'an, respectively. These balances will be offset with future dividends declaration and distribution. However, the next dividend declaration date has not been set.

(3) As of June 30, 2009 and December 31, 2008, the Company borrowed an aggregate of $772,223 and $773,277, respectively, from its noncontrolling interest shareholder, Shandong Institute, for working capital purposes. The Company is required to repay the loan in cash due by August 2009, with an annual interest rate of 6%.

On April 6, 2009, Logic Express entered into an equity transfer and entrustment agreement, or Entrustment Agreement, among Logic Express, Shandong Taibang, and the Shandong Institute of Biological Products, or the Shandong Institute, the holder of the noncontrolling interests in Shandong Taibang, pursuant to which, Logic Express agreed to permit Shandong Taibang and the Shandong Institute to participate in the indirect purchase of Qianfeng's equity interests. Under the terms of the Entrustment Agreement, Shandong Institute agreed to contribute 12.86% or $3,652,500 (RMB 25,000,000) of the Dalin purchase price. Logic express is obligated to repay to the Shandong Institute their investment amount on or before April 6th, 2010, along with their pro rata share, based on their percentage of the Dalin purchase price contributed, of any distribution on the indirect equity investment in Qianfeng payable to Logic Express during 2009. The accrued interest – holder of noncontrolling interest amounted to $911,084 represents the pro rata share of equity investment income pursuant of Entrustment Agreement for the six month period ended June 30, 2009.

(4) Qianfeng has payables to Guizhou Eakan Investing Corp. in the amount of approximately $2,119,878 (RMB14,470,160). Guizhou Eakan Investing Corp. is one of the shareholders of Guizhou Eakan, one of the Qianfeng's minority shareholders. The Company borrowed the amount for working capital purposes. The balance is due on demand in the form of cash.

Qianfeng has payables to Guizhou Jie'an, a holder of noncontrolling interest, in amount of approximately $962,853 (RMB 6,569,840). In 2007, Qianfeng received additional contributions from Guizhou Jie'an in the amount of $962,853 to maintain Jie'an ownership interest in the Company at 9%. However, due to legal dispute among Shareholders over Raising Additional Capital as stated in legal proceeding section, commitment and contingent liabilities, the money may be returned to Jie'an.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2009 (Unaudited)

Note 4 – Accounts receivable

Trade accounts receivable consist of the following:

	June 30, 2009	December 31, 2008
	(unaudited)
Trade accounts receivable	$2,254,697	$1,581,139
Less: Allowance for doubtful accounts	(1,274,001)	(1,268,052)
Total	$980,696	$313,087

The activity in the allowance for doubtful accounts for trade accounts receivable for the six months ended June 30, 2009 and the year ended December 31, 2008 is as follows:

	June 30, 2009	December 31, 2008
	(unaudited)
Beginning allowance for doubtful accounts	$1,268,052	$1,238,772
Bad debt expense	9,635	-
Recovery of amount previously reserved	(22,311)	(56,462)
Write-off charged against the allowance	-	-
Foreign currency translation adjustment	18,625	85,742
Ending allowance for doubtful accounts	$1,274,001	$1,268,052

Note 5 – Inventories

Inventories consisted of the following:

	June 30, 2009	December 31, 2008
	(unaudited)
Raw materials	$13,903,956	$7,043,349
Work-in-process	6,693,018	4,801,768
Finished goods	6,719,243	3,104,079
Total	$27,316,217	$14,949,196

Note 6 – Prepayments and deferred expense

Prepayments and deferred expense represent partial payments for deposits on raw material purchases and prepayment for insurance expenses and amounted to $1,928,553 and $614,704 as of June 30, 2009 and December 31, 2008, respectively.

Long term prepayments represent partial payments or deposits on plant and equipment and intangible assets purchases and amounted to $4,362,343 and $955,874 as of June 30, 2009 and December 31, 2008, respectively.

Note 7 – Plant and equipment, net

Plant and equipment consist of the following:

	June 30, 2009	December 31, 2008
	(unaudited)
Buildings and improvements	$12,642,615	$5,809,724
Machinery and equipment	23,826,335	12,308,174
Furniture, fixtures, office equipment and vehicle	3,112,220	1,501,946
Total depreciable assets	39,581,170	19,619,844
Accumulated depreciation	(12,789,133)	(3,099,259)
Plant and equipment, net	26,792,037	16,520,585
Construction in progress	839,882	2,778,779
Total	$27,631,919	$19,299,364

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 June 30, 2009
(Unaudited)

Depreciation expense for the three months ended June 30, 2009 and 2008 amounted to $830,553 (unaudited) and $305,393 (unaudited), respectively. Depreciation expense for the six months ended June 30, 2009 and 2008 amounted to $1,589,625 (unaudited) and $579,754 (unaudited), respectively. No interest was capitalized into construction in progress in either of the three and six months ended June 30, 2009 and 2008.

Note 8 – Investment in unconsolidated affiliate

On October 10, 2008, Shandong Taibang entered into an Equity Transfer Agreement (the "Huitian Agreement") with Mr. Fan Qingchun (the "Transferor"), a PRC citizen holding 35% of the equity interest in Huitian, a PRC limited liability company. Pursuant to the Huitian Agreement, the Transferor agrees to sell to Shandong Taibang, and Shandong Taibang agrees to purchase from the Transferor, 35% equity interest in Huitian for an aggregate purchase price of $6,494,036 (or RMB 44,327,890) including interest of $48,036 (RMB 327,890). Huitian is one of the 32 government approved plasma-based product producers in China, and it is in compliance with Good Manufacturing Practices (“GMP”) standards. It is also approved by the PRC's State Food and Drug Administration (“SFDA”) to produce four types of plasma-based products.

Logic Express also entered into an investment entrustment agreement (the "Investment Agreement") with the minority shareholder in Shandong Taibang, Shandong Institute, pursuant to which Logic Express agrees to provide the investment amount for the acquisition and the Shandong Institute agree to entrust Shandong Taibang to acquire the 35% equity interest of Huitian in its name. In exchange Logic Express is also obligated to pay Shandong Taibang approximately $17,580 (or RMB120,000) per year as consideration for Shandong Taibang's performance under this agreement. Under the Investment Agreement, after the acquisition, Logic Express will be in charge of Huitian's daily operation and management, will bear the costs, expenses, liabilities and losses incurred in its operation, and will enjoy its profits. Shandong Taibang will perform relevant tasks according to Logic Express's instruction, and will not exercise any management right over Huitian or derive any financial return from Huitian. Logic Express agreed to indemnify Shandong Taibang for any loss in connection with the investment and pledged its equity interest in Shandong Taibang as collateral against such losses.

Summarized unaudited financial information of Huitian is as follows:

	June 30, 2009	December 31, 2008
Current assets	$9,125,166	$8,039,180
Non-current assets	9,180,678	10,145,248
Total assets	18,305,844	18,184,428
Current liabilities	3,076,530	2,747,573
Non-current liabilities	-	-
Shareholders' equity	15,229,314	15,436,855
Total liabilities and shareholders' equity	$18,305,844	$18,184,428

The portion of the difference between the cost of an investment and the amount of underlying equity in net assets of Huitian that is recognized as goodwill in accordance with APB Opinion No. 18, “the Equity Method of Accounting for investment in Common Stock”, shall not be amortized. However, equity method goodwill shall not be reviewed for impairment in accordance with FAS 142, but instead should continue to be reviewed for impairment in accordance with paragraph 19(h) of APB18.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Summarized unaudited financial information of Huitian is as follows:
		Six months ended June 30, 2009
Net sales		$2,971,356
Gross profit		1,048,741
Loss before income tax		(64,799)
Net loss		(143,266)
Company's share of net loss		$(50,143)

The rollforward of investment in Huitian in the balance sheet is shown below:

		Huitian - 35% Ownership
December 31, 2007		$-
Investment made		6,502,902
Net income from 2008		175,231
Dividend declared		(147,256)
Foreign currency translation gain		3,100
December 31, 2008		6,533,977
Net loss from the six months ended June 30, 2009		(50,143)
Foreign currency translation loss		(8,884)
June 30, 2009 (unaudited)		$6,474,950

Note 9 – Intangible assets, net

Intangible assets consisted of the following:

	June 30, 2009	December 31, 2008
	(unaudited)
Land use rights	$3,332,934	$848,982
Permits and licenses	11,258,012	389,709
Blood donor network	22,854	22,885
Software	88,823	40,758
GMP certificate	2,327,885	-
Long-term customer-relationship	6,941,170	-
Totals	23,971,678	1,302,334
Accumulated amortization	(1,994,473)	(299,773)
Intangible assets, net	$21,977,205	$1,002,561

Total amortization expense for the three months ended June 30, 2009 and 2008 amounted to $865,789 (unaudited) and $27,035 (unaudited), respectively. Amortization expense for the six months ended June 30, 2009 and 2008 amounted to $1,704,248 (unaudited) and $53,192 (unaudited), respectively.

The amortization expense related to purchased and other intangible assets due to the consolidation of Dalin is $793,278 for the three months ended June 30, 2009. The amortization expense related to purchased and other intangible assets due to the consolidation of Dalin is $1,585,907 for the six months ended June 30, 2009.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Amortization expense for intangible assets for the next five fiscal years is as follows:

	2009	2010	2011	2012	2013	Thereafter
Amortization expense	$1,687,232	$3,327,530	$3,327,278	$3,320,736	$1,559,150	$8,755,279

Note 10 – Debt

Short term loans and current maturities of long term loan

Short term loans represent renewable loans due to various banks which are normally due within one year.

The Company's bank loans consisted of the following:

		Annual	June 30, 2009	December 31,
Loans	Due by	interest rates	(Unaudited)	2008
Short term loans – bank:
Short term bank loan, un-secured	June 1, 2010	5.40%	$5,860,000	$-
Short term bank loan, un-secured	January 7, 2010	5.31%	5,860,000	-
Short term loan, un-secured	On demand	0.00%	73,250	-
Short term loan, guaranteed by minority shareholder of Qianfeng	July 3, 2009	8.54%	1,347,800	-
Short term loan, secured by raw material(1)	February 16, 2010	5.84%	439,500	-
Subtotal			13,580,550	-

Long term bank loan – current maturities:
Long term loan, secured by building, machinery and equipment(2)	December 25, 2009	7.76%	439,500	-
Long term loan, secured by building machinery and equipment(2)	April 25, 2010	7.76%	1,465,000	-
Long term loan, secured by building, machinery and equipment(2)	June 25, 2010	7.76%	1,465,000	-
Subtotal			3,369,500	-

Long term bank loan, secured by buildings and land use rights	August 3, 2010	7.02%	-	5,868,000

Total			$16,950,050	$5,868,000

(1)	The interest rate for this short term loan is adjustable quarterly at 1.10 times of the prevailing rate as published by Bank of China. As of June 30, 2009, the interest rate is fixed at 5.841% per annum.

(2)	The interest rate is adjustable monthly at 1.15 times of the prevailing rate as published by Bank of China. As of June 30, 2009, the interest rate is fixed at 7.7625% per annum. The long term loan is comprised of $439,500, $1,465,000, and $1,465,000 with respective due date on December 25, 2009, on April 25, 2010 and on June 25, 2010.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Interest expense totaling $942,365 and $16,329 was incurred during the three months ended June 30, 2009 and 2008, respectively.

Interest expense totaling $1,564,814 and $39,302 was incurred during the six months ended June 30, 2009 and 2008, respectively.

The above loans are secured by Shandong Taibang's land use rights and buildings located in Taian, Shandong Province, PRC and Qianfeng's buildings and machinery and equipment located in Guiyang, Guizhou Province, PRC, with carrying net values as follows:

	June 30, 2009 (unaudited)	December 31, 2008
Buildings in Taian, Shandong	$1,236,322	$1,417,138
Land use rights in Taian, Shandong	428,111	195,691
Buildings in Guiyang, Guizhou	1,296,802	-
Machinery and equipment in Guiyang, Guizhou	9,095,934	-
Total	$12,057,169	$1,612,829

Other payables and accruals

Other payables and accruals consist of the following:

	June 30, 2009	December 31, 2008
	(unaudited)
Other payables (1)	$9,975,605	$319,699
Payable to Sansui Finance department for pending investment on plasma stations (2)	1,173,465	-
Accruals for salaries and welfare	1,070,082	830,388
Accruals for RTO expenses	245,657	245,657
Accruals for selling commission and promotion fee	1,611,234	1,508,102
Other Payable - Government Grant	113,992	114,148
Other payable - Deposit received	199,106	283,826
Other payable - Funds	1,332,307	627,157
Accrued interest	-	33,954
Others	1,238	-
Total	$15,722,686	$3,962,931

(1)	The other payables mainly comprise of deposits by potential strategic investors and payable to former shareholders of Dalin with the amount of $7,465,640 and $573,470, respectively. As of June 30, 2009, Qianfeng has received in an aggregate amount of $7,465,640 from potential private strategic investors in connection with subscribing shares from Qianfeng pursuant to Equity Purchase Agreement. The registration of the new investors as Qianfeng's shareholders and the related increase in registered capital of Qianfeng with the Administration for Industry and Commerce (“AIC”) is in incomplete due to share holders dispute as disclosed in below legal proceedings section below. The amount $573,470 represents partial acquisition considerations Logic Express paid to the former shareholders of Dalin, which will be remitted to those shareholders at their demand.

(2)	In early 2007, Qianfeng submitted RMB 8,010,000 (approximately $1,173,465) to the finance department of Sansui County, in China's Qiandongnan Autonomous Region, for acquiring the Sansui Plasma Collection Station from the local government, which action was legitimized and fully endorsed by relevant provincial government authorities. However, the finance department refused to implement the provincial government's authorization and has returned the funds to Qianfeng. As of June 30, 2009, Qianfeng has set aside the full amount as a payable to Sansui County, pending the outcome of provincial government's administrative review as disclosed in the legal proceedings note below.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Other payable - land use rights

In July 2003, Shandong Taibang obtained certain land use rights from the Tai'an municipal government. Shandong Taibang is required to make payments totaling approximately $20,369 (RMB 138,848) per year to the local state-owned entity, for the 50-year life of the rights or until Biological Institute completes its privatization process. The Company recorded “land use rights” equal to “other payable – land use rights” totaling $353,406 and $325,390 as of June 30, 2009 and December 31, 2008, respectively, determined using present value of annual payments over 50 years.

Note 11 – Convertible Notes

	June 30, 2009	December 31, 2008
	(unaudited)
$9,554,140, 3.8% Senior Secured
Convertible Notes, due June 5, 2011	$9,554,140	$-
Less: unamortized discount	(9,533,784)	-
Notes payables, net	20,356	-
Accrued interest	21,178	-
Total	$41,534	$-

On June 5, 2009, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (collectively, the “Investors”), pursuant to which the Company agreed to issue to the Investors, 3.8% Senior Secured Convertible Notes in the aggregate principal amount of $9,554,140 (the “Notes”) and warrants (the “Warrants” and together with the Notes, the “Subscribed Securities”) to purchase up to 1,194,268 shares of common stock of the Company (the “Warrant Shares” and together with the Conversion Shares, the “Underlying Securities”). The transaction closed on June 10, 2009. Other than with respect to this transaction, none of the Investors have had a material relationship with the Company or any of the Company's officers, directors or affiliates or any associate of any such officer or director.

The Notes accrue interest at 3.8% per annum (the “Interest Rate”), from the closing until repayment, whether on maturity on June 5, 2011, by acceleration or otherwise. Interest on the Notes is due and payable in cash semi-annually on September 30 and March 31 of each year, commencing September 30, 2009, but the Company has the option to pay the interest due through the issuance of its common stock at a conversion price of $4.00 per share. If the Company defaults in the payment of the principal of or interest on the Notes when due, then upon the Investors' election, the Company is obligated to either (a) redeem all or a portion of the Notes pursuant to the redemption rights discussed below or (b) pay interest on such defaulted amount at a rate equal to the Interest Rate plus 2.0%. The Notes are convertible at any time before maturity into shares of our common stock at a conversion price of $4.00 per share, subject to certain adjustments as specified in the Notes.

The Company's obligations under the Notes are secured by the pledge by Siu Ling Chan, our board chair and a principal shareholder, of 3,000,000 shares of common stock held by her, pursuant to the terms of a Guarantee and Pledge Agreement among the Company, the investors and Ms. Chan. To induce Ms. Chan to enter into the Guarantee and Pledge Agreement with the Investors, the Company has agreed to indemnify her for all damages, liabilities, losses and expenses of any kind (“losses”), which may be sustained or suffered by her, arising out of or in connection with any enforcement action instituted by the Investors pursuant to the Guarantee and Pledge Agreement. The Company's indemnification obligation is limited to losses that arise as the result of any negligent or unlawful conduct of the Company that is caused unilaterally by the Company and is beyond Ms. Chan's control in her capacity as a director of the Company, and will not exceed the fair market value of the pledged shares as of the closing of the transaction.

The Warrants have a term of 3 years, an exercise price of $4.80 per share, subject to adjustments as provided in the Warrants, from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by the Investors at any time after the date on which their related Notes are converted, except that if any of the Notes is converted in part, the Investors may only exercise a corresponding portion of the related Warrant.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

The Company has granted the Investors demand and piggy-back registration rights with respect to the Underlying Securities, pursuant to a registration rights agreement among the Company and the Investors.

The Company paid its placement agent a cash fee of 6.1% of the proceeds received in connection with the issuance of the Notes and also issued to the placement agent a 3-year warrant to purchase 93,750 shares of the Company's common stock at an exercise price of $6.00 per share, expiring after 3 years. The aggregate $870,417 fees paid to the placement agent, including the fair value of the warrant issued to them was deferred and is being amortized over the life of the Notes.

The Company allocated $6,552,504 of the proceeds received to the fair value of the derivative instruments embedded in the Notes (including the conversion option) and $3,826,897 to the fair value of the Warrants issued to the Investors. As a result, the Company recognized an initial charge to income of $825,261 for the amount by which the fair value of these liabilities exceeded the face amount of the Notes for the three and six months ended June 30, 2009. The Notes are being accreted to their redemption value over the period to maturity, using an effective interest method.

The fair values of the embedded derivatives and the warrants issued to the Investors and the placement agents were determined using a binomial model, based on the market price of the Company's common stock, volatility estimated at 130% based on a review of the historic volatility of the Company's common stock, an expected dividend yield of zero, the remaining life of the instruments and risk-free rates of return of 1.11% - 1.88%.

For the three and six months ended June 30, 2009, the Company recorded a gain of $1,156,977 related to the change in the fair value of the embedded derivative instruments in the Notes and the warrants.

Note 12 - Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding and dilutive potential common shares outstanding during the period.

Earning per share is as follows for the three months ended June 30,

	2009	2008
	(unaudited)	(unaudited)
Net income attributable to controlling interest for earnings per share	$6,970,745	$2,034,154

Weighted average shares used in basic computation	21,442,909	21,434,942
Diluted effect of warrants and options	368,564	229,487
Weighted average shares used in diluted computation	21,811,473	21,664,429
Earnings per share:
Basic	$0.33	$0.09
Diluted	$0.32	$0.09

For the three months ended June 30, 2009, the average stock price was greater than the exercise prices of the 1,244,000 warrants which resulted in additional weighted average common stock equivalents of 368,564. However, 4,644,053 warrants, stock options and conversion options were excluded in the calculation of diluted earnings per share because of their anti-dilutive nature.

For the three months ended June 30, 2008, the average stock price was greater than the exercise prices of the 1,284,000 warrants which resulted in additional weighted average common stock equivalents of 229,487. However, 937,500 options were excluded from the calculation because of their anti-dilutive nature.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2009 (Unaudited)

Earning per share is as follows for the six months ended June 30,

	2009	2008
	(unaudited)	(unaudited)
Net income attributable to controlling interest for earnings per share	$11,229,063	$4,301,954

Weighted average shares used in basic computation	21,438,948	21,434,942
Diluted effect of warrants and options	88,561	373,910
Weighted average shares used in diluted computation	21,527,509	21,808,852
Earnings per share:
Basic	$0.52	$0.20
Diluted	$0.52	$0.20

For the six months ended June 30, 2009, the average stock price was greater than the exercise prices of the 1,244,000 warrants which resulted in additional weighted average common stock equivalents of 88,561. However, 4,644,053 warrants, stock options and conversion options were excluded in the calculation of diluted earnings per share because of their anti-dilutive nature.

For the six months ended June 30, 2008, the average stock price was greater than the exercise prices of the 1,284,000 warrants which resulted in additional weighted average common stock equivalents of 373,910. However, 937,500 options were excluded from the calculation because of their anti-dilutive nature.

Note 13 – Taxes

Income taxes

The Company is governed by the Income Tax Law of the People's Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply. Upon approval by the PRC tax authorities, FIEs scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2002, the Company became a Sino-foreign joint venture. In 2003, the Company was granted by the state government for benefit of income tax exemption in first 2 years from January 2003 to December 2004 and 50% exemption for the third to fifth years from January 2005 to December 2007.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays at a reduced rate of 15%; and

b.	Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

The Company's subsidiary, Shandong Taibang, was established before March 16, 2007 and is, therefore, qualified to continue enjoying the reduced tax rate as described above.

Starting from January 1, 2008, Shandong Taibang became subject to 25% income tax rate according to the newly issued Income Tax Laws of PRC. According to PRC's central government policy, certain new technology or high technology companies will enjoy preferential tax treatment of 15%, instead of 25%. On February 12, 2009, Shandong Taibang received the new technology or high technology certification from Shandong provincial government. The Certification allows the Company to receive the 15% preferential income tax rate, for a period of three years starting from January 1, 2008.

Starting from January 1, 2008, all dividends paid to foreign parents are subject to a 10% income tax. As a result, Logic Express recorded $334,877 and $0 income tax expense for the six months ended June 30, 2009 and 2008, respectively, for dividends Shandong Taibang paid to its foreign parent, Logic Express.

The following table reconciles the U.S. statutory rates to the Company's effective tax rate for the three months and the six months ended June 30, 2009 and June 30, 2008:

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
U.S. statutory rates	34.0%	34.0%	34.0%	34.0%
Foreign income	(34.0)	(34.0)	(34.0)	(34.0)
China tax rates	25.0	25.0	25.0	25.0
China income tax exemption	(10.0)	-	(10.0)	-
Other items (1)	5.9	18.2	6.3	8.6
Effective income tax rates	20.9%	43.2%	21.3%	33.6%

(1) The 5.9% represents the $0.3 million income tax expense for dividends Shandong Taibang paid to Logic Express, its foreign parent and $2.2 million expenses incurred by CBP, Logic Express and Logic Holding that are not deductible in PRC for the three months ended June 30, 2009. The 18.2% represents the $1.7 million expenses incurred by CBP, Logic Express that are not deductible in PRC for the three months ended June 30, 2008. The 6.3% and the 8.6% represent the $4.1 and the $2.3 million expenses incurred by CBP, Logic Express and Logic Holding that are not deductible in PRC for the six months ended June 30, 2009 and 2008, respectively.

The estimated tax savings due to the tax exemption for the three months ending June 30, 2009 and 2008 amounted to $1,702,681 and $477,268, respectively. The net effect on earnings per share if the income tax had been applied would decrease basic earnings per share for the three months ended June 30, 2009 and 2008 by $0.08 and $0.02, respectively. The net effect on earnings per share if the income tax had been applied would decrease diluted earnings per share for the three months ended June 30, 2009 and 2008 by $0.08 and $0.02, respectively.

The estimated tax savings due to the tax exemption for the six months ending June 30, 2009 and 2008 amounted to $2,466,012 and $795,489, respectively. The net effect on earnings per share if the income tax had been applied would decrease basic earnings per share for the six months ended June 30, 2009 and 2008 by $0.12 and $0.04, respectively. The net effect on earnings per share if the income tax had been applied would decrease diluted earnings per share for the six months ended June 30, 2009 and 2008 by $0.11 and $0.04, respectively.

CBP was incorporated in the United States and has incurred net operating losses for income tax purposes for the period ending June 30, 2009. The estimated net operating loss carry forwards for United States income taxes amounted to $3,734,437 and $3,173,154 as of June 30, 2009 and December 31, 2008, respectively, which may be available to reduce future years' taxable income. These carry forwards will expire, if not utilize, from 2026 through 2029. Management believes that the realization of the benefits from these losses appears uncertain due to the Company's limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. Management reviews this valuation allowance periodically and makes adjustments as warranted. The following table represents the rollforward of the deferred tax valuation allowance:

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

	For the six months ended	For the year ended
	June 30, 2009	December 31, 2008
	(unaudited)
Balance as of beginning of period	$1,078,872	$640,318
Increase	190,836	438,554
Balance as of end of period	$1,269,708	$1,078,872

The Company has cumulative undistributed earnings of foreign subsidiaries of approximately $30 million as of June 30, 2009, which is included in consolidated retained earnings and will continue to be indefinitely reinvested in international operations. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted in the future.

Value added tax

VAT on sales amounted to $2,274,958 and $795,489 for the three months ended June 30, 2009 and 2008, respectively. VAT on sales amounted to $3,853,361 and $1,288,639 for the six months ended June 30, 2009 and 2008, respectively. Sales are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes payable consisted of the following:

	June 30, 2009	December 31, 2008
	(Unaudited)
VAT tax payable	$814,834	$331,505
Income tax payable	4,639,086	3,630,878
Others miscellaneous tax payable	113,874	97,627
	$5,567,794	$4,060,010

Note 14 – Commitments and contingent liabilities

Capital and lease commitments

The Company's 82.76% owned subsidiary, He Ze Plasma Company, entered into a lease agreement on January 13, 2005, with the Yun Cheng Lan Tian Transportation Company in Yun Cheng County, Shandong Province, to lease land use rights for a period of 10 years. The annual lease amount is approximately $1,760 (RMB 12,000) with no early termination penalty. The Company has the right of first refusal to renew the lease after the ten year lease term.

The Company's 82.76% owned subsidiary, Qi He Plasma Company, entered into a lease agreement on April 26, 2007, with the Zhang Bo Shi Village in Qi He County, Shandong Province, to lease land use rights for a period of 50 years. The annual lease amount is approximately $4,569 (RMB 31,144) with no early termination penalty.

The Company's 82.76% owned subsidiary, Zhang Qiu Plasma Company, leased land use right and the use of building and equipment for a period of 10 year from January 1, 2007 with annual lease payment of $43,245 (RMB300,000). The lease was terminated in March 2008. The Company entered into a lease agreement on April 1, 2008, with the Zhang Qiu Red Cross Blood Center, to lease land use rights and the use building and equipment for a period of 10 years. The annual lease payment is approximately $1,467 (RMB 10,000) with no early termination penalty.

The Company's 48.6% indirectly owned subsidiary, Qianfeng, entered into a lease agreement on June 1, 2006 with a group of individuals in an area located next to its production facility, to lease and use the space for processing industrial waste for 10 years. The annual lease amount is approximately $1,529 (RMB 10,438).

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

The Company's indirectly owned subsidiary, Huang Ping Plasma Company, entered into a lease with Huang Ping County Finance Department on April 28, 2007, Guizhou Province, to lease land use rights and use a building and equipment for a period of 3 years. The annual lease payment is approximately $10,269 (RMB 70,000).

The Company's indirectly owned subsidiary, Pu Ding Plasma Company, entered into a lease with Pu Ping County Health Department, Guizhou Province on March 31, 2007, to lease land use rights and use a building and equipment for a period of 3 years. The annual lease payment is approximately $22,005 (RMB 150,000).

The Company's indirectly owned subsidiary, Na Yong Plasma Company, entered into a lease with Na Yong County Health Department, Guizhou Province on March 31, 2007, to lease land use rights and use a building and equipment for a period of 3 years. The annual lease payment is approximately $22,005 (RMB 150,000).

The Company's indirectly owned subsidiary, Wei Ning Plasma Company, entered into a lease with Wei Ning County Health Department, Guizhou Province on April 9, 2007, to lease land use rights and use building and equipment for a period of 3 years. The annual lease payment is approximately $11,720 (RMB 80,000).

The Company recognizes lease expense on a straight line basis over the term of the lease in accordance to FAS 13, “Accounting for Leases.” Total capital and lease commitments outstanding for the fiscal year ended December 31:

	2009	2010	2011	2012	2013	Thereafter
Property and equipment	$124,682	$-	$-	$-	$-	$-
Lease	71,347	26,586	9,315	9,315	9,315	204,892
Total	$196,029	$26,586	$9,315	$9,315	$9,315	$204,892

For the three months ended June 30, 2009 and 2008, total rent expense amounted to $25,192 and $1,831, respectively.

For the six months ended June 30, 2009 and 2008, total rent expense amounted to $58,326 and $18,057, respectively.

Guarantees

As of June 30, 2009, Qianfeng guaranteed approximately $1,465,000 (RMB10,000,000) of a short term bank loans for Eakan, a noncontrolling shareholder of Qianfeng. In return, Eakan cross guaranteed Qianfeng's bank loan of $1,347,800. The Company is obligated to perform under the guarantee if Eakan fails to pay principal and interest payments when due. The maximum potential amount of future undiscounted payments under the guarantee is $1.5 million including accrued interest. As of June 30, 2009, the Company did not record a liability for the guarantee because Eakan is current in its payment obligations, and the likelihood of the Company having to make good on the guarantee is remote.

Contingencies

In the normal course of business, the Company is exposed to claims related to the manufacture and use of the Company's products, but currently the Company is not aware of any such claim.

Legal proceedings

Misuse of Company Seal

In July 2006, one of the Company's sales employees misappropriated goods and resold them to other parties using a counterfeit Company seal. The amount involved was approximately $0.15 million (RMB1.16 million). The incident was revealed during a routine reconciliation of accounts receivable. The Company reported the misappropriation to the police and the employee was arrested and criminal charges were brought against him. To date, the Company recovered approximately $0.05 million (cash of RMB350,000 and goods valued at approximately RMB30,000). Pursuant to a financial guarantee and repayment agreement between the Company and the employee, witnessed by officials at the Tai’an City Police Station, the Company will continue to pursue recovery.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Transfer of Equity Interests

Mr. Zu Ying Du was one of the original equity holders in our operating subsidiary, Shandong Taibang. Pursuant to a joint venture agreement, among the original equity holders, Mr. Du was obligated to make a capital contribution of approximately $2.6 million or (RMB20 million) for a 25% interest in Shandong Taibang. Mr. Du made this contribution using funds borrowed from the Beijing Chen Da Technology Investment Company, or Beijing Chen Da. Mr. Du failed to repay Beijing Chen Da for his loan of the capital contribution amount. Mr. Du disputes that the money was due and owing. A Beijing court found that Beijing Chen Da had given money to Mr. Du but found that the loan agreement failed to comply with Chinese law. A notice was issued on July 5, 2004 by the Shenzhen Public Security Bureau Economic Crime Investigation Unit requesting a stay of the Beijing action pending their investigation into money laundering relating to the $2.6 million loan to Zu Ying Du.

On September 26, 2004, Beijing Chen Da entered into an equity transfer agreement with Mr. Du, pursuant to which Mr. Du's 25% equity interest in Shandong Taibang was transferred to Beijing Chen Da as repayment of the $2.6 million debts. This agreement was signed by Mr. Du's brother who held a power of attorney from Mr. Du. This transfer was approved by the Shandong Provincial Department of Foreign of Trade and Economic Cooperation, or the Shandong COFTEC on March 17, 2005. Mr. Du disputes the legitimacy of this transfer and has argued that his brother, Du Hai Shan, exceeded the scope of the power of attorney. Mr. Du sued his brother in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the power of attorney was valid, but that the transfer agreements signed by Mr. Du's brother, Du Hai Shan were invalid because their execution and delivery were beyond the scope of Du Hai Shan's authority under the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is stated to be reviewed again by the Hubei Jingzhou Intermediate Court.

Missile Engineering, another original equity holder wholly controlled by Mr. Du, was obligated to contribute approximately $4.2 million (RMB32.8 million) for a 41% interest in Shandong Taibang by means of cash, equipment and patent technology. It was obligated to obtain a new drug certificate and production license of its patent technology from the government within a stipulated period in order to be recognized as a valid capital contribution, or in the alternative, make a cash payment. The patent technology was valued as approximately $3.4 million (RMB26.4 million). However, Missile Engineering failed to obtain the new drug certificate and production license within the stipulated period. Mr. Du also disputes whether the period for obtaining the certificate and license had expired. Pursuant to a stockholders resolution on September 26, 2004, Missile Engineering agreed to sell its 41% interest in Shandong Taibang to Up-Wing and Up-Wing agreed to take up the obligation of Missile Engineering to pay the $3.4 million in cash. This transfer was approved by Shandong COFTEC on March 17, 2005. Missile Engineering disputes this transaction and sued Mr. Du's brother in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is stated to be reviewed again by the Hubei Jingzhou Intermediate Court.

In June 10, 2005, Beijing Chen Da also sold its equity interest in Shandong Taibang to Up-Wing Investments Limited, or Up-Wing, pursuant to a share transfer agreement, which became effective on September 2, 2005, upon approval by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. In March 2006, Up-Wing sold its equity interests in Shandong Taibang to Logic Express, our subsidiary.

In 2006, Missile Engineering applied for arbitration before the China International Economic and Trade Arbitration Commission, or CIETAC, to challenge the effectiveness of the transfer to Up-Wing Investments Limited, of the equity interests in Shandong Taibang, formerly owned by Missile Engineering. The equity transfer had been approved by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. Missile Engineering later voluntarily withdrew this application and instead applied for administrative reconsideration of the equity transfer, but this application was rejected by the Ministry of Commerce in 2007. Missile Engineering applied with the District Court of Lixia District, Jinan City, Shandong province requesting revocation of Shandong COFTEC's approval of the equity transfer to Up-wing by Missile Engineering. Missile Engineering later voluntarily withdraw the action. In April 2007, Logic Express initiated an arbitration proceeding before the Shandong Taian Arbitration Committee, to establish that Logic Express is the lawful shareholder of Shandong Taibang. The parties to that proceeding were Logic Express Ltd. and Shandong Taibang Biological Products Co., Ltd. The Arbitration Committee's decision on September 6, 2007 confirmed that Logic Express had legitimate ownership as a result of the transfers of Shandong Taibang. Up-Wing started an action in the Intermediate Court of Taian City, Shandong province requesting the court to establish that Up-wing is the lawful shareholder of Shandong Taibang. The intermediate court rejected the application by Up-Wing on the basis that the same matter had been tried by the arbitration panel.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

On February 16, 2009, Mr. Du and Missile Engineering filed actions in the Intermediate Court of Wuhan City, Hubei province, against the following defendants, Du Hai Shan the brother of Mr. Du, Beijing Chen Da and Logic Express. Mr. Du and Missile Engineering have requested that the Wuhan Intermediate Court to restore the equity interests originally held by the plaintiffs, 25% equity interest by Mr. Du and 41% equity interest by Missile Engineering. On February 17, 2009, the Wuhan Intermediate Court issued preliminary orders attaching 66% of the equity of Shandong Taibang pending the outcome of the case.

Bobai County Collection Station

In January 2007, the Company's PRC subsidiary, Shandong Taibang, advanced $413,697 (RMB3.0 million) to Feng Lin, the 20% minority shareholder in Fang Cheng Plasma Company, the Company's majority owned subsidiary, for the purpose of establishing or acquiring a plasma collection station. Mr. Lin and Shandong Taibang intended to establish the Bobai Kangan Plasma Collection Co., Ltd. (“Bobai”) in Bobai County, Guangxi and on January 18, 2007, Shandong Taibang signed a letter of intent to acquire the assets of the Bobai Plasma Collection Station, which was co-owned by Mr. Lin and Mr. Keliang Huang. However, in January 2007, Hua Lan Biological Engineering Co., Ltd. (“Hua Lan”) filed suit in the District Court of Hong Qi District, Xin Xiang City, Henan Province, alleging that Feng Lin, Keliang Huang and Shandong Taibang established and/or sought to operate the Bobai Plasma Collection Station using a permit for collecting and supplying human plasma in Bobai County, that was originally granted to Hua Lan by the government of the Guangxi region, without Hua Lan's permission. The establishment and registration of Bobai was never realized as a result of this law suit. On January 29, 2007, on Hua Lan's motion, the District Court entered an order to freeze funds in the amount of approximately $386,100 (RMB3,000,000) held by the defendants in the case, including approximately $65,750 (RMB500,000) in funds held in Shandong Taibang's bank account in Taian City. A hearing was held on June 25, 2007 and judgment was entered against the defendants along with a $226,780 (RMB1,700,000) joint financial judgment. The Company appealed the District Court judgment to the Henan Province High Court. In November 2007, the High Court affirmed the judgment against the three defendants and increased the amount of the joint financial judgment to approximately $405,954 (RMB3,000,000).

In January 2008, Hua Lan enforced the judgment granted by the High Court to freeze the Company's bank accounts. Shandong Taibang has filed a separate action against Hua Lan before the Taian City District Court to seek recovery of any losses in connection with Hua Lan's claim and to request that the Taian City District Court preserve Hua Lan's property or freeze up to approximately $411,300 (RMB 3 million) of Hua Lan's assets to secure the return of such funds to the Company. The intermediate court in Taian City accepted the application on February 14, 2008 but the matter is still pending. Pending the outcome of the proceedings, Shandong Taibang increased its loss contingency reserve during its fourth quarter of 2007 from approximately $75,593 (RMB566,667) to $133,400 (RMB1,000,000) to cover its share of the enforcement of this judgment. During the fourth quarter of 2008, full amount of the judgment, including Feng Lin and Keliang Huang's portions of the judgment and the related fees, approximately $456,222 (RMB 3,109,900) has been withdrawn from Shandong Taibang's account. The Company recorded Feng Lin and Keliang Huang's portion of the judgment, approximately $304,143 (RMB2,073,234), as receivable as a result of the withdraw. As of December 31, 2008, the Company determined that it is unlikely that the Company will be able to recover such receivable from those two individuals and wrote off the receivable as bad debt expense.

In light of the foregoing, it is unlikely that the Company's planned acquisition of the assets of Bobai will go forward.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Dispute among Shareholders over Raising Additional Capital

On May 28, 2007, a 91% majority of Qianfeng's shareholders approved a plan to raise additional capital from private strategic investors through the issuance of an additional 20,000,000 shares of Qianfeng equity interests at RMB 2.80 per share. The plan required all existing Qianfeng shareholders to waive their rights of first refusal to subscribe for the additional shares. The remaining 9% minority holder of Qianfeng's shares, the Guizhou Jie'an Company, or Jie'an, did not support the plan and did not agree to waive its right of first refusal. On May 29, 2007, the majority shareholders caused Qianfeng to sign an Equity Purchase Agreement with certain investors, pursuant to which the investors agreed to invest an aggregate of approximately $7,475,832 (RMB 50,960,000) in exchange for 18,200,000 shares, or 21.4%, of Qianfeng's equity interests. At the same time, Jie'an also subscribed for 1,800,000 shares, representing its 9% pro rata share of the 20,000,000 shares being offered. The proceeds from all parties were received by Qianfeng in accordance with the agreement.

In June 2007, Jie'an brought suit in the High Court of Guizhou province, China, against Qianfeng and the three other original Qianfeng shareholders, alleging the illegality of the Equity Purchase Agreement. In its complaint, Jie'an alleged that it had a right to acquire the shares waived by the original Qianfeng shareholders and offered to the investors in connection with the Equity Purchase Agreement. On September 12, 2008, the Guizhou High Court ruled against Jie'an and sustained the Equity Purchase Agreement, but on November 2008, Jie'an appealed the Guizhou High Court judgment to the People's Supreme Court in Beijing. On May 13, 2009, the People's Supreme Court sustained the original ruling and denied the rights of first refusal of Jie'an over the additional shares waived by the original Qianfeng's shareholders. The registration of the new investors as Qianfeng's shareholders and the related increase in registered capital of Qianfeng with the Administration for Industry and Commerce is still pending. Due to the flaws of the Equity Purchase Agreement and the pre-conditions of the agreement no longer valid, the Company is evaluating the possibility of voiding the agreement to maintain the original share structure. If the Company is unable to void the agreement, Dalin's interests in Qianfeng may be reduced to approximately 41.3%.

Dispute over Qianfeng Technical Consulting Agreement

In 1997, Qianfeng entered into a Technical Cooperation Agreement with Sin Kyung Ye, or Sin, a Korean individual, to provide certain fractionation equipment and transfer processing know-how to Qianfeng. In August 2004, Sin filed a law suit against Qianfeng with the Intermediate Court in Guiyang City, China, alleging non-payment of approximately, $14,670 (RMB 100,000) for his fractionation equipment and approximately, $733,500 (RMB 5,000,000) for the transfer of his technological know-how. The Intermediate Court ruled in favor of Sin and found that Qianfeng owed Sin approximately, $ 1,522,183 (RMB 10,376,160), but Qianfeng appealed the Intermediate Court ruling to the Guizhou High Court. The Guizhou High Court agreed in part with Qianfeng's grounds for appeal and reduced the amount of know-how transfer fee to approximately, $289,060 (RMB 1,970,413). In May 2007, Sin appealed the Guizhou High Court's decision to the People's Supreme Court in Beijing. The People's Supreme Court heard in April 2008, but had not issued its decision as of the date of this report.

Qianfeng Product Liability Claims

In January 2008, Qianfeng, along with two local hospitals and a local blood center, was sued in the Zhuhui District Court in Hengyang, Hunan province, China, by a resident of Hunan province, for approximately, $256,631 (RMB 1,749,358) in damages, in connection with his alleged HIV contamination via blood transfusion during the plaintiff's treatment following an April 2006 traffic accident. The Zhuhui District Court awarded the plaintiff approximately, $29,340 (RMB 200,000), but found that the defendants were not responsible for his HIV contamination. All parties appealed to the Zhuhui Middle Court. On December 4, 2008, the Zhuhui Middle Court remanded the case to the lower court for retrial, on grounds that the HIV contamination could not be directly linked to the plaintiff's treatment by the hospitals or to Qianfeng's products. There have been no further developments on this case as of the date of this report.

Administration Interference

Qianfeng is party to an administrative proceeding against the government of the Qiandongnan Autonomous Region, or the Qiandongnan Authorities, in Guizhou Province, China, in connection with the ownership of three of Qianfeng's eight plasma stations in Guizhou Province. Qianfeng was authorized to acquire a total of eight plasma stations in Guizhou Province based on several national and provincial administrative authorizations issued by the PRC State Council and the Guizhou Ministry of Health between 2006 and 2007, but to date, the governmental authorizations have not been fully implemented by the Qiandongnan Authorities. In early 2007, Qianfeng submitted approximately $1,173,465 (RMB 8,010,000) to the local finance department of Sansui County, Qiandongnan, for acquiring the Sansui Plasma Collection Station (“Sansui”), but the local finance department refused to honor the purchase and returned the full consideration to Qianfeng. Furthermore, subsequent local rulings published by the Qiandongnan Authorities February 28, 2008 appear to authorize another private company to acquire the Sansui and two other stations, the Zhengyuan Plasma Collection Station and the Shibing Plasma Collection Station. In December 2008 Qianfeng filed an administrative review application with the People's Government of Guizhou Province, or the Guizhou Provincial Government, but the Guizhou Provincial Government has delayed to make a final decision pending further review of regulations regarding administrative authorizations. Qianfeng has received verbal notification from staff in the Guizhou Provincial Government that the Qiandongnan Authorities have withdrawn the local rulings authorizing acquisition of the three plasma stations, but management has not received any written confirmation of such withdrawal. As a result, Qianfeng has maintained its application with the Guizhou Provincial Government for a formal administrative ruling on its right to acquire all eight plasma stations in Guizhou Province. In addition, Qianfeng has set aside the purchase price payable for Sansui pending the outcome of the administrative review.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Note 15 – Warrants and options

Warrants

On July 18, 2006, the Company entered into a securities purchase agreement with certain accredited investors and completed the sale of 2,200,000 shares of common stock and 1,070,000 warrants with an exercise price of $2.8425 per share. The warrants have a 5-year term and are callable by the Company if the shares trade at 160% of the exercise price for 15 consecutive trading days. On July 28, 2006, the Company also issued 214,000 warrants with an exercise price at $2.8425 (“Placement Agent Warrant”) to Lane Capital Markets, LLC, the placement agent. These warrants have a 5-year term and are non-callable.

Effective January 1, 2009, the Company adopted the provisions of EITF 07-5, "Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock”, which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF 01-6. Paragraph 11(a) of FAS 133 specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company's own stock and (b) classified in stockholders' equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer's own stock and thus able to qualify for the FAS 133 paragraph 11(a) scope exception. Because the strike prices of the 1,284,000 warrants issued in 2006 are denominated in USD which is different from the Company's functional currency, the RMB, in accordance with EITF 07-5 these warrants, which previously were treated as equity instruments pursuant to the derivative treatment exemption, no longer qualify as equity instruments.

As such, effective January 1, 2009, the Company reclassified the original fair value of these warrants of $738,449 from equity to a liability, as if these warrants were treated as a derivative liability since their date of issue in July 2006. On January 1, 2009, the Company reclassified from additional paid-in capital, as a cumulative effect adjustment, $929,577 from beginning retained earnings and $1,668,026 to a long-term derivative liability to recognize the fair value of such warrants on such date.

In June 2008, warrants to purchase 40,000 shares of the Company's common stock were converted into common stock with an exercise price of $2.8425. The fair value of these warrants at the conversion date totaled $125,009 and was transferred to equity. In addition, the fair value of the remaining 1,244,000 common stock purchase warrants increased to $3,563,436 as of June 30, 2009. As such the Company recognized a loss of $1,627,448 and $2,020,471, respectively, from the change in fair value of these warrants for three and six months ended June 30, 2009.

On June 5, 2009, the Company entered into a securities purchase agreement with certain accredited investors pursuant to which the Company issued 3.8% Senior Secured Convertible Notes in the aggregate principal amount of $9,554,140 and Warrants to purchase up to 1,194,268 shares of common stock of the Company. The Warrants have a term of 3 years, an exercise price of $4.80 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by the Investors at any time after the date on which their related Notes are converted, except that if any of the Notes is converted in part, the Investors may only exercise a corresponding portion of the related Warrant. The Company also issued to the placement agents 93,750 Warrants to purchase common stock at an exercise price of $6.00 per share, expiring after 3 years.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

These common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimated the fair value of these warrants using the Black-Scholes option pricing model, based on the market price of the Company's common stock, volatility estimated at 130% based on a review of the historic volatility of the Company's common stock, an expected dividend yield of zero, the remaining life of the warrants and risk-free rates of return of 1.11% - 1.88%.

Historical volatility was computed using daily pricing observations for recent periods that correspond to the term of the warrants. The Company believes this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. The Company has no reason to believe future volatility over the expected remaining life of these warrants likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rates used are based on the yield on U.S. Treasury securities with a similar according to the remaining term as the warrants.

The summary of warrant activity is as follows:
		Weighted	Average
		Average	Remaining
	Warrants	Exercise	Contractual
	Outstanding	Price	Life
December 31, 2007	1,284,000	$2.84	3.55
Granted
Forfeited
Exercised
June 30, 2008(unaudited)	1,284,000	$2.84	3.30
Granted
Forfeited
Exercised
December 31, 2008	1,284,000	$2.84	2.55
Granted	1,288,018	4.89	3.00
Forfeited
Exercised	(40,000)	2.84	2.10
June 30, 2009(unaudited)	2,532,018	$3.88	2.63

Options

On May 9, 2008, the Company adopted the 2008 Equity Incentive Plan, which provides up to 5,000,000 shares of Company's Common Stock to be made available to employees and directors at various prices as established by the Board of Directors of the Company. On May 9, 2008, the Company granted options to purchase an aggregate of 937,500 shares of the Company's common stock under the 2008 Plan to certain directors and employees, pursuant to stock option agreements between the Company and each of these directors or employees. The options have an exercise price of $4.00 per share, will vest immediately and will expire on June 1, 2018. On July 24, 2008, the Company granted options to purchase an aggregate of 60,000 shares of the Company's common stock under the 2008 plan to its three independent directors. These options have an exercise price of $4.00 per share and 30,000 shares will be vested on January 24, 2009 and the remaining 30,000 shares will be vested on July 24, 2009, with the expiration date of July 24, 2018. As of December 31, 2008, there were 4,002,500 shares available under the plan.

The fair value of each option granted on May 9, 2008 and July 24, 2008 are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Granted on	May 9, 2008	July 24, 2008
Expected dividend yield	0%	0%
Risk-free interest rate	3.56%	3.56%
Expected life (in years)	5	5
Weighted average expected volatility	59.4%	81.2%

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2009 (Unaudited)

The volatility of the Company's common stock was estimated by management based on the historical volatility of the Company's common stock, the risk free interest rate was based on Treasury Constant Maturity Rates published by the U.S. Federal Reserve for periods applicable to the estimated life of the options, and the expected dividend yield was based on the Company's current and expected dividend policy. The value of the options was based on the Company's common stock price on the date the options were granted. Because the Company does not have a history of employee stock options, the Company utilized the simplified method to estimate the life of the options which is the same as assuming that the options are exercised at the mid-point between the vesting date and expiration date. For the six months ended June 30, 2009, the Company expensed $54,967 in compensation expense. As of June 30, 2009, approximately $7,314 of estimated expense with respect to non-vested stock-based awards has yet to be recognized and will be recognized as an expense over the employee's remaining weighted average service period of approximately 0.07 years. The options are accounted for as equity under SFAS 133 and EITF 00-19. The options activity is as follows:

			Weighted	Average
			Average	Remaining	Aggregate
	Options	Options	Exercise	Contractual	Intrinsic
	Outstanding	Exercisable	Price	Life	Value
December 31, 2007	-	-	$-	-	$-
Granted	-	-	-	-	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
June 30, 2008 (unaudited)	-	-	$-	-	$-
Granted	997,500	937,500	4.00	10.00	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
December 31, 2008	997,500	937,500	$4.00	9.43	$-
Granted	-	30,000	4.00	9.31	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
June 30, 2009 (unaudited)	997,500	967,500	$4.00	8.93	$-

Note 16 – Change in fair value of derivative liabilities

Loss (gain) on change in fair value of derivative liabilities for the three and six months ended June 30, 2009 comprised as following:

	Three months ended	Six months ended
	June 30, 2009	June 30, 2009
Change in fair value of derivative liabilities of:	(Unaudited)	(Unaudited)
Conversion option of convertible notes	$(755,942)	$(755,942)
Warrants attached to convertible notes	(372,591)	(372,591)
Warrants issued to placement agent	(28,444)	(28,444)
Subtotal	(1,156,977)	(1,156,977)
Warrants issued with prior placements	1,627,448	2,020,471
Initial charge to income from convertible notes	825,261	825,261
Total	$1,295,732	$1,688,755

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Note 17 – Interest expense (income), net

Interest expense (income), net for the three months ended June 30, 2009 and 2008 comprised as following:

	2009	2008
Interest expense (income), net	(Unaudited)	(Unaudited)
Interest expense – bank and other loans	$921,187	$18,755
Interest expense – convertible notes	21,178	-
Interest income	(58,451)	(19,601)
Total	$883,914	$(846)

Interest expense (income), net for the six months ended June 30, 2009 and 2008 comprised as following:

	2009	2008
Interest expense (income), net	(Unaudited)	(Unaudited)
Interest expense – bank and other loans	$1,543,636	$44,672
Interest expense – convertible notes	21,178	-
Interest income	(310,047)	(30,490)
Total	$1,254,767	$14,182

Note 18 – Statutory reserves

In accordance with the “Law of the PRC on Joint Ventures Using Chinese and Foreign Investment” and the Company's Articles of Association, appropriations from net profit should be made to the Reserve Fund and the Enterprise Expansion Fund, after offsetting accumulated losses from prior years, and before profit distributions to the investors. The percentages to be appropriated to the Reserve Fund and the Enterprise Expansion Fund are determined by the Board of Directors of the Company.

Reserve fund

10% of the net income determined in accordance with PRC accounting rules and regulations are transferred to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company's registered capital. As of June 30, 2009, approximately $6.7 million still needs to be transferred to statutory reserve. The transfer to this reserve must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing stockholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise expansion fund

The enterprise fund may be used to acquire plant and equipment or to increase the working capital to expend on production and operation of the business. The Company's policy is to transfer 5% of the Shandong Taibang's net income to this fund determined in accordance with the Company's policy.

Note 19 – Retirement benefit plans

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for the benefit of all permanent employees. All permanent employees are entitled to an annual pension equal to their basic salaries at retirement. The PRC government is responsible for the benefit liability to these retired employees. The Company is required to make contributions to the state retirement plan at 20% of the monthly base salaries of the current employees. For the three months ended June 30, 2009 and 2008, the Company made pension contributions in the amount of $124,600 (unaudited) and $15,166 (unaudited), respectively. For the six months ended June 30, 2009 and 2008, the Company made pension contributions in the amount of $233,476 and $61,727, respectively.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Note 20 - Noncontrolling interest and distribution

The roll forward of noncontrolling interest in the balance sheet is shown below:

	Fang Cheng	Shandong	Guizhou	Guiyang	Chongqing
	Plasma Co.	Taibang	Renyuan	Qianfeng	Dalin
	Minority	Minority	Minority	Minority	Minority	Total
	Owner	Owner	Owners	Owners	Owner	Noncontrolling
	(20%)	(17.24%)	(75%)	(46%)	(10%)	interest
December 31, 2007	$82,994	$4,098,344	$-	$-	$-	$4,181,338
Net income(loss)	(83,938)	3,387,779	-	-	-	3,303,841
Foreign currency translation gain/(loss)	944	301,303	-	-	-	302,247
Dividend declared	-	(2,982,045)	-	-	-	(2,982,045)
December 31, 2008	$-	$4,805,381	$-	$-	$-	$4,805,381
Dalin acquisition	-	-	2,559,441	17,612,664	1,773,871	21,945,976
Net income(loss)	(3,253)	2,367,426	(11, 756)	4,425,191	548,105	7,325,713
Foreign currency translation gain/(loss)	10,821	(13,876)	(2,650)	(19,383)	(1,889)	(26,977)
Dividend declared	-	(454,618)	-	(4,179,369)	-	(4,633,987)
June 30, 2009 (unaudited)	$7,568	$6,704,313	$2,545,035	$17,839,103	$2,320, 087	$29,416,106

Dividends declared are split pro rata between the shareholders according to their ownership interest. The payment of the dividends may occur at different times to the shareholders resulting in distributions which do not appear to be reflective of the minority ownership percentages. As of June 30, 2009, minority shareholders owned 17.24% of the Shandong Taibang, 10% of Dalin and 46% of Qianfeng. The table below shows the minority shareholder and dividends outstanding.

	Shandong Taibang	Guiyang Qianfeng	Total
	Noncontrolling	Noncontrolling	Noncontrolling
	shareholder	shareholder	shareholder
Distribution payable, December 31, 2007	$506,626	$-	$506,626
Dividend declared	2,982,045	-	2,982,045
Dividend paid	(288,300)	-	(288,300)
Foreign currency translation adjustments	51,983	-	51,983
Distribution payable, December 31, 2008	$3,252,354	$-	$3,252,354
Dividend declared	454,618	4,179,369	4,633,987
Dividend paid	(3,720,649)	(3,736,773)	(7,457,422)
Foreign currency translation adjustments	14,263	4,639	18,902
Distribution payable, June 30, 2009 (unaudited)	$586	$447,235	$447,821

Note 21 – Business combinations

On September 26, 2008, Logic Express (“Party B”) entered into an equity transfer agreement with Dalin, a PRC limited liability company, and Fan Shaowen, Chen Aimin, Chen Aiguo and Yang Gang, the shareholders of Dalin (collectively “Party A”), relating to the purchase of an aggregate 90% equity interest in Dalin, for a total purchase price of RMB194,400,000 (approximately $28,479,600), due in four installments.  The parties agreed that (i) if Logic will have paid 90% of the purchase price of approximately $25,632,000 (or RMB 174,960,000) on or before April 7, 2009, then Logic will be entitled to its share of Dalin’s portion of the profit generated by Qianfeng starting from January 1, 2009, and (ii) if Logic fails to pay the said amount, the profit generated by Qianfeng from January 1, 2009 until the day of payment of said amount will be shared by Party A and Party B (i.e., Logic will be entitled to its share of Dalin's portion of the profit generated by Qianfeng calculated according to the proportion of the purchase price paid by it, and Party A will be entitled to the rest of Dalin’s portion of the profit generated by Qianfeng).  The Company timely initiated the third installment payment to achieve 90% of the purchase price on April 7, 2009, in accordance with the instructions provided by the Dalin shareholders, which was subsequently paid on April 8 and April 14, 2009.  Party B was deemed by Party A to have fulfilled its obligations under the agreement.  As a result, Logic Holdings, the Hong Kong subsidiary, is now entitled to all the rights and privileges of a 90% shareholder in Dalin, including the right to receive its pro rata share of the profits generated by Dalin's 54% majority-owned operating subsidiary, Qianfeng Biological Products Co., Ltd., or Qianfeng, as of January 1, 2009, subject to a possible dilution to as low as 41.3%, if a dissenting Qianfeng shareholder prevails in a pre-existing suit to obtain additional equity interests in Qianfeng. The Company is obligated to pay the fourth and final installment, representing the remaining 10% of the Dalin purchase price, on or before April 9, 2010, the one-year anniversary of the local Administration for Industry and Commerce's approval of the equity transfer. On January 16, 2009, Qianfeng's shareholders, including Dalin, elected four members to its seven member Board of Directors that were nominated by Dalin, and on January 17, 2009, the Qianfeng's Board of Directors elected a new management team consisting of all Logic Express' and Dalin's appointees, including a new CEO, Executive Senior Vice President, CFO and Director of Sales. The operational control of Qianfeng passed to the Company effective January 1, 2009. According to the Equity Transfer Agreement, as amended, the Company can exercise the shareholder’s rights, as well as taking over all the corporate seals and license, of Dalin upon the payment of the second installment.  The Company paid the second installment according to the agreement on December 14, 2008.  However, under the section 1-2.2 of the Equity Transfer Agreement, as amended on December 12, 2008, the Company is entitled to the profit generated from Dalin’s main operating subsidiary, Qianfeng, after January 1, 2009.  As a result, the Equity Transfer Agreement became effective on January 1, 2009. Therefore, the Company believes that January 1, 2009, the date on which the Company legally obtained control, acquired the assets, assumed the liabilities and became entitled to Dalin's share of the profit generated by Qianfeng as the acquisition date for the accounting purpose according to the SFAS 141(R). The results of Dalin's and its subsidiaries' operations from January 1, 2009 through June 30, 2009 are included in the Company's Consolidated Statements of Income and Comprehensive Income.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

Effective January 1, 2009, the Company adopted FAS 141R, “Business Combinations” to replace FAS 141, “Business Combinations”. FAS 141R retains the fundamental requirements in FAS 141 that the acquisition method of accounting (which FAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces FAS 141's cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. FAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with FAS 141R).

The Company's acquisition of Dalin was accounted for in accordance with FAS 141R and the Company has allocated the purchase price of Dalin based upon the fair value of the net assets acquired and liabilities assumed and the fair value of the noncontrolling interest measured at the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with FAS 141R and, expect for cash and cash equivalents, fair value was estimated using level 3 inputs under SFAS No. 157. Level 3 inputs for the nonfinancial assets included a valuation report (prepared by a third party appraisal firm) that primarily utilized a combination of Income approach, cost approach and Market approach valuation techniques. Level 3 inputs for other assets and liabilities included present value techniques applied to after-tax income, expected after-tax cash flows and estimated selling prices (less costs of disposal and profit allowance) for inventories. In accordance with SFAS No. 142, “Goodwill and Other Intangibles Assets”, indefinite lived intangibles and goodwill are not being amortized.

The following table summarizes the net book value and the fair value of the assets acquired and liabilities assumed at the date of acquisition, which represents the purchase price allocation at the date of the acquisition of Dalin based on valuation report which was prepared by a third party appraisal firm:

	Net Book Value	Fair Value
Current assets	$26,883,246	$26,883,246
Property, plant and equipment, net	6,060,024	8,098,959
Intangibles	1,729,112	21,471,408
Other non-current assets	3,449,162	3,449,162
Goodwill	-	12,425,589
Total assets	38,121,544	72,328,364
Total liabilities	21,911,373	21,911,373
Net assets	$16,210,171	$50,416,991

The Company determined the $50.4 million fair value of the acquired assets of Dalin based on an evaluation by an independent appraisal and the final asset evaluation by the management. Pursuant to FAS 141R, the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed shall be recognized as goodwill. As a result, the $12.4 million of goodwill was due to the acquisition purchase price over the fair value of the assets acquired. During the three months ended June 30, 2009, the Company did not record any impairment charge from write-downs of purchased intangible assets since the Company do not identify any trends caused a reduction in expected future cash flows.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009
(Unaudited)

The following table presents the details of the fair value purchased intangible assets acquired through business combinations as of January 1, 2009:

	Useful life
	(in years)	Fair Value
Plasma collection permits	10	$10,891,092
Land use rights	40	1,285,968
Long-term customer-relationship intangible assets	4	6,955,384
GMP certificate	5.8	2,332,652
Software	3.8	6,312
Total		$21,471,408

In addition, the Company determined the $21.5 million fair value of the noncontrolling interest of Dalin based on an evaluation by an independent third party appraisal firm. Level 3 inputs for noncontrolling interest included considering average control premium in relevant Merger and Acquisition premium.

Pro Forma

The following unaudited pro forma condensed income statement for the six months ended June 30, 2009 and 2008 were prepared under generally accepted accounting principles as if the acquisition of Dalin has occurred on January 1, 2008. The pro forma information may not be indicative of the results that actually would have occurred if the acquisition had been in effect from and on the date indicated.

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
Revenues	$33,181,545	$26,125,683	$54,330,143	$42,347,019
Cost of revenues	9,161,765	8,760,278	15,376,695	13,605,107
Gross profit	24,019,780	17,365,405	38,953,448	28,741,912
Operating expenses	7,487,272	5,584,976	12,357,402	8,943,013
Other expenses, net	2,254,031	56,979	3,028,975	142,782
Provision for Income taxes	2,982,101	3,338,105	5,012,295	4,766,337
Net income before noncontrolling interest	11,296,376	8,385,345	18,554,776	14,889,780
Less: net income attributable to noncontrolling interest	4,325,631	3,359,106	7,325,713	5,495,540
Net income attributable to controlling interest	$6,970,745	$5,026,239	$11,229,063	$9,394,240
Basic - earning per share
Weighted average number of shares	21,442,909	21,434,942	21,438,948	21,434,942
Earnings per share	$0.33	$0.23	$0.52	$0.43
Diluted - earning per share
Weighted average number of shares	21,811,473	21,664,429	21,527,509	21,808,852
Earnings per share	$0.32	$0.23	$0.52	$0.42

CHINA BIOLOGIC PRODUCTS, INC.
CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Biologic Products, Inc.

We have audited the accompanying consolidated balance sheets of China Biologic Products, Inc. and subsidiaries as of December, 2008 and 2007, and the related consolidated statements of income and other comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2008. China Biologic Products, Inc's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Biologic Products, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 30, 2009

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

A S S E T S
	2008	2007
CURRENT ASSETS:
Cash	$8,814,616	$5,010,033
Note receivable	-	41,130
Accounts receivable, net of allowance for doubtful accounts of $1,268,052
and $1,238,772 as of December 31, 2008 and 2007, respectively	313,087	316,869
Dividend receivable	147,256	-
Other receivables	356,957	301,773
Other receivables- related party	-	413,697
Inventories	14,949,196	9,505,074
Prepayments and deferred expense	614,704	138,756
Total current assets	25,195,816	15,727,332

PLANT AND EQUIPMENT, net	19,299,364	15,434,124

OTHER ASSETS:
Investment in unconsolidated affiliate	6,533,977	-
Refundable deposit for potential acquisition	14,181,800	-
Prepayments-non-current	955,874	711,459
Long term prepayment – related party	-	516,456
Intangible assets, net	1,002,561	915,874
Total other assets	22,674,212	2,143,789

Total assets	$67,169,392	$33,305,245

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$2,481,889	$2,677,587
Notes payable	29,340	-
Short term loans - bank	-	685,500
Short term loan – minority shareholder	773,277	722,674
Other payables and accrued liabilities	3,962,931	1,200,068
Other payable - land use right	1,683	1,485
Distribution payable to minority shareholder	3,252,354	506,626
Customer deposits	1,091,792	398,794
Taxes payable	4,060,010	384,788
Investment payable	3,275,501	-
Total current liabilities	18,928,777	6,577,522

OTHER LIABILITIES:
Non-current other payable – land use right	323,707	304,086
Long term loan-bank	5,868,000	-
Total other liabilities	6,191,707	304,086
Total liabilities	25,120,484	6,881,608

COMMITMENTS AND CONTINGENCIES	-	142,120

MINORITY INTEREST	4,211,794	3,885,892

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942
shares issued and outstanding at December 31, 2008 and 2007	2,143	2,143
Paid-in-capital	10,700,032	9,388,305
Statutory reserves	6,989,801	3,934,703
Retained earnings	15,392,253	6,461,680
Accumulated other comprehensive income	4,752,885	2,608,794
Total shareholders' equity	37,837,114	22,395,625

Total liabilities and shareholders' equity	$67,169,392	$33,305,245

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

REVENUES	$46,751,160	$32,398,669

COST OF SALES	14,040,602	9,945,921

GROSS PROFIT	32,710,558	22,452,748

OPERATING EXPENSES:
Selling expenses	2,212,073	4,434,721
General and administrative expenses	7,684,493	4,651,434
Research and development expenses	1,166,494	609,178
Stock-based compensation expenses (general and administrative)	1,311,727	-
TOTAL OPERATING EXPENSES	12,374,787	9,695,333

INCOME FROM OPERATIONS	20,335,771	12,757,415

OTHER EXPENSES (INCOME):
Equity in income of unconsolidated affiliate	(175,231)	-
Interest expense (income), net	373,497	88,686
Other expense (income), net	251,390	422,891
TOTAL OTHER EXPENSES (INCOME), NET	449,656	511,577

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	19,886,115	12,245,838

PROVISION FOR INCOME TAXES	4,596,603	2,074,560

NET INCOME BEFORE MINORITY INTEREST	15,289,512	10,171,278

LESS MINORITY INTEREST	3,303,841	1,991,902

NET INCOME	11,985,671	8,179,376

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	2,144,091	1,490,409

COMPREHENSIVE INCOME	$14,129,762	$9,669,785

BASIC EARNINGS PER SHARE:
Weighted average number of shares	21,434,942	21,434,942
Earnings per share	$0.56	$0.38

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	21,556,342	21,861,014
Earnings per share	$0.56	$0.37

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common stock			Retained earnings		Accumulated
			Additional			other
		Par	Paid-in	Statutory		comprehensive
	Shares	value	capital	reserves	Unrestricted	income	Totals

BALANCE, December 31, 2006	21,434,942	$2,143	$9,388,305	$2,199,580	$17,427	$1,118,385	$12,725,840

Net income					8,179,376		8,179,376
Adjustment to statutory reserve				1,735,123	(1,735,123)		-
Foreign currency translation adjustments						1,490,409	1,490,409

BALANCE, December 31, 2007	21,434,942	$2,143	$9,388,305	$3,934,703	$6,461,680	$2,608,794	$22,395,625

Stock based compensation			1,311,727				1,311,727
Net income					11,985,671		11,985,671
Adjustment to statutory reserve				3,055,098	(3,055,098)		-
Foreign currency translation adjustments						2,144,091	2,144,091

BALANCE, December 31, 2008	21,434,942	$2,143	$10,700,032	$6,989,801	$15,392,253	$4,752,885	$37,837,114

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,985,671	$8,179,376
Adjustments to reconcile net income to cash
provided by operating activities:
Minority Interest	3,303,841	1,991,902
Depreciation	1,088,155	777,007
Amortization	61,095	91,965
Loss on disposal of equipment	214,663	245,042
Allowance for bad debt – accounts receivable	(56,462)	221,813
Allowance for bad debt – other receivables and prepayments	560,668	-
Impairment of assets	415,873	-
Stock based compensation	1,311,727	-
Equity in income of unconsolidated affiliate	(175,231)	-
Change in operating assets and liabilities:
Notes receivable	43,245	44,109
Accounts receivable	81,980	3,351,444
Other receivables	(33,462)	310,943
Other receivables – related party	1,442	(2,302)
Inventories	(4,695,495)	(2,845,676)
Prepayments and deferred expenses	(459,019)	599,238
Accounts payable	(376,527)	93,800
Other payables and accrued liabilities	2,695,860	(773,185)
Other payables –land use right	(37,308)	(1,346)
Customer deposits	653,514	2,679
Taxes payable	3,585,237	227,604
Contingent liability	(149,428)	136,491
Net cash provided by operating activities	20,020,039	12,650,904

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to related party	-	(395,010)
Additions to plant and equipment	(4,033,667)	(7,715,142)
Additions to intangible assets	(83,259)	(234,120)
Payments for unconsolidated affiliate	(3,171,300)	-
Prepayments for potential acquisition	(14,181,800)	-
Advances on non-current assets	(270,119)	(381,996)
Advances on building purchase to related party	-	(496,001)
Proceeds from sales of equipment	73,641	11,455
Net cash used in investing activities	(21,666,504)	(9,210,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	28,830	-
Proceeds from short term loan	-	1,316,700
Payments on short term loan	(720,750)	(3,291,750)
Proceeds from long term loan	5,766,000	-
Payments on long term debt	-	(658,350)
Dividends paid to minority shareholders	(288,300)	(488,878)
Net cash provided by (used in) financing activities	4,785,780	(3,122,278)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	665,268	424,001

INCREASE IN CASH	3,804,583	741,813

CASH, beginning of year	5,010,033	4,268,220

CASH, end of year	$8,814,616	$5,010,033

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$1,523,867	$1,803,510
Interest paid (net of capitalized interest)	$108,170	$107,077
Non-cash transactions
Accounts receivable in exchange for accrued liabilities	$-	$1,126,404
Unpaid investment in unconsolidated affiliate	$3,218,565	$-
Plant and equipment acquired with prepayments made in prior periods	$78,905	$498,147

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 1 – Organization background and principal activities

Principal Activities and Reorganization

China Biologic Products, Inc. (the "Company" or "CBP") was originally incorporated in 1992 under the laws of the state of Texas as Shepherd Food Equipment, Inc. On July 18, 2006, the Company entered into a Share Exchange Agreement with Logic Express Ltd ("Logic Express") and its stockholders. Upon the closing of the Share Exchange Agreement on July 19, 2006, Logic Express became a wholly-owned subsidiary of the Company.

Logic Express was incorporated on January 6, 2006, in the British Virgin Islands. Logic Express was established for the purpose of acquiring an 82.76% majority equity interest in Shandong Missile Biological Products Co., Ltd., which it acquired on April 17, 2006 and on February 27, 2007 changed its name to Shandong Taibang Biological Products Co., Ltd. ("Shandong Taibang"). As a result of the acquisition, Shandong Taibang became the Company's indirect subsidiary.

The Company through its direct and indirect subsidiaries is principally engaged in the research, development, commercialization, manufacture and sale of human blood products to customers in the People's Republic of China (the "PRC") and India.

Acquisition of assets from plasma stations

In the third quarter of 2006, Shandong Taibang, through its wholly owned plasma companies, entered into an asset transfer agreement with the Shandong Provincial government to acquire certain assets of five plasma stations in Shandong Province, for total consideration of approximately $2,607,356 (RMB 19.3 million). The operating licenses of the plasma companies were effective as of January 1, 2007.

In January 2007, Shandong Taibang, through its 100% and 80% owned plasma companies, entered into letters of intent to acquire certain assets of two plasma stations in Guangxi Province for total consideration of approximately $761,781 (approximately RMB 5.6 million).

Establishment of distribution company

In September 2006, Shandong Taibang applied to establish a wholly owned subsidiary "Shandong Missile Medical Co., Ltd." ("Shandong Medical"). The registration of Shandong Medical was approved by the Shandong Provincial Department of Foreign Trade and Economic Cooperation on July 19, 2007. Shandong Medical's scope of business is the wholesale of biological products with a business license period of 25 years from the date of registration, with a registered capital of $384,600.

Establishment of new collection station in Guangxi

In June 2008, the Company received the approval from the Guangxi Province Bureau of Health to set up a new plasma collection station in Pu Bei County, Guangxi Province. The new plasma collection station will be located in the Centralized Industry Zone of Pu Bei County and when it becomes operational, it will replace CBP's existing Fang Cheng Plasma Collection Station ("Fang Cheng"). The Company's management decided to relocate Fang Cheng to a more strategic location to increase collection volumes. During the construction period, the existing Fang Cheng Plasma Station will still continue with its normal operations. With the approval of the Centralized Industry Zone of Pu Bei County, once Fang Cheng becomes operational, the Company hopes to expand its coverage area to secure higher collection volumes in the future.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 2 – Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All material inter-company transactions and balances have been eliminated in the consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, management estimates the fair value of stock based compensation as well as potential losses on outstanding receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company's principal operating subsidiaries established in the PRC use their local currency, Renminbi ("RMB"), as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period. Assets and liabilities are translated at the unified exchange rate as quoted by the People's Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statements of stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

In accordance with FAS 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

The consolidated balance sheet amounts, with the exception of equity at December 31, 2008 and 2007 were translated at RMB6.82 to $1.00 and RMB7.29 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of income and cash flow for the years ended December 31, 2008 and 2007 were RMB6.94 and RMB7.59, respectively.

Revenue recognition

The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable, which are generally considered to be met upon delivery and acceptance of products at the customer site. Sales are presented net of any discounts given to customers. As a policy, the Company does not accept any product returns and based on our records, product returns, if any, are immaterial. Sales revenue represents the invoiced value of goods, net of a value-added tax ("VAT"). All products produced by the Company and sold in the PRC are subject to a Chinese VAT at a rate of 6% of the gross sales price or at a rate approved by the Chinese local government. Products distributed by Shandong Medical are subjected to a 17% VAT.

Shipping and handling

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs and totaled $60,164 and $93,107 for the years ended December 31, 2008 and 2007, respectively.

Financial instruments

Statement of Financial Accounting Standards ("SFAS") 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments. The Company considers the carrying amount of cash, receivables, payables including accrued liabilities and short term loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and if applicable, their stated rates of interest are equivalent to interest rates currently available.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

On January 1, 2008, the Company adopted SFAS 157, "Fair Value Measurements", which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The three levels are defined as follow:

•         Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•         Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•         Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company's investment in unconsolidated affiliate amounted to $6,533,977 as of December 31, 2008. Since there is no quoted or observable market price for the fair value of similar investment, the Company then used the level 3 inputs for its valuation methodology. The determination of the fair value was based on the capital investment that the Company contributed income or losses from investment and additional contributions made and distributions received. The carrying value of the investment in unconsolidated affiliate approximated the fair value as of December 31, 2008.

The carrying value of the long term bank loan amounted to $5,868,000. The Company used Level 2 inputs for its valuation methodology for the long term bank loan by comparing the stated loan interest rate to the rate charged by the Bank of China to similar loans.

	Carrying Value as of	Fair Value Measurements at December 31, 2008
	December 31, 2008	using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Investment	$6,533,977	$-	$-	$6,533,977
Long term bank loan	$5,868,000	$-	$5,380,114	$-

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS 157.

Concentration of risk

The Company's operations are carried out in the PRC and are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC, Hong Kong and the United States. Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States or may exceed Hong Kong Deposit Protection Board insured limits for the banks located in Hong Kong. Balances at financial institutions or state-owned banks within the PRC are not covered by insurance. Total cash in state-owned banks at December 31, 2008 and 2007 amounted to $8,689,414 and $4,814,991, respectively, $47,865 and $240,797 of which are covered by insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

The Company's major product, human albumin: - 20%/10ml, 20%/25ml and 20%/50ml, accounted for 57.8% and 63.5% of total revenues, for the years ended December 31, 2008 and 2007, respectively. If the market demands for human albumin cannot be sustained in the future or if the price of human albumin decreases, it would adversely affect the Company's operating results.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

All of the Company's customers are located in the PRC. As of December 31, 2008 and 2007, the Company had no significant concentration of credit risk, except for the amounts due from related parties. There were no customers that individually comprised 10% or more of the revenue during the fiscal year ended December 31, 2008 and 2007, respectively. No individual customer represented more than 10% of trade receivables at December 31, 2008 and 2007. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

The Company's top three vendors comprised 36.3% and 24.0%, respectively, of the Company's purchases for the years ended December 31, 2008 and 2007. Accounts payable to these vendors amounted $448,016 and $318,843 as of December 31, 2008 and 2007, respectively.

Accounts receivable

During the normal course of business, the Company extends unsecured credit to its customers. Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Account balances are written-off after management has exhausted all efforts of collection. Trade accounts receivable consist of the following:

	December 31, 2008	December 31, 2007
Trade accounts receivable	$1,581,139	$1,555,641
Less: Allowance for doubtful accounts	(1,268,052)	(1,238,772)
Total	$313,087	$316,869

The activity in the allowance for doubtful accounts for trade accounts receivable for the years ended December 31, 2008 and 2007 is as follows:

	December 31, 2008	December 31, 2007
Beginning allowance for doubtful accounts	$1,238,772	$1,131,209
Bad debt expense	-	221,813
Recovery of amount previously reserved	(56,462)	-
Write-off charged against the allowance	-	(188,891)
Foreign currency translation adjustment	85,742	74,641
Ending allowance for doubtful accounts	$1,268,052	$1,238,772

Inventories

Inventories are stated at the lower of cost or market using the weighted average basis and consist of the following:

	December 31, 2008	December 31, 2007
Raw materials	$7,043,349	$3,841,595
Work-in-process	4,801,768	4,068,389
Finished goods	3,104,079	1,595,090
Total	$14,949,196	$9,505,074

The Company reviews its inventory periodically for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of December 31, 2008 and 2007, the Company has determined that no reserve is necessary.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Depreciation expense for the year ended December 31, 2008 and 2007 amounted to $1,088,155 and $777,007, respectively.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Estimated useful lives of the assets are as follows:

	Estimated Useful Life
Buildings and improvement	30	years
Machinery and equipment	10	years
Furniture, fixtures and office equipment	5-10	years

Construction in progress represents the costs incurred in connection with the construction of buildings, new additions, or capitalized interest incurred in connection with the Company's plant facilities. In accordance with the provisions of SFAS No. 34, "Capitalize of Interest Cost", interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction in progress. The credit is a reduction of interest expense. No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

The Company periodically evaluates the carrying value of long-lived assets in accordance with SFAS 144. When estimated cash flows generated by those assets are less than the carrying amounts of the asset, the Company recognizes an impairment loss. Based on its review, the Company believes that, as of December 31, 2008, there were no impairments of its long-lived assets.

Plant and equipment consist of the following:

	December 31, 2008	December 31, 2007
Buildings and improvements	$5,809,724	$4,525,589
Machinery and equipment	12,308,174	8,201,720
Furniture, fixtures, and office equipment	1,501,946	768,197
Total depreciable assets	19,619,844	13,495,506
Accumulated depreciation	(3,099,259)	(1,840,197)
	16,520,585	11,655,309
Construction in progress	2,778,779	3,778,815
Total	$19,299,364	$15,434,124

Interest expense of $0 and $52,701 was capitalized into construction in progress for the years ended December 31, 2008 and 2007, respectively.

Investment in unconsolidated affiliate

Equity method investments are recorded at original cost and adjusted to recognize the Company's proportionate share of the investee's net income or losses and additional contributions made and distributions received. The Company recognizes a loss if it is determined that other than temporary decline in the value of the investment exists.

Intangible assets

Intangible assets are stated at cost (estimated fair value upon contribution or acquisition), less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets as follows:

Intangible assets	Estimated useful lives
Land use rights	50 years
Permits and licenses	5-10 years
Blood donor network	10 years

All land in the PRC is owned by the government; however, the government grants "land use rights." The Company has obtained rights to use various parcels of land for 50 years. The Company amortizes the cost of the land use rights over their useful life using the straight-line method.

Other intangible assets represent permits, licenses and Good Manufacturing Practice Certificates contributed in return for equity upon the establishment of Shandong Taibang in 2002. Contributed rights include those necessary to manufacture and distribute human blood products in the PRC market as authorized by the relevant PRC authorities. The estimated useful life of the contributed rights is 5-10 years.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Intangible assets consisted of the following:

	December 31, 2008	December 31, 2007
Land use rights	$848,982	$819,937
Permits and licenses	389,709	326,983
Blood donor network	2,347	5,621
Software	61,296	28,892
Totals	1,302,334	1,181,433
Accumulated amortization	(299,773)	(265,559)
Intangible assets, net	$1,002,561	$915,874

Total amortization expense for the years ended December 31, 2008 and 2007 amounted to $61,095 and $91,965, respectively.

Amortization expense for intangible assets for the next five fiscal years is as follows:

	2009	2010	2011	2012	2013	Thereafter
Amortization expense	$64,328	$62,635	$62,635	$56,560	$31,777	$749,029

Intangible assets of the Company are reviewed at least annually or more often if circumstances dictate, to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the years of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. For the years ended December 31, 2008 and 2007, the Company recorded an impairment loss of $415,873 and $0, respectively. As of December 31, 2008, the Company expects these assets to be fully recoverable.

Revenues

The Company's revenues are primarily derived from the manufacture and sale of human blood products. The Company's revenues by significant types of product for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Human Albumin – 20%/10ml, 20%/25ml and 20%/50ml	$27,021,733	$20,544,330
Human Hepatitis B Immunoglobulin	3,203,901	1,532,661
Human Immunoglobulin for Intravenous Injection	10,307,294	3,335,607
Human Rabies Immunoglobulin	3,619,622	5,753,124
Human Tetanus Immunoglobulin	1,492,421	1,105,630
Others	1,106,189	127,317
Totals	$46,751,160	$32,398,669

The Company is engaged in sale of human blood products to customers in India. The amount was immaterial and less than 10% of total sales for the year ended December 31, 2008.

Research and development costs

Research and development costs are expensed as incurred.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Retirement and other post retirement benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to the statement of operations as and when the related employee service is provided.

Product liability

The Company's products are covered by product liability insurance of approximately $2,934,000 (RMB 20,000,000). For the years ended December 31, 2008 and 2007, no claim on the insurance policy was filed.

Government grants

The Company's subsidiary, Shandong Taibang, is entitled to receive grants from the PRC municipal government due to its operation in the high- and new technology business sector. For the years ended December 31, 2008 and 2007, Shandong Taibang received non-refundable grants of $139,365 and $257,415, respectively, from the PRC municipal government. Grants received from the PRC municipal government can be used for enterprise development and technology innovation purposes. The government grants received during the 2008 and 2007 periods were recognized in the accompanying statement of operations as an offset to Research and Development expenses as they were earmarked or as a reduction of cost of the assets acquired.

Income taxes

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes", which requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US taxes and there are no deferred tax amounts at December 31, 2008 and 2007. In July, 2006, the Financial Accounting Standard Board ("FASB") issued FASB Interpretations No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. FIN 48 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. FIN 48 became effective at the beginning of 2007 and had no impact on the Company's consolidated financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Value added tax

Enterprises or individuals, who sell products, engage in repair and maintenance or import and export goods in the PRC are subject to a VAT in accordance with Chinese laws. The VAT rate applicable to the Company is 6% of the gross sales price. Products distributed by Shandong Medical are subjected to a 17% VAT. No credit is available for VAT paid on purchases.

Stock-based compensation

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

The Company accounts and reports stock-based compensation pursuant to SFAS 123R "Accounting for Stock-Based Compensation", which defines a fair-value-based method of accounting for stock based employee compensation and transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Stock compensation for stock granted to non-employees has been determined in accordance with SFAS 123R and the EITF 96-18, "Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services", as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115" which permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company adopted SFAS 159 on January 1, 2008, and chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, "Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities" ("FSP EITF 07-3"), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The adoption of FSP EITF 07-3 did not impact the Company's consolidated financial statements

In December 2007, the FASB issued SFAS 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51", which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company believes adopting SFAS 160 will significantly impact its financial statements for purchases of minority ownership completed after December 31, 2008.

In December 2007, the FASB issued SFAS 141(R), "Business Combinations" to replace SFAS 141, "Business Combinations". SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141's cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company believes adopting SFAS 141R will significantly impact its financial statements for all business combinations completed after December 31, 2008.

In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities –An Amendment of SFAS No. 133". Effective on January 1, 2009, SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. The Company is in the process of evaluating the new disclosure requirements under SFAS 161.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

In May 2008, the FASB issued SFAS 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." SFAS 162 has no impact on the Company's financial condition, operations or cash flows.

In June 2008, the FASB issued EITF 07-5 "Determining whether an Instrument (or Embedded Feature) is indexed to an Entity's Own Stock". This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS 133 "Accounting for Derivatives and Hedging Activities" specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company's own stock and (b) classified in stockholders' equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer's own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency of the operating entity in China (Renminbi). EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and is expected to materially affect the Company's financial statements to carry all warrants and options as liabilities at fair value and to reflect the change in fair value as a gain (loss).

In June 2008, FASB issued EITF 08-4, "Transition Guidance for Conforming Changes to Issue No. 98-5." The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", that result from EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", and SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is permitted. EITF 08-4 had no impact on the Company.

On October 10, 2008, the FASB issued FSP 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active," which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on our financial position or results for the years ended December 31, 2008.

In January 2009, the FASB issued FSP EITF 99-20-1, "Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets". FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on "market participant" estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the "market participant" view to a holder's estimate of whether there has been a "probable" adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on net income or cash flows.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 3 – Related party transactions

The material related party transactions undertaken by the Company with related parties during the years ended December 31, 2008 and 2007 are presented as follows:

Amount Due from	Purpose	December 31, 2008	December 31, 2007
Minority shareholder of subsidiary (1)	Advances	$-	$413,697
Minority shareholder of subsidiary (2)	Prepayment for assets	-	516,456

Amount Due to	Purpose	December 31, 2008	December 31, 2007
Minority shareholder of subsidiary (3)	Loan	$773,277	$722,674

(1) During 2007, the Company advanced in total $413,697 (RMB 3,007,481) in cash to a 20% minority shareholder of one of the Company's plasma companies for the purchases of plasma collection license and certain equipments for its Fang Cheng Plasma Company. However, the title transfer of those equipments, with the estimated value of approximately $16,871 (RMB 122,481), has not been realized. The Company determined that the likelihood of the minority shareholder's ability to deliver the title of those equipments is minimal and made a provision for the amount of $16,871 as of December 31, 2008. The Company also determined that the future cash flows expected to be generated from the Fang Cheng plasma collection license had impaired as the plasma collected in 2008 did not warrant any carrying amount for the license. As a result, the Company recorded an impairment write-down of intangible assets for approximately $415,873 (RMB 2,885,000).

(2) The Company prepaid approximately $516,456 (RMB 3,767,000) to a minority shareholder of one of the plasma companies as of December 31, 2008. The prepayment is for the purpose of acquiring certain assets. Assets are expected to be received by January 2009. The Company determined that the likelihood of recovering this prepayment is minimal, due to the minority shareholder's ability to secure the title of the assets and the personal financial difficulty as a result of the economic downturn, and made a provision for the amount as allowance for bad debt as of December 31, 2008. The Company is currently negotiating with the shareholder in attempt to recover the fund.

(3) As of December 31, 2008 and 2007, the Company borrowed an aggregate of $773,277 and $722,674, respectively, from its minority shareholder, Shandong Institute, for working capital purposes. The Company is required to repay the loan in cash due by August 2009, with an annual interest rate of 6%.

Note 4 – Prepayments and deferred expense

Prepayments and deferred expense represent partial payments for deposits on raw material purchases and prepayment for insurance expenses and amounted to $614,704 and $138,756 as of December 31, 2008 and 2007, respectively.

Long term prepayments represent partial payments or deposits on plant and equipment and intangible assets purchases and amounted to $955,874 and $711,459 as of December 31, 2008 and 2007, respectively.

Note 5 – Investment in unconsolidated affiliate

On October 10, 2008, Shandong Taibang entered into an Equity Transfer Agreement (the "Equity Transfer Agreement") with Mr. Fan Qingchun (the "Transferor"), a PRC citizen holding 35% of the equity interest in Xi'an Huitian Blood Products Co., Ltd. ("Huitian"), a PRC limited liability company. Pursuant to the Equity Transfer Agreement, the Transferor agrees to sell to Shandong Taibang, and Shandong Taibang agrees to purchase from the Transferor, 35% equity interest in Huitian for an aggregate purchase price of $6,502,902 (or RMB 44,327,890) including interest of $48,102 (RMB 327,890). Huitian is one of the 32 government approved plasma-based product producers in China, and it is in compliance with Good Manufacturing Practices ("GMP") standards. It is also approved by the PRC's State Food and Drug Administration ("SFDA") to produce four types of plasma-based products. As December 31, 2008, the Company has paid a total of $3,171,300 with the unpaid balance of $3,275,501 to be due by March 31, 2009, including interest. While the Company is able and willing to make the final payment, the local tax authority where Huitian is located prohibited the Company from making the final payment due to the dispute over the Mr. Fan's personal income tax rate and the withholding tax receiving jurisdiction. The Company is awaiting the final decision from the local tax authority and expects the payment can be made during April, 2009.

Logic Express has also entered into an investment entrustment agreement (the "Investment Agreement") with the minority shareholder in Shandong Taibang, Shandong Biological Products Research Institute ("Biological Institute"), pursuant to which Logic Express agrees to provide the investment amount for the acquisition and the Shandong Institute agree to entrust Shandong Taibang to acquire the 35% equity interest of Huitian in its name. In exchange Logic Express is also obligated to pay Shandong Taibang approximately $18,000 (or RMB120,000) per year as consideration for Shandong Taibang's performance under this agreement. Under the Investment Agreement, after the acquisition, Logic Express will be in charge of Huitian's daily operation and management, will bear the costs, expenses, liabilities and losses incurred in its operation, and will enjoy its profits. Shandong Taibang will perform relevant tasks according to Logic Express's instruction, and will not exercise any management right over Huitian or derive any financial return from Huitian. Logic Express agreed to indemnify Shandong Taibang for any loss in connection with the investment and pledged its equity interest in Shandong Taibang as collateral against such losses.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Summarized unaudited financial information of Huitian is as follows:

December 31, 2008
Current assets	$8,039,180
Non-current assets	10,145,248
Total assets	18,184,428
Current liabilities	2,747,573
Non-current liabilities	-
Shareholders' equity	15,436,855
Total liabilities and shareholders' equity	$18,184,428

The portion of the difference between the cost of an investment and the amount of underlying equity in net assets of Huitian that is recognized as goodwill in accordance with APB Opinion No. 18, "the Equity Method of Accounting for investment in Common Stock", shall not be amortized. However, equity method goodwill shall not be reviewed for impairment in accordance with SFAS No.142, but instead should continue to be reviewed for impairment in accordance with paragraph 19(h) of APB18.

Summarized unaudited financial information of Huitian from October 10, 2008, date of acquisition, to December 31, 2008 is as follows:

From October 10, 2008
to
December 31, 2008
Net sales	$1,777,321
Gross profit	$1,022,416
Income before taxes	$560,443
Net income	$500,661
Company's share of net income	$175,231

The roll forward of investment in Huitian in the balance sheet is shown below:

Huitian Minority
35% Ownership
December 31, 2007	$-
Investment made	6,502,902
Net Income	175,231
Dividend declared	(147,256)
Foreign currency translation gain	3,100
December 31, 2008	$6,533,977

See report of independent registered public accounting firm.
F-52

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 6 – Debt

Short term and long term loans

Short term loans represent renewable loans due to various banks which are normally due within one year.

The Company's bank loans consisted of the following:

	December 31, 2008	December 31, 2007
Short term bank loan, secured by buildings and land use rights, due on February 25, 2008, annual interest rate at 6.12%	$-	$685,500
Long term bank loan, secured by buildings and land use rights, due on August 3, 2010, annual interest rate at 7.02%	5,868,000	-
Totals	$5,868,000	$685,500

The above loans are secured by Shandong Taibang's land use rights and a building located in Taian, Shandong Province, PRC, with carrying value as follows:

	December 31, 2008	December 31, 2007
Buildings	$1,417,138	$1,369,831
Land use rights	195,691	387,989
Totals	$1,612,829	$1,757,820

Other payables and accruals

Other payables and accruals consist of the following:

	December 31, 2008	December 31, 2007
Other payables	$1,344,830	$664,195
Accruals for salaries and welfare	830,388	184,942
Accruals for RTO expenses	245,657	245,658
Accruals for selling commission	1,508,102	104,753
Accruals for interest	33,954	-
Others	-	520
Total	$3,962,931	$1,200,068

Other payable - land use rights

In July 2003, Shandong Taibang obtained certain land use rights from the PRC municipal government. Shandong Taibang is required to make payments totaling approximately $20,369 (RMB 138,848) per year to the local state-owned entity, for the 50-year life of the rights or until Biological Institute completes its privatization process. The Company recorded "land use rights" equal to "other payable – land use rights" totaling $325,390 and $305,571 as of December 31, 2008 and December 31, 2007, respectively, determined using present value of annual payments over 50 years.

Note 7 - Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding and dilutive potential common shares outstanding during the period.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Earning per share is as follows for the years ended December 31,

	2008	2007
Net income for earnings per share	$11,985,671	$8,179,376
Weighted average shares used in basic computation	21,434,942	21,434,942
Diluted effect of warrants and options	121,400	426,072
Weighted average shares used in diluted computation	21,556,342	21,861,014
Earnings per share:
Basic	$0.56	$0.38
Diluted	$0.56	$0.37

At December 31, 2008, 1,284,000 warrants were included in the calculation of diluted earnings per share and 937,500 options were excluded from the calculation because of their antidilutive nature.

At December 31, 2007, all outstanding warrants were included in the calculation of diluted earnings per share.

Note 8 – Taxes

Income taxes

The Company is governed by the Income Tax Law of the People's Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply. Upon approval by the PRC tax authorities, FIEs scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2002, the Company became a Sino-foreign joint venture. In 2003, the Company was granted by the state government for benefit of income tax exemption in first 2 years from January 2003 to December 2004 and 50% exemption for the third to fifth years from January 2005 to December 2007.

Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law will replace the existing laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs").

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays at a reduced rate of 15%; and

b.	Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company's subsidiary, Shandong Taibang, was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above.

Starting from January 1, 2008, Shandong Taibang became subject to 25% income tax rate according to the newly issued Income Tax Laws of PRC. According to PRC's central government policy, certain new technology or high technology companies will enjoy preferential tax treatment of 15%, instead of 25%. On February 12, 2009, Shandong Taibang received the new technology or high technology certification from Shandong provincial government. The Certification allows the Company to receive the 15% preferential income tax rate, for a period of three years starting from January 1, 2008.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

The local government granted the Company tax exemption for purchases of locally manufactured equipment for the fiscal year ended December 31, 2003 through 2007. Starting January 1, 2008 the government no longer provides this tax exemption for purchases of locally manufactured equipment. During the third quarter of 2008, the Company received a tax rebate for the amount of $319,095 (RMB 2,181,102) for the Company's reinvestment of its dividends back into Shandong Taibang at the end of our fiscal year 2007. Starting January 1, 2008, all dividends paid to foreign parents are subject to a 10% income tax. As a result, the company recorded a $1,228,775 income tax expense for dividends Shandong Taibang paid to its foreign parent, Logic Express.

The following table reconciles the U.S. statutory rates to the Company's effective tax rate for the years ended December 31, 2008 and 2007:

	2008	2007
U.S. Statutory rates	35.0%	35.0%
Foreign Income	(35.0)	(35.0)
China Tax rates	25.0	33.0
China income tax exemption	(10.0)	(18.0)
Other items (1)	8.1	1.9
Effective income tax rates	23.1%	16.9%

(1) The 8.1% represents the $1,228,775 income tax expense for dividends Shandong Taibang paid to its foreign parent in 2008 and expenses incurred by CBP and Logic Express that are not deductible in PRC for the year ended December 31, 2008 offset by tax rebate of $319,095 received during the third quarter of 2008. The 1.9% represents expenses incurred by CBP and Logic Express that are not deductible in PRC for the year ended December 31, 2007.

The estimated tax savings due to the tax exemption for the fiscal year ending December 31, 2008 and 2007 amounted to $2,443,657 and $2,498,472, respectively. The net effect on earnings per share if the income tax had been applied would decrease basic earnings per share for the years ended December 31, 2008 and 2007 by $0.11 and $0.12, respectively, would decrease the diluted earnings per share for the years ended December 31, 2008 and 2007 by $0.11 and $0.11, respectively.

CBP was incorporated in the United States and has incurred net operating losses of $1,777,854 (estimated) and $614,982 for income tax purposes for the years ended December 31, 2008 and 2007, respectively. The estimated net operating loss carry forwards for United States income taxes amounted to $3,661,143 which may be available to reduce future years' taxable income. These carry forwards will expire, if not utilize, from 2026 through 2028. Management believes that the realization of the benefits from these losses appears uncertain due to the Company's limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. Management reviews this valuation allowance periodically and makes adjustments as warranted. The following table represents the rollforward of the deferred tax valuation allowance

	For the year ended December 31,
	2008	2007
Balance of January 1,	$640,318	$431,224
Increase	604,471	209,094
Balance as of December 31,	$1,244,789	$640,318

Value added tax

VAT on sales amounted to $3,098,977 and $2,203,070 for the years ended December 31, 2008 and 2007, respectively. Sales are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Taxes payable consisted of the following:

	December 31, 2008	December 31, 2007
VAT tax payable	$331,505	$168,369
Income tax payable	3,630,878	187,924
Others miscellaneous tax payable	97,627	28,495
	$4,060,010	$384,788

Note 9 – Commitments and contingent liabilities

Capital and lease commitments

The Company's 82.76% owned subsidiary, He Ze, entered into a lease agreement on January 13, 2005, with the Yun Cheng Lan Tian Transportation Company in Yun Cheng County, Shandong Province, to lease land use rights for a period of 10 years. The annual lease amount is approximately $1,760 (RMB 12,000) with no early termination penalty. The Company has the right of first refusal to renew the lease after the ten year lease term.

The Company's 82.76% owned subsidiary, Qi He, entered into a lease agreement on April 26, 2007, with the Zhang Bo Shi Village in Qi He County, Shandong Province, to lease land use rights for a period of 50 years. The annual lease amount is approximately $4,569 (RMB 31,144) with no early termination penalty.

The Company's 82.76% owned subsidiary, Zhang Qiu, leased land use right and the use of building and equipment for a period of 10 year from January 1, 2007 with annual lease payment of $43,245 (RMB300,000). The lease was terminated in March 2008. The Company entered into a lease agreement on April 1, 2008, with the Zhang Qiu Red Cross Blood Center, to lease land use rights and the use of building and equipment for a period of 10 years. The annual lease payment is approximately $1,467 (RMB 10,000) with no early termination penalty.

The Company recognizes lease expense on a straight line basis over the term of the lease in accordance to SFAS 13, "Accounting for leases." Total capital and lease commitments outstanding as of December 31, 2008 were as follows:

Fiscal year	2009	2010	2011	2012	2013	Thereafter
Property and equipment	$82,068	$-	$-	$-	$-	$-
Lease	7,796	7,796	7,796	7,796	7,796	205,977
Purchase of 54% Dalin Equity	11,407,392	2,851,848	-	-	-	-
Total	$11,497,256	$2,859,644	$7,796	$7,796	$7,796	$205,977

For the years ended December 31, 2008 and 2007, total rent expense amounted to $21,717 and $0, respectively.

Contingencies

In the normal course of business, the Company is exposed to claims related to the manufacture and use of the Company's products, but currently the Company is not aware of any such claim.

Legal proceedings

Misuse of Company Seal

In July 2006, one of the Company's sales employees misappropriated goods and resold them to other parties using a counterfeit Company seal. The amount involved was approximately $0.15 million (RMB1.16 million). The incident was revealed during a routine reconciliation of accounts receivable. The Company reported the misappropriation to the police and the employee was arrested and criminal charges were brought against him. To date, the Company recovered approximately $0.05 million (cash of RMB350,000 and goods valued at approximately RMB30,000). Pursuant to a financial guarantee and repayment agreement between the Company and the employee, witnessed by officials at the Taian City Police Station, the Company will continue to pursue recovery.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Transfer of Equity Interests

Mr. Zu Ying Du was one of the original equity holders in our operating subsidiary, Shandong Taibang. Pursuant to a joint venture agreement, among the original equity holders, Mr. Du was obligated to make a capital contribution of RMB20 million (or approximately $2.6 million) for a 25% interest in Shandong Taibang. Mr. Du made this contribution using funds borrowed from the Beijing Chen Da Technology Investment Company, or Beijing Chen Da. Mr. Du failed to repay Beijing Chen Da for his loan of the capital contribution amount. Mr. Du disputes that the money was due and owing. A Beijing court found that Beijing Chen Da had given money to Mr. Du but found that the loan agreement failed to comply with Chinese law. A notice was issued on July 5, 2004 by the Shenzhen Public Security Bureau Economic Crime Investigation Unit requesting a stay of the Beijing action pending their investigation into money laundering relating to the 20 million RMB loan to Zu Ying Du.

On September 26, 2004, Beijing Chen Da entered into an equity transfer agreement with Mr. Du, pursuant to which Mr. Du's 25% equity interest in Shandong Taibang was transferred to Beijing Chen Da as repayment of the RMB20 million debts. This agreement was signed by Mr. Du's brother who held a power of attorney from Mr. Du. This transfer was approved by the Shandong Provincial Department of Foreign of Trade and Economic Cooperation, or the Shandong COFTEC on March 17, 2005. Mr. Du disputes the legitimacy of this transfer and has argued that his brother, Du Hai Shan, exceeded the scope of the power of attorney. Mr. Du sued his brother in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the power of attorney was valid, but that the transfer agreements signed by Mr. Du's brother, Du Hai Shan were invalid because their execution and delivery were beyond the scope of Du Hai Shan's authority under the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is stated to be reviewed again by the Hubei Jingzhou Intermediate Court.

Missile Engineering, another original equity holder wholly controlled by Mr. Du, was obligated to contribute RMB32.8 million (or $4.2 million) for a 41% interest in Shandong Taibang by means of cash, equipment and patent technology. It was obligated to obtain a new drug certificate and production license of its patent technology from the government within a stipulated period in order to be recognized as a valid capital contribution, or in the alternative, make a cash payment. The patent technology was valued as RMB26.4 million (or approximately $3.4 million). However, Missile Engineering failed to obtain the new drug certificate and production license within the stipulated period. Mr. Du also disputes whether the period for obtaining the certificate and license had expired. Pursuant to a stockholders resolution on September 26, 2004, Missile Engineering agreed to sell its 41% interest in Shandong Taibang to Up-Wing and Up-Wing agreed to take up the obligation of Missile Engineering to pay the RMB26.4 million in cash. This transfer was approved by Shandong COFTEC on March 17, 2005. Missile Engineering disputes this transaction and sued Mr. Du's brother in the court of Jianli County, Hubei province, relating to the propriety of the brother's actions under the power of attorney. Initially the county court found in its judgment that the act had exceeded the scope of the power of attorney. Subsequently the Intermediate Court of Jingzhou City, Hubei province, ruled on December 10, 2008 to suspend the judgment based on the grounds that the original court lacked jurisdiction to hear the case. The case is stated to be reviewed again by the Hubei Jingzhou Intermediate Court.

In June 10, 2005, Beijing Chen Da also sold its equity interest in Shandong Taibang to Up-Wing Investments Limited, or Up-Wing, pursuant to a share transfer agreement, which became effective on September 2, 2005, upon approval by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. In March 2006, Up-Wing sold its equity interests in Shandong Taibang to Logic Express, our subsidiary.

In 2006, Missile Engineering applied for arbitration before the China International Economic and Trade Arbitration Commission, or CIETAC, to challenge the effectiveness of the transfer to Up-Wing Investments Limited, of the equity interests in Shandong Taibang, formerly owned by Missile Engineering. The equity transfer had been approved by the Shandong Provincial Department of Foreign Trade and Economic Cooperation, or the Shandong COFTEC. Missile Engineering later voluntarily withdrew this application and instead applied for administrative reconsideration of the equity transfer, but this application was rejected by the Ministry of Commerce in 2007. Missile Engineering applied with the District Court of Lixia District, Jinan City, Shandong province requesting revocation of Shandong COFTEC's approval of the equity transfer to Up-wing by Missile Engineering. Missile Engineering later voluntarily withdraw the action. In April 2007, Logic Express initiated an arbitration proceeding before the Shandong Taian Arbitration Committee, to establish that Logic Express is the lawful shareholder of Shandong Taibang. The parties to that proceeding were Logic Express Ltd. and Shandong Taibang Biological Products Co., Ltd. The Arbitration Committee's decision on September 6, 2007 confirmed that Logic Express had legitimate ownership as a result of the transfers of Shandong Taibang. Up-Wing started an action in the Intermediate Court of Taian City, Shandong province requesting the court to establish that Up-wing is the lawful shareholder of Shandong Taibang. The intermediate court rejected the application by Up-Wing on the basis that the same matter had been tried by the arbitration panel.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

On February 16, 2009, Mr. Du and Missile Engineering have filed actions in the Intermediate Court of Wuhan City, Hubei province, against the following defendants, Du Hai Shan the brother of Mr. Du, Beijing Chen Da and Logic Express. Mr. Du and Missile Engineering have requested that the Wuhan Intermediate Court to restore the equity interests originally held by the plaintiffs, 25% equity interest by Mr. Du and 41% equity interest by Missile Engineering. On February 17, the Wuhan Intermediate Court has issued preliminary orders attaching 66% of the equity of Shandong Taibang pending the outcome of the case.

Bobai County Collection Station

In January 2007, the Company's PRC subsidiary, Shandong Taibang, advanced $413,697 (RMB3.0 million) to Feng Lin, the 20% minority shareholder in Fang Cheng Plasma Company, the Company's majority owned subsidiary, for the purpose of establishing or acquiring a plasma collection station. Mr. Lin and Shandong Taibang intended to establish the Bobai Kangan Plasma Collection Co., Ltd. ("Bobai") in Bobai County, Guangxi and on January 18, 2007, Shandong Taibang signed a letter of intent to acquire the assets of the Bobai Plasma Collection Station, which was co-owned by Mr. Lin and Mr. Keliang Huang. However, in January 2007, Hua Lan Biological Engineering Co., Ltd. ("Hua Lan") filed suit in the District Court of Hong Qi District, Xin Xiang City, Henan Province, alleging that Feng Lin, Keliang Huang and Shandong Taibang established and/or sought to operate the Bobai Plasma Collection Station using a permit for collecting and supplying human plasma in Bobai County, that was originally granted to Hua Lan by the government of the Guangxi region, without Hua Lan's permission. The establishment and registration of Bobai was never realized as a result of this law suit. On January 29, 2007, on Hua Lan's motion, the District Court entered an order to freeze funds in the amount of approximately $386,100 (RMB3,000,000) held by the defendants in the case, including approximately $65,750 (RMB500,000) in funds held in Shandong Taibang's bank account in Taian City. A hearing was held on June 25, 2007 and judgment was entered against the defendants along with a $226,780 (RMB1,700,000) joint financial judgment. The Company appealed the District Court judgment to the Henan Province High Court. In November 2007, the High Court affirmed the judgment against the three defendants and increased the amount of the joint financial judgment to approximately $405,954 (RMB3,000,000).

In January 2008, Hua Lan enforced the judgment granted by the High Court to freeze the Company's bank accounts. Shandong Taibang has filed a separate action against Hua Lan before the Taian City District Court to seek recovery of any losses in connection with Hua Lan's claim and to request that the Taian City District Court preserve Hua Lan's property or freeze up to approximately $411,300 (RMB 3 million) of Hua Lan's assets to secure the return of such funds to the Company. The intermediate court in Taian City accepted the application on February 14, 2008 but the matter is still pending. Pending the outcome of the proceedings, Shandong Taibang increased its loss contingency reserve during its fourth quarter of 2007 from approximately $75,593 (RMB566,667) to $133,400 (RMB1,000,000) to cover its share of the enforcement of this judgment. During the fourth quarter of 2008, full amount of the judgment, including Feng Lin and Keliang Huang's portions of the judgment and the related fees, approximately $456,222 (RMB 3,109,900) has been withdrawn from Shandong Taibang's account. The Company recorded Feng Lin and Keliang Huang's portion of the judgment, approximately $304,143 (RMB2,073,234), as receivable as a result of the withdraw. As of December 31, 2008, the Company determined that it is unlikely that the Company will be able to recover such receivable from those two individuals and wrote off the receivable as bad debt expense.

In light of the foregoing, it is unlikely that the Company's planned acquisition of the assets of Bobai will go forward.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

Note 10 – Warrants and options

Warrants

The Company's warrants are accounted for as equity under SFAS 133 and EITF 00-19. The warrant activity is as follows:

			Weighted	Average
			Average	Remaining
	Warrants	Warrants	Exercise	Contractual
	Outstanding	Exercisable	Price	Life
December 31, 2006	1,284,000	1,284,000	$2.84	4.55
Granted
Forfeited
Exercised
December 31, 2007	1,284,000	1,284,000	$2.84	3.55
Granted
Forfeited
Exercised
December 31, 2008	1,284,000	1,284,000	$2.84	2.55

Options

On May 9, 2008, the Company adopted the 2008 Equity Incentive Plan, which provides up to 5,000,000 shares of Company's Common Stock to be made available to employees and directors at various prices as established by the Board of Directors of the Company. On May 9, 2008, the Company granted options to purchase an aggregate of 937,500 shares of the Company's common stock under the 2008 Plan to certain directors and employees, pursuant to stock option agreements between the Company and each of these directors or employees. The options have an exercise price of $4.00 per share, will vest immediately vest and will expire on June 1, 2018. On July 24, 2008, the Company granted options to purchase an aggregate of 60,000 shares of the Company's common stock under the 2008 plan to its three independent directors. These options have an exercise price of $4.00 per share and 30,000 shares will be vested on January 24, 2009 and the remaining 30,000 shares will be vested on July 24, 2009, with the expiration date of July 24, 2018. As of December 31, 2008, there were 4,002,500 shares available under the plan.

The fair value of each option granted on May 9, 2008 and July 24, 2008 are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Granted on	May 9, 2008	July 24, 2008
Expected dividend yield	0%	0%
Risk-free interest rate	3.56%	3.56%
Expected life (in years)	5	5
Weighted average expected volatility	59.4%	81.2%

The volatility of the Company's common stock was estimated by management based on the historical volatility of the Company's common stock, the risk free interest rate was based on Treasury Constant Maturity Rates published by the U.S. Federal Reserve for periods applicable to the estimated life of the options, and the expected dividend yield was based on our current and expected dividend policy. The value of the options was based on the Company's common stock price on the date the options were granted. Because the Company does not have a history of employee stock options, the Company utilized the simplified method to estimate the life of the options which is the same as assuming that the options are exercised at the mid-point between the vesting date and expiration date. For the year ended December 31, 2008, the Company expensed $1,311,727 in compensation expense. As of December 31, 2008, approximately $62,281 of estimated expense with respect to non-vested stock-based awards has yet to be recognized and will be recognized as an expense over the employee's remaining weighted average service period of approximately 0.67 years. The options are accounted for as equity under SFAS 133 and EITF 00-19.The options activity is as follows:

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

			Weighted	Average
			Average	Remaining	Aggregate
	Options	Options	Exercise	Contractual	Intrinsic
	Outstanding	Exercisable	Price	Life	Value
December 31, 2006	-	-	$-	-	$-
Granted
Forfeited
Exercised
December 31, 2007	-	-	$-	-	$-
Granted	997,500	937,500	4.00	10.00	-
Forfeited
Exercised
December 31, 2008	997,500	937,500	$4.00	9.43	$-

Note 11 – Statutory reserves

In accordance with the "Law of the PRC on Joint Ventures Using Chinese and Foreign Investment" and the Company's Articles of Association, appropriations from net profit should be made to the Reserve Fund and the Enterprise Expansion Fund, after offsetting accumulated losses from prior years, and before profit distributions to the investors. The percentages to be appropriated to the Reserve Fund and the Enterprise Expansion Fund are determined by the Board of Directors of the Company.

Reserve fund

For the years ended December 31, 2008 and 2007, the Company transferred $2,036,732 and $1,156,748, respectively, to the surplus reserve fund. Amounts represent 10% of the net income determined in accordance with PRC accounting rules and regulations, and are transferred to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company's registered capital. As of December 31, 2008, amount of $3,806,825 still needs to be transferred to statutory reserve. The transfer to this reserve must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing stockholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise expansion fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. For the years ended December 31, 2008 and 2007, the Company transferred $1,018,366 and $578,375, respectively, to the fund. Amounts represent 5% of the net income determined in accordance with PRC accounting rules and regulations.

Note 12 – Retirement benefit plans

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for the benefit of all permanent employees. All permanent employees are entitled to an annual pension equal to their basic salaries at retirement. The PRC government is responsible for the benefit liability to these retired employees. The Company is required to make contributions to the state retirement plan at 20% of the monthly base salaries of the current employees. For the years ended December 31, 2008 and 2007, the Company made pension contributions in the amount of $220,493 and $171,802, respectively.

Note 13- Minority interest and distribution

The roll forward of minority interest in the balance sheet is shown below:

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

	Fang Cheng Minority Owners (20%)	Shandong Taibang Minority Owners (17.24%)	Total Minority Interest
December 31, 2006	$-	$2,308,487	$2,308,487
Net income(loss)	(2,332)	1,994,234	1,991,902
Foreign currency translation gain/(loss)	(96)	-	(96)
Investment made	82,260	-	82,260
Dividend declared	-	(2,207,541)	(2,207,541)
Dividend reinvested	-	1,710,880	1,710,880
December 31, 2007	$79,832	$3,806,060	$3,885,892
Net income(loss)	(83,938)	3,387,779	3,303,841
Foreign currency translation gain/(loss)	4,106	-	4,106
Dividend declared	-	(2,982,045)	(2,982,045)
December 31, 2008	$-	$4,211,794	$4,211,794

Dividends declared are split pro rata between the shareholders according to their ownership interest. The payment of the dividends may occur at different times to the shareholders resulting in distributions which do not appear to be reflective of the minority ownership percentages. In 2008 and 2007, minority shareholders owned 17.24% of the Company's subsidiaries. The table below shows the minority shareholder and dividends outstanding.

Minority shareholder
Distribution payable, December 31, 2006	$476,597
Dividend declared	2,207,541
Dividend paid	(488,878)
Dividend used to increase registered capital	(1,710,880)
Foreign currency translation adjustments	22,246
Distribution payable, December 31, 2007	$506,626
Dividend declared	2,982,045
Dividend paid	(288,300)
Foreign currency translation adjustments	51,983
Distribution payable, December 31, 2008	$3,252,354

Note 14 – Subsequent event

On September 26, 2008, Logic Express Limited ("Logic Express"), a wholly-owned BVI subsidiary of the Company, entered into an Equity Transfer Agreement with Fan Shaowen, Chen Aimin, Chen Aiguo and Yang Gang for the purchase of a total of a 90% equity interest in Chongqing Dalin Biologic Technologies Co., Ltd., ("Chongqing Dalin"), a PRC limited liabilities company, for a price of $28,518,480 (RMB 194,400,000). The Company made prepayments of approximately $2,023,165 (RMB 13,810,000) and approximately $12,208,296 (RMB83,390,000) on this potential acquisition in October and December 2008, respectively. An English translation of the Equity Transfer Agreement is incorporated by reference to exhibit 10.1 of the Company's Form 8-K filed with SEC on October 2, 2008. As of December 31, 2008, the Company has completed the financial and legal due diligence investigations on Dalin and Qianfeng and expects to close the transaction within a few months, subject to the formal transfer of title to the Company. In January 2009, Logic Express appointed three out of the four Board of Directors members to the Chongqing Dalin to take control of Dalin. On January 16, 2009, the shareholders of Qianfeng Biological Products ("Qianfeng"), which Chongqing Dalin owns 54% equity interest, elected four Board of Directors appointed by Chongqing Dalin as part of its seven board members. On January 17, 2009, the Board of Directors of Qianfeng elected a new management team consists of all Logic Express and Chongqing Dalin's appointees, including CEO, Executive Senior Vice President, CFO and Directors of sales. As a result, the Company took over the control of Qianfeng starting January 16, 2009.

As part of its due diligence investigation into Dalin and Qianfeng, the Company discovered that the indirect interest in Qianfeng that would be acquired under Equity Transfer Agreement will be diluted. The local AIC records show Dalin as a 54% shareholder of Qianfeng. However, Qianfeng issued equity to certain investors pursuant to a capital increase agreement, dated May 2007. Qianfeng received the consideration for the equity, but the increase in registered capital and issuance of the equity interest has not yet been registered with AIC. A shareholder of Qianfeng brought a lawsuit claiming that such shareholder's right of first refusal with respect to the new equity issuance was violated. When the capital increase is registered with AIC, Dalin will own about 43.3% in Qianfeng. The lawsuit brought by the Qianfeng shareholder was decided against such shareholder, who subsequently appealed. Therefore, Dalin's interests in Qianfeng could be diluted to as low as 41.3% as the result of the issuance of additional equity to the shareholder, if his appeal prevails. Even if the indirect equity interest that the Company acquires through the proposed acquisition is diluted down to 41.3%, the Company would be able to retain control over Qianfeng as a result of the four board membership to the Qianfeng's board. The Company does not expect this dispute to impact its ability to complete the acquisition.

See report of independent registered public accounting firm.

CHINA BIOLOGIC PRODUCTS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

On October 10, 2008, Shandong Taibang entered into an Equity Transfer Agreement with Mr. Fan Qingchun, a PRC citizen holding 35% of the equity interest in Xi'an Huitian Blood Products Co., Ltd., a PRC limited liabilities company ("Huitian"), for a price of approximately $6,454,800 (RMB 44,000,000).The Company has made a prepayment of $1,467,000 (RMB 10,000,000) and $1,760,400(RMB 12,000,000) on this potential acquisition in September and in November 2008, respectively. An English translation of the Equity Transfer Agreement is incorporated by reference to exhibit 10.1 of the Company's Form 8-K filed with SEC on October 16, 2008. Since November 14, 2008, the date of second installment payment, the Company has been exercise its rights in Huitian as a shareholder, pursuant to cooperation agreements among Taibang and the other Huitian shareholders, including the right to re-elect directors to Huitian's board of directors and board of supervisors and engagement of new executive officers. On March 17, 2009, the Shandong Taibang successfully completed the registration process with Administration of Industry and Commerce in the City of Xi'An, Shannxi Province to transfer the 35% equity title from Mr. Fan Qingchun to Shandong Taibang according to the Equity Transfer Agreement. In January 2009, Shandong Taibang received approximately $147,256 (RMB 1,003,789) from Huitian for its share of 2008 dividends declared by Huitian according to the Equity Transfer Agreement.

On January 8, 2009, Shandong Taibang entered into a loan agreement with Taishan Sub-Branch of the Bank of China, to borrow $5,868,000 (RMB 40,000,000) for purchase of raw material. The loan bears a fixed interest rate of 5.31% per annum and payable in full on January 7, 2010 and early prepayment will be subject to a penalty equal to 0.0005 of the principal. During the term of the loan agreement, the Company had agreed that it will not engage in any sub-contracting, leasing, equity restructuring, pooling, consolidating, merging, splitting, joint investment, capital transferring, filing for restructuring, fling for dissolution, filing for bankruptcy, and other actions which may affect realization of the bank's right under the loan agreement.

On February 16, 2009, Shandong Taibang's board of directors declared a cash dividend in the amount of approximately $2,640,600 (RMB 18,000,000). According to the PRC tax law, Shandong Taibang had withheld at source 10% of the dividend amount of its BVI parent, Logic Express.

See report of independent registered public accounting firm.